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S1 BIOPHARMA, INC. Index to Financial Statements

As filed with the Securities and Exchange Commission on October 1, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

S1 Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	27-3629427 (I.R.S. Employer Identification Number)

7 World Trade Center
250 Greenwich St.
46th Floor
New York City, NY 10007
(201) 839-0941
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Nicolas G. Sitchon
President and Chief Executive Officer
S1 Biopharma, Inc.
7 World Trade Center
250 Greenwich St.
46th Floor
New York City, NY 10007
(201) 839-0941
(Name, address, including zip code and telephone number, including area code, of agent for service)

Leslie J. Croland, Esq. Richard L. Cohen, Esq. Duane Morris LLP 200 South Biscayne Boulevard, Suite 3400 Miami, FL 33131 (305) 960-2200	Michael A. Hedge, Esq. Shoshannah D. Katz, Esq. K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, CA 92614 (949) 253-0900

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.0001 par value per share	$40,250,000	$4,677.50

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes common stock issuable upon exercise of the underwriter's option to purchase additional shares of common stock to cover over-allotments, if any.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 1, 2014

PRELIMINARY PROSPECTUS

S1 Biopharma, Inc.

                    Shares

Common Stock

        We are offering            shares of our common stock. Prior to this initial public offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $        and $        .

        We have applied to list our common stock on the NASDAQ Global Market under the symbol "SXB."

        We are an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012 and applicable Securities and Exchange Commission rules, and will be subject to reduced public company reporting requirements. See "Summary—Implications of Being an Emerging Growth Company."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discount(1)	$	$

Proceeds to S1 Biopharma, Inc. (before expenses)	$	$

(1)
See "Underwriting" beginning on page 123 for additional information regarding underwriting compensation.

        The underwriter has an option to purchase up to an additional                shares from us at the initial public offering price, resulting in additional proceeds to us (before expenses) of up to $                , after deducting underwriting discounts and commissions.

        The underwriter expects to deliver the shares on or about                    , 2014.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2014.

        We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements."

        We use our registered trademark, S1 Biopharma, in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of us and other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus sometimes appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not

i

assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

        We are not, and the underwriter is not, making an offer to sell these securities in any state or other jurisdiction where the offer or sale is not permitted. For investors outside the United States: neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

ii

PROSPECTUS SUMMARY

        This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus. Unless the context indicates otherwise, as used in this prospectus, the terms "S1 Biopharma," "we," "us," "our," "our company" and "our business" refer to S1 Biopharma, Inc., and "this offering" refers to the offering contemplated in this prospectus.

 The Company

        We are a clinical-stage biopharmaceutical company focused on the development and commercialization of novel, first-in-class therapies for sexual dysfunction. We have a portfolio of four clinical and pre-clinical stage drug candidates. We intend to seek Food and Drug Administration, or FDA, approval of our two lead products via the 505(b)(2) new drug application, or NDA, pathway.

        Our lead product candidate is Lorexys™, a first-in-class, proprietary fixed-dose combination therapy entering Phase 2b clinical trials for the treatment of female hypoactive sexual desire disorder, or HSDD. HSDD is characterized by a lack or absence of sexual fantasies and desire for sexual activity, causing marked distress or interpersonal difficulties. HSDD affects over 12 million women in the United States and has no FDA-approved therapies. Data from our Phase 2a clinical trial indicate that Lorexys™ is a generally well-tolerated therapy that may provide improvement in sexual desire and arousal in women suffering from HSDD. We expect to initiate the Phase 2b clinical trials for Lorexys™ during 2015 and to receive interim data from the first study in late 2015.

        Our second product candidate, Orexa™, is in development for the treatment of male HSDD, a condition that affects approximately eight million men in the United States. There are no therapies for male HSDD that have been approved by the FDA, and no known competing drugs currently in development for male HSDD. We expect to initiate a Phase 2a clinical trial in the second quarter of 2015 for Orexa™ and, pending clinical data, to initiate Phase 2b clinical trials in 2016.

        Our pipeline also includes two pre-clinical candidates. S1B-307, our most advanced pre-clinical product candidate, is a peptide for the treatment of female sexual arousal disorder, or FSAD, and female orgasmic disorder, or FOD. We expect to file an investigational new drug application, or IND, in 2015 for S1B-307 and commence Phase 2a clinical trials shortly thereafter. S1B-3006, our second pre-clinical product candidate, is a proprietary second-generation agent combining active compounds present in Lorexys™ and S1B-307 for treatment-resistant sexual dysfunction conditions. We plan to file an IND in mid-2016 for S1B-3006 and commence clinical trials shortly thereafter.

        We expect to have four proprietary programs targeting multiple sexual dysfunction indications in clinical trials in 2016.

Lorexys™ for Female HSDD

        Our lead product candidate, Lorexys™, is an oral, proprietary fixed-dose combination tablet of two antidepressants, bupropion and trazodone, for the treatment of female HSDD in pre-menopausal women. The scientific basis for the development of Lorexys™ is the Kinsey dual control model, which maintains that sexual desire, arousal and orgasm are modulated by mechanisms in the brain that involve the balance of excitatory and inhibitory systems through chemicals in the brain called neurotransmitters, hormones and psychosocial inputs. Lorexys™ is designed to modulate dopamine/norepinephrine excitation and serotonin inhibition to regulate sexual inhibition and sexual excitation.

        Based on Phase 2a clinical trial data, we believe Lorexys™ has the following advantages as a first-in-class therapy for HSDD:

  •
  Novel mechanism of action:  Lorexys™'s dual mechanism of action may contribute to its potential efficacy in desire and arousal. The results of our Phase 2a clinical trial suggest a possible synergistic effect of our novel fixed-dose combination of bupropion and trazodone designed to restore the balance of key neurotransmitters in the brain which impact sexual desire.

  •
  Promising efficacy:  Lorexys™ demonstrated statistically significant (p-value <0.05) superiority compared to the active control, bupropion, in a Phase 2a clinical trial of 30 premenopausal women with HSDD based on our primary endpoint, the Female Sexual Function Index's—Desire subscale, or FSFI-D, an endpoint used as the primary measure of sexual desire in other HSDD programs, and which has been accepted by the FDA as the primary desire endpoint for at least one other company's clinical trials relating to HSDD. The FDA requires statistically significant superiority over placebo to establish a drug as having a clinically meaningful benefit. Based upon our review of published scientific literature, we believe that the benchmark for FDA approval of a central nervous system, or CNS, drug is yielding a response rate at least 20 percentage points higher than placebo on the primary endpoint tested, a standard that, to our knowledge, was not previously met in an HSDD drug candidate clinical trial. Lorexys™ exceeded this threshold in the Phase 2a clinical trial against an active control, as opposed to placebo. We believe Lorexys™ is the first HSDD drug candidate to show a majority of patients reaching remission in a clinical trial.

  •
  Encouraging safety and tolerability profile:  Our Phase 2a clinical trial met our safety/tolerability goals, with only one tolerability-related dropout. In addition, while sedative effects were reported among patients, the events reported were not severe and did not cause any patients to drop out of the trial, supporting our hypothesis that the unique, dual mechanism of action would moderate side effects associated with bupropion and trazodone when used as monotherapies.

        Before obtaining regulatory approval for the commercial sale of Lorexys™, we must demonstrate with substantial evidence gathered in pre-clinical studies and well controlled clinical trials, including the planned Phase 2b and Phase 3 clinical trials, to the satisfaction of the FDA, that Lorexys™ is safe and effective for the treatment of female HSDD in pre-menopausal women.

        We plan to conduct up to three randomized, double-blind, placebo-controlled, parallel Phase 2b clinical trials, and expect interim data from the first of these clinical trials in the second half of 2015. We plan to hold an end-of-Phase 2 meeting with the FDA and to initiate Phase 3 clinical trials in 2016. We also intend to initiate additional pharmacokinetic studies with the final Phase 3 dose as recommended or required by the FDA prior to the end of 2016.

        HSDD is the most prevalent form of female sexual dysfunction, or FSD. According to the 2008 PRESIDE study of over 30,000 women in the United States, HSDD is estimated to impact 9.0% of women ages 18 to 44, 12.3% of women ages 45 to 64, and 7.4% of women ages 65 and over—or approximately 12 million women in the United States. The population suffering from HSDD in Europe is estimated to be similar to the number affected in the United States.

        Although HSDD is a reimbursable indication, there are currently no FDA-approved pharmaceutical treatment options for female HSDD in the United States. Off-label options include bupropion, which has demonstrated marginal efficacy, and testosterone, which can be accompanied by excess hair growth and acne, has been linked to increased rates of cancer and is now required by the FDA to include a label warning on the risk of venous blood clots. Other treatment options for female HSDD include lifestyle changes, treatment of coexisting psychiatric disorders, switching or discontinuing medications that could impact sexual desire, hormone therapies and herbal remedies. We are also aware that flibanserin, a non-hormonal oral drug, is under investigation for treatment of premenopausal women with HSDD. Flibanserin received a Complete Response Letter, which is a letter the FDA issues when it determines that a drug candidate will not be approved in its present form, in October 2013 on the basis of safety concerns and a modest risk-benefit evaluation. The FDA has since mandated that Sprout Pharmaceuticals, Inc., the manufacturer of flibanserin, conduct two Phase 1 clinical trials in addition to a driving study prior to resubmitting its NDA. Based upon publicly available information, Sprout Pharmaceuticals, Inc. has indicated that it plans to resubmit the NDA for flibanserin in December 2014.

Orexa™ for Male HSDD

        Our second product candidate, Orexa™, is an oral, proprietary fixed-dose combination of bupropion and trazodone specifically formulated to treat HSDD in men. We believe Orexa™ improves sexual desire and arousal through the same novel, dual-control mechanism as Lorexys™. We plan to enroll patients in a Phase 2a clinical trial for Orexa™ to evaluate safety, tolerability and pro-sexual efficacy compared to placebo. Other objectives include exploring the onset and duration of action of Orexa™, which will be dosed using two different fixed ratios to inform the optimal fixed dose in future trials in men. We expect to see preliminary data from this trial in the second half of 2015. Pending collection of Phase 2a clinical trial data, we plan to commence Phase 2b clinical trials in 2016, with expected interim readout in late 2016, followed by commencement of Phase 3 clinical trials in 2017.

        According to the 1999 National Health and Social Life Survey of over 1,200 men in the United States, the incidence of a "problem," defined as a lack of sexual desire, was approximately 15%. Based on this study, we estimate HSDD to affect eight million men in the United States alone. Although there are FDA-approved products for erectile dysfunction, or ED, they often fail to effectively treat HSDD, as the medications approved to treat ED are not designed to treat low desire stemming from neurotransmitter imbalances. No pharmaceutical treatment has been approved in the United States for HSDD in men. Other treatment options for male HSDD include lifestyle changes, treatment of coexisting psychiatric disorders, switching or discontinuing medications that could impact sexual desire, hormone therapies and herbal remedies.

Preclinical Programs

        We are also developing two pre-clinical product candidates targeting other sexual dysfunction indications. S1B-307 is in preclinical development for the treatment of FSAD and FOD. The active component of S1B-307 has potential as a therapeutic application for these disorders in public literature, and we expect our innovative formulation and mechanism of delivery to improve efficacy, onset and duration of action. We expect to submit an IND for S1B-307 in 2015 and plan to develop a formulation of S1B-307 for treatment-resistant ED conditions, as well as male delayed ejaculation.

        We plan to submit an IND in mid-2016 for a second-generation drug candidate, S1B-3006, consisting of a proprietary combination of S1B-307 and Lorexys™, for female treatment-resistant sexual dysfunction conditions. We also expect to formulate a separate product candidate that will combine S1B-307 and Orexa™ to treat men with treatment-resistant sexual dysfunction conditions.

 Our Product Pipeline

        The following table summarizes the phases of development for each of our current product candidates:

Our Strategy

        Our objective is to be a leading provider of first-in-class products for the treatment of sexual dysfunction in both women and men. Key elements of our strategy include:

  •
  Complete development of non-hormonal CNS drugs using 505(b)(2) pathway.  We expect to continue development of proprietary formulations of first-in-class non-hormonal CNS treatments for sexual dysfunction using previously approved active ingredients with proven safety to take advantage of the 505(b)(2) regulatory approval pathway. We expect this pathway to result in approval with fewer clinical and nonclinical studies than under a full NDA.

  •
  Innovative clinical trial design specific to sexual dysfunction.  We believe that the experience of our management team in the field of sexual dysfunction and our sole focus on developing drugs for sexual dysfunction have assisted us in developing clinical trial designs which are informed by prior clinical experience with recent competitive product candidates.

  •
  Develop a diverse portfolio of products to treat sexual dysfunction.  We have four product candidates that address multiple sexual dysfunction conditions. We believe that developing complementary products addressing desire, arousal and orgasm, three of the major causes of sexual dysfunction in females and males, will efficiently drive prescriptions from gynecologists, psychiatrists, other high prescribing specialists and primary care physicians. In addition, we believe the breadth of our pipeline will be uniquely attractive to strategic partners active in or looking to enter the field of sexual dysfunction.

  •
  Pursue multiple label expansion opportunities.  As a result of the dual mechanisms of action of our non-hormonal CNS drugs, we believe that each of our product candidates may have use in multiple indications. We believe that the design of our clinical trials will efficiently take advantage of potential label expansion opportunities that we have identified by incorporating secondary measures that will test the potential of each product candidate to treat other indications within the broad category of sexual dysfunction.

Intellectual Property

        The proprietary nature of, and protection for, our product candidates, discovery programs and know-how are important to our business. Our strategy is to develop first-in-class products for sexual dysfunction in both women and men and to obtain patent protection for pharmacokinetic profiles, timing of administration, dose strengths and drug combinations. Secondarily, we will seek to protect specific formulations and administration regimens relating to our product candidates.

        We have one patent application directed to the composition of matter, including fixed-dose ranges, and use of bupropion and trazodone to treat sexual dysfunction pending in the United States, one patent application pending in Europe and 13 applications pending in other jurisdictions. We also have one Patent Cooperation Treaty international patent application directed toward the composition of matter and use of particular drug receptor agonist combinations to treat sexual dysfunction pending. We do not license any third-party intellectual property and have not granted any licenses to third parties to use our intellectual property.

Risk Factors

        Our ability to implement our business strategy is subject to numerous risks and uncertainties. As a clinical stage biopharmaceutical company, we face many risks inherent in our business and our industry generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" in this prospectus prior to making an investment in our common stock. These risks include, among others, the following:

  •
  we have no source of commercial revenue, may never become profitable and will incur substantial and increasing net losses for the foreseeable future as we continue development of, seek regulatory approvals for, and potentially begin to commercialize LorexysTM, OrexaTM and our other product candidates;

  •
  we are subject to regulatory approval processes that are lengthy, time consuming and unpredictable and we may not obtain approval for our product candidates from the FDA or foreign regulatory authorities;

  •
  if we fail to obtain additional financing following this offering, we may be unable to complete the development and commercialization of our product candidates, including our lead product candidate, Lorexys™;

  •
  our success is dependent on our ability to develop and commercialize our product candidates without infringing the patent rights of third parties;

  •
  if our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market;

  •
  we may be unable to recruit or retain key employees, including our senior management team; and

  •
  we depend on the performance of third parties, including clinical research organizations and third-party manufacturers.

Corporate Information

        We were incorporated in Delaware in October 2010 under the name S1 Pharmaceuticals, Inc. and changed our name to S1 Biopharma, Inc. in June 2012. Our principal executive offices are located at 7 World Trade Center, 250 Greenwich Street, 46th Floor, New York City, New York 10007 and our telephone number is (201) 839-0941. Our website address is www.s1biopharma.com. The inclusion of our website address in this prospectus is, in each case, intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as amended and modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of exemptions from various disclosure and reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to:

  •
  not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002;

  •
  being permitted to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations, in each case, instead of three years;

  •
  being permitted to present the same number of years of selected financial data as the years of audited financial statements presented, instead of five years;

  •
  reduced disclosure obligations regarding executive compensation, including the omission of a compensation disclosure and analysis;

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements; and

  •
  exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        We may choose to take advantage of some or all of the available exemptions. We have taken advantage of some of the reduced reporting burdens in this prospectus. Accordingly, the scope of the information contained herein may be different than the scope of the information you receive from other public companies in which you hold stock. We do not know if some investors will find our shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our shares and our share price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        We will remain an "emerging growth company" until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period, or (d) the last day of our fiscal year containing the fifth anniversary of the date on which shares of our common stock become publicly traded in the United States.

 The Offering

Common stock offered by us	shares
Common stock to be outstanding after this offering	shares
Underwriter's option	The underwriter has an option to purchase up to additional shares of common stock from us as described in "Underwriting" beginning on page 123.
Use of proceeds

We intend to use the net proceeds of this offering to advance the preclinical and clinical development of LorexysTM, our leading product candidate, as well as our other product candidates, and for working capital and general corporate purposes. See "Use of Proceeds" in this prospectus for a more complete description of the intended use of proceeds from this offering.

Risk factors

You should carefully read the "Risk Factors" section of, and all of the other information set forth in, this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Global Market trading symbol	SXB

        Unless otherwise noted, the information in this prospectus assumes:

  •
  no exercise by the underwriter of its option to purchase up to        additional shares of common stock from us;

  •
  the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into         shares of our common stock, assuming an initial public offering price of $        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and assuming the conversion occurs simultaneously with the closing of this offering;

  •
  the filing and effectiveness of our Amended and Restated Certificate of Incorporation and the adoption of our Amended and Restated Bylaws, each of which will occur immediately prior to the completion of this offering; and

  •
  no purchases by our existing stockholders.

        All share numbers in this prospectus give effect to the    -for-1 forward split of our common stock, which will occur prior to the completion of this offering.

        The        shares of common stock to be outstanding after this offering assumes an initial public offering price of $        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and is based on        shares of common stock outstanding as of October 1, 2014, after giving effect to the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into        shares of our common stock, assuming an initial public offering price of $        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and assuming the conversion occurs on              , 2014 simultaneously with the closing of this offering, and excludes shares that will be made available for issuance under our 2014 Equity Incentive Plan.

 Summary Financial Data

        The following table summarizes our historical financial data as of the dates and for the periods indicated. We have derived the following statements of operations data for the years ended December 31, 2012 and 2013 from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2013 and 2014 and the balance sheet data as of June 30, 2014 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments consisting of normal recurring adjustments and accruals necessary for a fair statement of information for the interim period. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary financial data set forth below should be read together with our financial statements and the related notes to those statements, as well as "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013		2013	2014
Statements of Operations Data:
Operating expenses:
Research and development	$366,835		$974,748	$512,131		$754,363
General and administrative	431,111		868,988	379,711		801,703

Total operating expenses	797,946		1,843,736	891,842		1,556,066

Loss from operations	(797,946)		(1,843,736)	(891,842)		(1,556,066)
Interest expense, net	(2,587)		(109,255)	(24,190)		(214,562)

Net loss	$(800,533)		$(1,952,991)	$(916,032)		$(1,770,628)

Per share information:
Net loss per share—basic and diluted(1)	$(14.17)		$(30.69)	$(14.94)		$(24.52)

Basic and diluted weighted average shares outstanding(1)	56,485		63,643	61,323		72,203

Pro forma net loss (unaudited)			$(1,843,719)			$(1,556,532)

Pro forma net loss per share—basic and diluted (unaudited)(1)		$			$

Pro forma basic and diluted weighted average shares outstanding (unaudited)(1)

	As of June 30, 2014
	Actual	Pro Forma(2)	Pro Forma As Adjusted(3)
Balance Sheet Data:
Cash	$30,906	$830,906	$
Working capital	(1,294,296)	(386,148)
Total assets	614,174	1,414,174
Convertible notes payable	721,874	—
Total liabilities	2,718,540	1,764,768
Total stockholders' equity (deficit)	(2,104,366)	(350,594)

(1)
See Note 2(h) to our audited financial statements and Note 1(e) to our unaudited financial statements for an explanation of the method used to calculate net loss per share of common stock, basic and diluted, pro forma net loss per share of common stock, basic and diluted, and the basic and diluted pro forma weighted average shares outstanding used to calculate the pro forma per share amounts.

(2)
Gives pro forma effect to the issuance of $800,000 of convertible promissory notes during the third quarter of 2014 and the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into        shares of our common stock, assuming an initial public offering price of $        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

(3)
Gives further effect to the sale of        shares of our common stock in this offering, assuming an initial public offering price of $         per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) after deducting the estimated underwriting discount and offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) would increase or decrease cash and total stockholders' equity on a pro forma as adjusted basis by approximately $         million, assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us. Similarly, each increase or decrease of 100,000 shares of common stock sold in this offering would increase or decrease the net proceeds that we receive from this offering, after deducting the estimated underwriting discount and offering expenses payable by us, by approximately $        , assuming an initial public offering price of $        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes thereto, before making a decision to invest in our common stock. The occurrence of any of the events or developments discussed in the risk factors below could have a material and adverse impact on our business, results of operations, financial condition and cash flows, and in such case, our future prospects would likely be materially and adversely affected. If any of such events or developments were to happen, the trading price of our common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, also may impair our business operations.

Risks Related to Our Financial Position and Capital Needs

We have a limited operating history, have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

        Our operations began in 2010, and we have only a limited operating history. Our operations to date have been limited to conducting product development activities for our product candidates and performing research and development with respect to our clinical and preclinical programs. We have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. Nor have we demonstrated an ability to obtain regulatory approval for or to commercialize any drug candidates. Consequently, any predictions about our future performance may be wholly inaccurate.

        We have incurred significant operating losses since our inception, including a net loss of $800,533 and $1,952,991 for the years ended December 31, 2012 and 2013, respectively. As of June 30, 2014, we had an accumulated deficit of $5,131,126. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders' deficit and working capital. Our losses have resulted principally from costs incurred in our research and development activities and related costs, such as intellectual property protection. We anticipate that our operating losses will substantially increase over the next several years as we expand our research, development and commercialization activities and incur the additional costs of operating as a public company. In addition, if we obtain regulatory approval of any of our product candidates, we may incur significant sales and marketing expenses. Because of the numerous risks and uncertainties associated with developing biopharmaceutical products, we are unable to predict the full extent of any future losses or whether or when we will become profitable, if ever.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we will be unable to complete the development and potential commercialization of our product candidates.

        Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to advance the clinical development of LorexysTM and OrexaTM and our other product candidates and launch and commercialize our product candidates, if we receive regulatory approval. Even with the net proceeds of this offering, we will require additional capital for the further development and potential commercialization of our product candidates. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

        We believe that the net proceeds from this offering, together with our existing cash as of June 30, 2014 and subsequent convertible promissory note financing, will enable us to fund our planned operating expenses and capital expenditure requirements for at least the next 18 months. We have based this estimate on assumptions that may prove to be wrong, and we could deploy our available capital resources sooner than we currently expect. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to the:

  •
  initiation, progress, timing, costs and results of pre-clinical studies and clinical trials, including patient enrollment in such trials, for our product candidates or any other future product candidates;

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  clinical development plans we establish for our current product candidates and any other future product candidates;

  •
  number and characteristics of product candidates that we develop or in-license;

  •
  outcome, timing and cost of regulatory review by the Food and Drug Administration, or FDA, and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

  •
  costs of filing, prosecuting, defending and enforcing any patent claims and maintaining and enforcing other intellectual property rights;

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  effects of competing technological and market developments;

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  costs and timing of the implementation of commercial-scale manufacturing activities; and

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  costs and timing of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval.

        We will require additional funding following the completion of this offering for the further development of our product candidates, including conducting Phase 3 clinical trials of LorexysTM and Phase 2b and Phase 3 clinical trials of OrexaTM. We expect that our general and administrative expenses will increase in the future as a result of new employee hiring and the scaling of operations to support more advanced clinical trials and to build a public company infrastructure. These increases will likely include increased costs for insurance, hiring of additional personnel, board compensation, outside consultants, investor relations, lawyers and accountants, among other expenses.

        If we are unable to expand our operations or otherwise capitalize on our business opportunities due to a lack of capital, our ability to become profitable will be compromised.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to product candidates.

        Until we can generate substantial revenue from product sales, if ever, we expect to seek additional capital through a combination of private and public equity offerings, debt financings, strategic collaborations, alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include liens or other restrictive covenants limiting our ability to take important actions, such as incurring additional debt, making capital expenditures or declaring dividends, or issuing warrants that if exercised could be dilutive to our stockholders. If we raise additional funds through strategic collaborations and alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates or any other future product candidates in particular countries, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant third parties rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We have not generated any revenues to date from product sales. We may never achieve or sustain profitability, which could depress the market price of our common stock, and could cause you to lose all or a part of your investment.

        To date, we have no products approved for commercial sale and have not generated any revenues from sales of any product candidate. We do not know when, or if, we will generate any revenues in the future. Our ability to generate revenue from product sales and achieve profitability will depend upon our ability to successfully gain regulatory approval and commercialize our current or future product candidates. Even if we are able to successfully achieve regulatory approval for any of our product candidates, we do not know when they will generate revenue from product sales for us, if at all. Our ability to generate revenue from product sales from our current or future product candidates also depends on a number of additional factors, including our ability to:

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  successfully complete development activities, including enrollment of study participants and completion of the necessary clinical trials;

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  complete and submit new drug applications, or NDAs, to the FDA, and obtain regulatory approval for indications for which there is a commercial market;

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  complete and submit applications to, and obtain regulatory approval from, foreign regulatory authorities;

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  make or have made commercial quantities of our products at acceptable cost levels;

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  develop a commercial organization capable of manufacturing, selling, marketing and distributing any products we intend to sell ourselves;

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  find suitable partners to help us market, sell and distribute our approved products in markets other than the markets in which we choose to commercialize on our own; and

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  obtain adequate pricing, coverage and reimbursement from third parties, including government and private payors.

        In addition, because of the numerous risks and uncertainties associated with product development, including that our product candidates may not advance through development or achieve the endpoints of applicable clinical trials, we are unable to predict the timing or amount of increased expenses, or when or if we will be able to achieve or maintain profitability. Even if we are able to complete the development and regulatory process for our product candidates, we anticipate incurring significant costs associated with commercializing our product candidates.

        If we fail to become profitable or are unable to sustain profitability on a continuing basis then we may be unable to continue our operations at planned levels, which would depress the market price of our common stock.

We intend to expend most of our limited resources, including the funds from this offering, to pursue development of LorexysTM, our lead product candidate, for the treatment of HSDD in females, and may fail to capitalize on other product candidates that may be more profitable or for which there may be a greater likelihood of success.

        Because we have limited financial and managerial resources, we are focusing most of our efforts and attention on research programs relating to LorexysTM, our lead product candidate, which concentrates the risk of product failure in the event LorexysTM proves to be unsafe, ineffective or inadequate for clinical development or commercialization. As a result, we may forego or delay pursuit of opportunities with other product candidates that later could prove to have greater commercial potential. We may be unable to capitalize on viable commercial products or potentially profitable market opportunities as a result of our resource allocation decisions. Our spending on proprietary research and development programs relating to our product candidates may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for our product candidates, we may relinquish valuable rights to our product candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to our product candidates.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

        Based on our cash balances, recurring losses, negative cash flows from operations, debt outstanding as of December 31, 2013 and our projected spending in 2014, which raise substantial doubt about our ability to continue as a going concern, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2013 regarding this uncertainty. We believe that the net proceeds from this offering, assuming an initial public offering price of $            per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), together with existing cash as of June 30, 2014 and subsequent convertible promissory note financing, will be sufficient to fund our projected operating requirements for approximately 18 months. However, if we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of a going concern statement by our auditors, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

Risks Related to Our Business and Development of Our Products

Our future success is dependent on the successful clinical development, regulatory approval and commercialization of LorexysTM and our other product candidates, which will require significant capital resources and years of additional clinical development effort.

        We do not have any products that have regulatory approval. Currently, our product candidates are in varying stages of development, with LorexysTM, our lead product candidate, having recently completed Phase 2a clinical trials. As a result, our business is dependent on our ability to successfully complete clinical development of, obtain regulatory approval for, and, if approved, successfully commercialize our product candidates in a timely manner. We cannot commercialize our product candidates in the United States without first obtaining regulatory approval from the FDA; similarly, we cannot commercialize our product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of our product candidates for a target indication, we must demonstrate with substantial evidence gathered in pre-clinical studies and well-controlled clinical trials, generally including well-controlled Phase 3 studies to the satisfaction of applicable regulators, that our product candidates are safe and effective for use for the target indication and that the manufacturing facilities, processes and controls are adequate. Even if our product candidates were to successfully obtain approval from the FDA and comparable foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for our product candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of any of our product candidates. Furthermore, even if we obtain regulatory approval for our product candidates, we will still need to develop a commercial organization, establish commercially viable pricing and obtain approval for adequate reimbursement from third party and government payors. If we are unable to successfully commercialize our product candidates, we may not be able to earn sufficient revenues to continue our business.

Because the results of pre-clinical studies or earlier clinical trials are not necessarily predictive of future results, our product candidates may not have favorable results in later clinical trials or receive regulatory approval.

        Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will generate adequate data to demonstrate the efficacy and safety of our product candidates. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier clinical trials. Despite the results reported in earlier pre-clinical studies and clinical trials for LorexysTM and our other product candidates, we do not know whether the clinical trials we may conduct in the future will demonstrate adequate efficacy and safety to result in regulatory approval to market our product candidates in any particular jurisdiction. If later-stage clinical trials do not produce favorable results, our ability to achieve regulatory approval for our product candidates may be adversely impacted.

The therapeutic efficacy of LorexysTM and our other product candidates is unproven and we may not be able to successfully develop and commercialize our product candidates.

        LorexysTM is a novel combination of two FDA approved active ingredients, but its potential benefit as a therapeutic for HSDD is unproven. Our ability to generate revenues from LorexysTM and our other product candidates, which we do not expect will occur for at least the next several years, if ever, will depend heavily on our successful development and commercialization after regulatory approval, if achieved, which is subject to many potential risks. For example, LorexysTM may not demonstrate in study subjects any or all of the results that may have been demonstrated in pre-clinical studies and earlier clinical trials. Our product candidates may interact with human biological systems in unforeseen, ineffective or harmful ways. If our product candidates are associated with undesirable side effects or have characteristics that are unexpected, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in early stage testing for treating HSDD have later been found to cause side effects that prevented further development of the compounds. As a result of these and other risks described herein that are inherent in the development of novel therapeutic agents, we may never successfully develop, enter into or maintain third party licensing or collaboration transactions with respect to, or successfully commercialize, our product candidates, in which case we will not achieve profitability and the value of our stock may decline.

Our development and commercialization strategy for LorexysTM and OrexaTM depends, in part, on published scientific literature and the FDA's prior findings regarding the safety and efficacy of approved products containing bupropion and trazodone based on data not developed by us, but upon which the FDA may rely in reviewing our NDA.

        The Hatch-Waxman Act added Section 505(b)(2) to the Federal Food, Drug and Cosmetic Act, or FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. The FDA interprets Section 505(b)(2) of the FDCA to permit the applicant to rely, in part, upon published literature or the FDA's previous findings of safety and efficacy for an approved product. The FDA also requires companies to perform additional clinical trials or measurements to support any deviation from the previously approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant. The label, however, may require all or some of the limitations, contraindications, warnings or precautions included in the reference product's label, including a black box warning, or may require additional limitations, contraindications, warnings or precautions. We have designed our clinical programs to advance LorexysTM and OrexaTM for registration filing in the United States using the 505(b)(2) regulatory pathway based on information received from the FDA on May 29, 2012 and November 7, 2012, respectively. As such, the NDAs for each will rely, in part, on the FDA's previous findings of safety and efficacy from investigations for approved products containing bupropion and trazodone and published scientific literature for which we have not received a right of reference. Even though we expect to be able to take advantage of Section 505(b)(2) to support potential FDA approval for LorexysTM and OrexaTM, the FDA may require us to perform additional clinical trials or measurements to support approval over and above the clinical trials that we have already completed and the additional clinical trials we currently plan to commence. In addition, notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years some pharmaceutical companies and others have objected to the FDA's interpretation of Section 505(b)(2). If the FDA changes its interpretation of Section 505(b)(2), or if the FDA's interpretation is successfully challenged in court, this could delay or even prevent the FDA from approving any Section 505(b)(2) NDAs that we submit. Such a result could require us to conduct additional testing and costly clinical trials, which could substantially delay or prevent the approval and launch of our product candidates, including LorexysTM and OrexaTM.

Clinical development of product candidates involves a lengthy and expensive process with an uncertain outcome.

        Clinical testing is expensive, can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process.

        Study subject enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the subject population, the proximity of subjects to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, ability to obtain and maintain subject consents, risk that enrolled subjects will drop out before completion, competing clinical trials and clinicians' and subjects' perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved or product candidates that may be studied in competing clinical trials for the indications we are investigating.

        Clinical trials may be delayed, suspended or prematurely terminated for a variety of other reasons, such as:

  •
  delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a trial design that we are able to execute;

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  delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

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  delay or failure in reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

  •
  delay or failure in obtaining institutional review board, or IRB, approval or the approval of other reviewing entities, including comparable foreign regulatory authorities, to conduct a clinical trial at each site;

  •
  withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

  •
  delay or failure in recruiting and enrolling suitable study subjects to participate in a trial;

  •
  delay or failure in study subjects completing a trial or returning for post-treatment follow-up;

  •
  clinical sites and investigators deviating from a trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

  •
  inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for competing product candidates with the same or similar indication;

  •
  failure of our third party clinical trial managers to satisfy their contractual duties or meet expected deadlines;

  •
  delay or failure in adding new clinical trial sites;

  •
  ambiguous or negative interim results or results that are inconsistent with earlier results;

  •
  feedback from the FDA, the IRB, data safety monitoring boards, or a comparable foreign regulatory authority, or results from earlier stage or concurrent pre-clinical studies and clinical trials, that might require modification to the protocol for the trial;

  •
  decision by the FDA, the IRB, a comparable foreign regulatory authority, or us, or recommendation by a data safety monitoring board or comparable foreign regulatory authority, to suspend or terminate clinical trials at any time for safety issues or for any other reason;

  •
  unacceptable risk-benefit profile, unforeseen safety issues or adverse side effects or adverse events;

  •
  failure of a product candidate to demonstrate any benefit;

  •
  difficulties in manufacturing or obtaining from third parties sufficient quantities of a product candidate for use in clinical trials;

  •
  lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical trials or increased expenses associated with the services of our CROs, clinical trial sites and other third parties; or

  •
  changes in governmental regulations or administrative actions.

        If we experience delays in the completion of any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate product revenues from our product candidates, if approved, will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our development and approval process for our product candidates and jeopardize our ability to commence product sales and generate revenues. In addition, many of the factors that could cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following any marketing approval.

        Undesirable side effects caused by LorexysTM or our other product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority or restrictive label requirements. In the LorexysTM earlier-stage clinical trials, there were side effects observed in some study subjects. For example, in our most recently completed clinical trial where LorexysTM was administered, drowsiness was elicited as an emerging symptom in 35% of subjects. Additionally, in one instance a patient experienced a side effect, persistent clitoral engorgement, severe enough to cause her to withdraw from the clinical trial.

        If such side effects or other safety or toxicity issues are reported in our future clinical trials, we may not receive approval to market LorexysTM or our other product candidates, which could prevent us from ever generating revenues or achieving profitability. Results of our clinical trials could reveal an unacceptably high prevalence and severity of side effects. In such an event, our clinical trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development, or deny approval, of our product candidates for any or all targeted indications. Drug-related side effects could affect study subject recruitment, affect the ability of enrolled subjects to complete our future clinical trials and may result in potential product liability claims.

        Additionally, if any of our product candidates receive marketing approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result, including:

  •
  we may be forced to suspend marketing of the product;

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  regulatory authorities may withdraw their approvals of the product;

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  regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of the product;

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  we may be required to conduct post-market studies;

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  we could be sued, could incur substantial litigation expenses and may be held liable for harm caused to subjects or patients; and

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  our reputation may suffer.

        Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates, if approved, and materially adversely impact the market price of our common stock.

Even if one or more of our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.

        Even if we obtain regulatory approval for one or more of our product candidates, they would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing manufacturing, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The safety profile of our product candidates will continue to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. If new safety information becomes available after approval of our product candidates, the FDA or comparable foreign regulatory authorities may require labeling changes or establishment of a Risk Evaluation and

Mitigation Strategy, or REMS, or similar strategy, impose significant restrictions on our product candidates, indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved for LorexysTM, if it achieves marketing approval, may include restrictions on use.

        In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, and other regulations. If we or a regulatory authority discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our products or the manufacturing facilities for our products fail to comply with applicable regulatory requirements, a regulatory authority may:

  •
  issue warning letters or untitled letters;

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  mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

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  require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

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  seek an injunction or impose civil or criminal penalties or monetary fines;

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  suspend or withdraw regulatory approval;

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  suspend any ongoing clinical trials;

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  refuse to approve pending applications or supplements to applications filed by us;

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  suspend or impose restrictions on operations, including costly new manufacturing requirements; or

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  seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

        The occurrence of any event or penalty described above may inhibit or preclude our ability to commercialize our product candidates and generate revenue.

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols submitted to applicable regulatory authorities to reflect these changes. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial.

        The FDA's and other regulatory authorities' policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

        Additionally, if we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we currently contemplate or if we are unable to successfully complete our clinical trials or other studies, we may be delayed in obtaining regulatory approval for our product candidates, we may not be able to obtain regulatory approval at all or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals and we may not have sufficient funding to complete the testing and approval process for any of our product candidates. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products if and when approved. If any of this occurs, our business will be materially harmed.

Even if we obtain marketing approval for our product candidates, we will be subject to ongoing obligations and continued regulatory review with respect to the advertising and promotion of any product candidate that obtains approval.

        Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by, among others, the FDA, the Department of Justice, or DOJ, the Office of Inspector General of the Department of Health and Human Services, or HHS, state attorneys general, members of Congress and the public. Violations, including promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA or other government agencies. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

        In the United States, engaging in impermissible promotion of our drug products for off-label uses can also subject us to false claims litigation under federal and state statutes, and other litigation and/or investigation, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which we promote or distribute our drug products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Since 2004, these False Claims Act lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements based on certain sales practices promoting off-label drug uses. This increasing focus and scrutiny has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from the Medicare, Medicaid and other federal and state healthcare programs. If we do not lawfully promote our approved products, we may become subject to such litigation and/or investigation and, if we are not successful in defending against such actions, those actions could compromise our ability to become profitable.

Failure to obtain regulatory approval in international jurisdictions would prevent our product candidates from being marketed abroad.

        In order to market and sell our products in the European Union and many other jurisdictions, including Japan and South Korea, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in the European Union, Japan, South Korea or another country or jurisdiction, the commercial prospects of our product candidates may be significantly diminished and our business prospects could decline.

Risks Related to the Commercialization of Our Products

Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, government and private payors and others in the medical community.

        Even if our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, government and private payors, or others in the medical community. Market acceptance of our product candidates, if we receive approval, depends on a number of factors, including the:

  •
  efficacy and safety of our product candidates, or our product candidates administered with other drugs, each as demonstrated in clinical trials and post-marketing experience;

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  clinical indications for which our product candidates are approved;

  •
  recommendation of physicians and patients of our product candidates as safe and effective treatments;

  •
  potential and perceived advantages of our product candidates over alternative treatments;

  •
  prevalence and severity of any side effects;

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  product labeling or product insert requirements of the FDA or other regulatory authorities;

  •
  timing of market introduction of our product candidates as well as competitive products;

  •
  cost of treatment in relation to any alternative treatments available;

  •
  availability of coverage and adequate reimbursement and pricing by government and private payors;

  •
  relative convenience and ease of administration; and

  •
  effectiveness of our sales and marketing efforts.

        Moreover, if our product candidates are approved but fail to achieve market acceptance in the medical community, or our products are restricted, withdrawn or recalled, or fail to be approved, as the case may be, we may not be able to generate significant revenues, which would compromise our ability to become profitable.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

        We do not currently have an organization for the sale, marketing and distribution of any approved products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any approved products, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. By the time that any of our product candidates are available for sale, we may be competing with other companies that have more extensive sales and marketing operations. Without an internal commercial organization or the support of third party sales and marketing functions, we may be unable to compete successfully against these more established companies. To the extent we rely on third parties to commercialize our product candidates, if approved, our revenues from product sales may be lower than if we had commercialized our product candidates ourselves, impacting how quickly we may reach profitability, if at all.

A variety of risks associated with marketing our product candidates internationally could materially adversely affect our business.

        We plan to seek regulatory approval for our product candidates outside of the United States, and accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including but not limited to:

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  differing regulatory requirements in foreign countries;

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  the potential local sellers importing goods from a foreign market with low or lower prices rather than buying them locally from us;

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  unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

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  economic weakness, including inflation, or political instability in particular foreign economies and markets;

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  costs of compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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  foreign taxes, including withholding of payroll taxes;

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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;

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  difficulties staffing and managing foreign operations;

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  workforce uncertainty in countries where labor unrest is more common than in the United States;

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  challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

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  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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  business interruptions resulting from geo-political actions, including war and terrorism.

        These and other risks associated with our future international operations may materially adversely affect our ability to attain or maintain profitable operations.

Our product candidates may not receive coverage and adequate reimbursement from third party payors, which could harm our financial performance.

        Our ability to commercialize our product candidates successfully will depend, in part, on the extent to which coverage and adequate reimbursement for our product candidates and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. A primary trend in the healthcare industry worldwide is cost containment through limited coverage and reimbursement. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third party payors often rely upon government healthcare program coverage policy and payment limitations in setting their own reimbursement policies. Increasingly, third party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for drugs. Third party payors may also seek additional clinical evidence, beyond the data required to obtain marketing approval, demonstrating clinical benefits and value in specific patient populations before covering our product candidates for those patients.

        We cannot be sure that coverage and adequate reimbursement will be available for our product candidates and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, and the price of, any approved products. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any approved products. There also may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the relevant regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement policies may change and new policies may be adopted, and we cannot predict the likelihood, nature or extent of such changes or new policies, either in the United States or abroad. Our inability to obtain coverage and profitable reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

        The development and commercialization of new drug products is highly competitive. We face competition with respect to our product candidates from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are other pharmaceutical and biotechnology companies that currently are pursuing the development of products for the treatment of HSDD and other indications for which we are developing product candidates. Some of these products and therapies are based on scientific approaches that are similar to our approach, and others are based on entirely different approaches. For example, Sprout Pharmaceuticals, Inc. is developing flibanserin as a non-hormonal treatment for pre-menopausal women with HSDD. Potential competitors also include academic institutions, foreign government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

        Compared to us, many of our potential competitors may have significantly greater financial, technical and human resources providing a comparative advantage. As a result of these factors, our competitors may obtain regulatory approval of their products before we are able to, which may limit our ability to gain a share of the market for our product candidates, if approved. Our competitors may also develop drugs that are safer, more effective, more widely used and cheaper than ours, and may also be more successful than us in manufacturing and marketing their products. These appreciable advantages could render our product candidates obsolete or non-competitive before we can recover the expenses of our product candidates' development and commercialization.

        Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors and fewer potential acquirers or collaboration partners, especially if potential acquirers or collaborators acquire companies with competitive products. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Product liability lawsuits against us could cause us to incur substantial liabilities and materially adversely impact our operations.

        We face an inherent risk of product liability exposure related to the testing of our product candidates by us or our investigators in human clinical trials. We will face an even greater risk if one or more of our product candidates receives regulatory approval and we commercially sell our products. Product liability claims may be brought against us by study subjects enrolled in our clinical trials, patients, healthcare providers or others using, administering or selling our product candidates or approved products. If we cannot successfully defend ourselves against claims that our product candidates or approved products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in, for example:

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  decreased demand for our product candidates and/or approved products;

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  termination of clinical trial sites or entire trial programs;

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  injury to our reputation and significant negative media attention;

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  withdrawal of clinical trial subjects;

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  significant costs to defend the related litigation;

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  substantial monetary awards to clinical trial subjects or patients;

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  loss of revenue;

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  diversion of management and scientific resources from our business operations;

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  the inability to commercialize our product candidates; and

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  increased scrutiny and potential investigation by, among others, the FDA, the DOJ, the Office of Inspector General of the HHS, state attorneys general, members of Congress and the public.

        Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of product candidates. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our product liability insurance coverage may not be adequate to cover any and all liabilities that we may incur.

        We currently have $3 million in product liability insurance coverage in the aggregate, which may not be adequate to cover any and all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. We intend to expand our product liability insurance coverage to include the sale of commercial products if we obtain marketing approval for any of our product candidates, but we may be unable to obtain commercially reasonable product liability insurance for our product candidates, if approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

        Additionally, if any claims are brought against us, even if we are fully covered by insurance, we may suffer harm such as adverse publicity. We also could suffer diversion of attention of technical and management personnel and incur substantial costs in resolving disputes, including litigation, with our insurance provider regarding coverage.

Risks Related to Our Dependence on Third Parties

We rely, and will rely in the future, on third parties to conduct our pre-clinical studies and clinical trials. If these third parties do not appropriately carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

        We rely on third parties to monitor, manage data for, and execute our ongoing pre-clinical and clinical programs, and we control only some aspects of their activities. Because we have relied on third parties, our internal capacity to perform these functions is limited. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third party providers. Nevertheless, we are responsible for ensuring that each of our pre-clinical studies and clinical trials are conducted in accordance with the applicable protocol and legal, regulatory and scientific requirements and standards, including, for example, Good Laboratory Practices, or GLP, the Animal Welfare Act and Good Clinical Practices, or GCP. Our reliance on third parties does not relieve us of our regulatory responsibilities. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the relevant regulatory authorities may require us to perform additional clinical trials in support of our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP requirements. Failure to comply with these regulations may require us to repeat pre-clinical studies and clinical trials, which would delay the regulatory approval process.

        The third parties conducting our pre-clinical studies and clinical trials are not our employees, and, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical, nonclinical and pre-clinical programs. To the extent we are unable to identify and successfully manage the performance of third party service providers in the future, our business may be adversely affected. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols, regulatory requirements or for other reasons, our pre-clinical studies and clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

If we lose our relationships with the third parties conducting our pre-clinical studies and clinical trials or providing other services to us, our drug development efforts could be delayed.

        We rely on third parties for pre-clinical studies and clinical trials related to our drug development efforts. Our third party service providers conducting our pre-clinical studies and clinical trials generally have the right to terminate their agreements with us upon 90 days' notice for any reason and other service providers may terminate their agreement with us upon shorter notice. Generally, these agreements may also be terminated if we breach the agreement and such breach remains uncured, make a general assignment for the benefit of our creditors or if we are liquidated. Switching or adding additional third party service providers would involve additional cost and requires management time and focus. In addition, there is a natural transition period when a new service provider commences work and the new service provider may not provide the same type or level of services as the original provider. If any of our relationships with our third party service providers terminate, we may not be able to enter into arrangements with alternative service providers or to do so on commercially reasonable terms. Such transactions, if possible, may adversely impact our operations and financial performance.

We have no experience manufacturing our product candidates and have no manufacturing facility. We are dependent on third party manufacturers for the manufacture of our product candidates as well as on third parties for our supply chain, and if we experience problems with any such third parties, the manufacturing of our product candidates could be delayed.

        We do not own or operate facilities for the manufacture of our product candidates. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. We currently rely on contract manufacturing organizations, or CMOs, for the manufacture and supply of our product candidates. To meet our projected needs for pre-clinical and clinical supplies to support our activities through regulatory approval and commercial manufacturing, the CMOs with whom we currently work will need to increase the scale of production. If such CMOs are unable to satisfy our production needs, we will need to identify additional CMOs for continued production of supply for our product candidates. Although alternative third party suppliers with the necessary manufacturing and regulatory expertise and facilities exist, it could be expensive and take a significant amount of time to arrange for alternative suppliers. If we are unable to arrange for alternative third party manufacturing sources on commercially reasonable terms, in a timely manner or at all, we may not be able to complete development of our product candidates, or market or distribute our product candidates.

        We are also reliant on the third party manufacturers for regulatory compliance and quality assurance. A failure to synthesize and manufacture our product candidates or products eventually approved, if any, in accordance with our specifications, or the possibility of termination or nonrenewal of the agreement by the third party would be costly or damaging to us. In addition, the FDA and other regulatory authorities would require that our product candidates and any products that we may eventually commercialize be manufactured according to cGMP and similar foreign standards. Any failure by our third party manufacturers to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of our product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of our product candidates. In addition, such failure could be the basis for the FDA to issue a warning letter, withdraw approvals for our product candidates previously granted to us, or take other regulatory or legal action, including recall or seizure of outside supplies of our product candidates, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention of product, refusal to permit the import or export of products, injunction, or imposing civil and criminal penalties.

Disruptions or delays in the supply of our product candidates would delay development of our product candidates and impair our ability to generate revenues from the sale of our products, if approved.

        Any significant disruption in our supplier relationships could harm our business. Any significant delay in the supply of our product candidates or its key materials for an ongoing pre-clinical study or clinical trial could considerably delay completion of our pre-clinical study or clinical trial, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these key materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates.

We may elect to enter into licensing or collaboration agreements with respect to some or all of our product candidates in certain territories. Our dependence on such relationships may adversely affect our business.

        Because we have limited resources, we may seek to enter into collaboration agreements with other pharmaceutical or biotechnology companies. Our commercialization strategy for our product candidates may depend on our ability to enter into agreements with collaborators to obtain assistance and funding for the development and potential commercialization of our product candidates in the territories in which we seek to partner. Despite our efforts, we may be unable to secure collaborative licensing or other arrangements that are necessary for us to further develop and commercialize our product candidates. Supporting diligence activities conducted by potential collaborators and negotiating the financial and other terms of a collaboration agreement are long and complex processes with uncertain results. Even if we are successful in entering into one or more collaboration agreements, collaborations may involve greater uncertainty for us, as we have less control over certain aspects of our collaborative programs than we do over our proprietary development and commercialization programs.

        Any failure by our partners to perform their obligations or any decision by our partners to terminate these agreements could negatively impact our ability to successfully develop, obtain regulatory approvals for and commercialize our product candidates. In the event we grant exclusive rights to such partners, we could be precluded from potential commercialization of our product candidates within the territories in which we have a partner. In addition, any termination of our collaboration agreements will terminate any funding we may receive under the relevant collaboration agreement and may impair our ability to fund further development efforts and our progress in our development programs.

        Further, our potential future collaborators may develop alternative products or pursue alternative technologies either on their own or in collaboration with others, including our competitors, and the priorities or focus of our collaborators may shift such that our product candidates receives less attention or resources than we would like, or they may be terminated altogether. We may also enter into agreements with collaborators to share in the burden of conducting clinical trials, manufacturing and marketing our product candidates. Any such actions by our potential future collaborators may adversely affect our business prospects and ability to earn revenues. In addition, we could have disputes with our potential future collaborators, such as the interpretation of terms in our agreements. Any such disagreements could lead to delays in the development or commercialization of our product candidates or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.

If our third party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

        Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials by our third party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States governing medical, radioactive and hazardous materials. Although we believe that our manufacturers' procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from such materials. As a result of any such contamination or injury we may incur liability or local, city, state or federal authorities may curtail the use of these materials, interrupting our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

Risks Related to Our Industry

Recently enacted and future legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

        The regulations that govern, among other things, marketing approvals, coverage, pricing and reimbursement for new drug products vary widely from country to country. In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to successfully sell our product candidates, if we obtain marketing approval.

        Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products, which in turn would affect the price we can receive for those products. While the legislation and Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010, or the Affordable Care Act. These new laws and subsequent legislation may result in additional reductions in Medicare and other healthcare funding.

        In the United States, the European Union and other potentially significant markets for our product candidates, government authorities and third party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Furthermore, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

        Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for our product candidates in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues we are able to generate from the sale of the product in that particular country. Adverse pricing limitations may hinder our ability to recoup our investment in our product candidates even if our product candidates obtain marketing approval.

        In addition, legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products and may increase our regulatory burdens and operating costs. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates may be.

Laws and regulations governing conduct of international operations may preclude us from developing, manufacturing and selling products outside of the United States and require us to develop and implement costly compliance programs.

        As we seek to expand our operations outside of the United States, we must comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The creation and implementation of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where we must rely on third parties.

        The Foreign Corrupt Practices Act, or FCPA, prohibits any United States individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring such companies to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the DOJ. The Securities and Exchange Commission, or SEC, is involved with enforcement of the books and records provisions of the FCPA.

        Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

        Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain foreign nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. Our expanding presence outside of the United States will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling our product candidates outside of the United States, which could limit our growth potential and increase our development costs.

        The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violation of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the United States government until the pending claims are resolved. Conviction of a violation of the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of our failure to satisfy any of our obligations under laws governing international business practices would have a negative impact on our operations and harm our reputation and ability to procure government contracts.

Additionally, the SEC also may suspend or bar issuers from trading securities on United States exchanges for violations of the FCPA's accounting provisions.

Our relationships with customers and third party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

        Healthcare providers, physicians and third party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third party payors, federal and state healthcare laws and regulations pertaining to fraud and abuse and patients' rights are and will be applicable to our business. Restrictions under applicable federal and state healthcare laws and regulations that may affect our operations and expose us to areas of risk including the following:

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  the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

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  federal civil and criminal false claims laws and civil monetary penalty laws, which impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services;

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  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, which also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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  the Affordable Care Act, which requires manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid or Children's Health Insurance Program to report annually to HHS information related to payments and other transfers of value to physicians and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members and applicable group purchasing organizations; and

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  analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers; some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

        Efforts to ensure that our business arrangements with third parties are compliant with applicable healthcare laws and regulations will involve the expenditure of appropriate, and possibly significant, resources. Nonetheless, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed.

        Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our proprietary technology and products. We rely on trade secret, patent, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. The company's strategy is to obtain patent protection for pharmacokinetic profiles, timing of administration, dose strengths and drug combinations and secondarily seek to protect specific formulations and administration regimens relating to our product candidates.

        The patent positions of biotechnology and pharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of any patents that issue, are highly uncertain. The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the United States. Further, the examination process may require us to narrow the claims of our pending patent application, which may limit the scope of patent protection that may be obtained if these applications issue. The rights that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them.

        With respect to patent rights, we do not know whether any of our patent applications will result in patents that effectively prevent others from commercializing competitive technologies and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or in some cases not at all, until they are issued as a patent. Therefore we cannot be certain that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection of such inventions.

Our intellectual property portfolio is currently comprised of pending patent applications. If our pending patent applications fail to issue or fail to issue with a scope that is meaningful to our product candidates, or if issued, if our patents are found to be invalid, not enforceable or not infringed by competitor products, our business will be adversely affected.

        Our pending patent applications may not result in issued patents in the United States or foreign jurisdictions in which such applications are pending. Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Even if a patent issues, it still may be challenged as to its inventorship, scope, validity or enforceability in the courts or patent offices in the United States and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our technology and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could harm our business.

        While our product candidates are in pre-clinical studies and clinical trials, we believe that the use of our product candidates in these pre-clinical studies and clinical trials falls within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States, which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. As our product candidates progress toward commercialization, the possibility of a patent infringement claim against us increases. There can be no assurance that our product candidates do not infringe other parties' patents or other proprietary rights, however, and competitors or other parties may assert that we infringe their proprietary rights in any event. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, including interference or derivation proceedings before the United States Patent and Trademark Office, or USPTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party's intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing our product candidates. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

We may not be able to protect our intellectual property rights throughout the world.

        Filing, prosecuting and defending patents on our current product candidates throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws and practices of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. For example, novel formulations of existing drugs and manufacturing processes may not be patentable in certain jurisdictions, and the requirements for patentability may differ in certain countries, particularly developing countries. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions into or within the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products, and may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing with us in these jurisdictions.

Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

        Our competitors may seek to market generic versions of any approved products by submitting abbreviated new drug applications to the FDA in which our competitors claim that our patents are invalid, unenforceable or not infringed. Alternatively, our competitors may seek approval to market their own products that are the same as, similar to or otherwise competitive with our product candidates. In these circumstances, we may need to defend or assert our patents, by means including filing lawsuits alleging patent infringement requiring us to engage in complex, lengthy and costly litigation or other proceedings. In any of these types of proceedings, a court or government agency with jurisdiction may find our patents invalid, unenforceable or not infringed. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

We may not be able to enforce our intellectual property rights throughout the world.

        The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. To the extent that we have obtained or are able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for us to stop the infringement of our patents or the misappropriation of other intellectual property rights. For example, some foreign countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under certain circumstances to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of our patents. This could limit our potential revenue opportunities. In addition, many countries limit the availability of certain types of patent rights and enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Accordingly, our efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from our intellectual property. We may not prevail in any lawsuits that we initiate in these foreign countries and the damages or other remedies awarded, if any, may not be commercially meaningful.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

        Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved indication (or any additional indications approved during the period of extension). However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and pre-clinical data and launch their product earlier than might otherwise be the case.

Changes in patent laws, including recent patent reform legislation, could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

        As LorexysTM and OrexaTM are proprietary fixed-dose combinations of two FDA approved drugs, bupropion and trazodone, our success is heavily dependent on intellectual property protecting use of our novel formulations, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involve technological and legal complexity, and obtaining and enforcing pharmaceutical patents is costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. For example, the United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents we may obtain in the future. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our patents once issued.

        The Leahy-Smith America Invents Act, or the Leahy-Smith Act, as adopted in September 2011, includes provisions that affect the way patent applications will be prosecuted and that may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 from a "first to invent" system to a "first to file" system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the USPTO and may become involved in opposition, derivation, reexamination, inter-parties review or interference proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate patent rights, which could adversely affect our competitive position.

        The USPTO recently has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, did not become effective until March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. There are some situations in which noncompliance cannot be cured and result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction, including, but are not limited to, any failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patent applications and patents, if issued, covering our product candidates, our competitive position would be adversely affected.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

        Competitors may infringe our patents, once issued, or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own or control. These proceedings can be expensive and time consuming. Many of our potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned or controlled by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock.

We may be subject to claims by third parties asserting that we have misappropriated their intellectual property through our employees and advisory board members.

        Some of our employees and advisory board members are or were previously employed or affiliated with universities or at other biotechnology or pharmaceutical companies, including our potential competitors. Some of these employees and advisory board members executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such previous employment or affiliation. Although we try to ensure that our employees and advisory board members do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees or advisory board members have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

        The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

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  others may be able to make compounds or formulations of our product candidates that are similar to our product candidates' formulations but that are not covered by the claims of the patents that we own or control;

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  others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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  our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and

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  we may not develop additional proprietary technologies that are patentable.

Risks Related to Employee Matters, Managing Growth and Becoming a Public Company

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

        We are exposed to the risk of employee fraud or other misconduct, including intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, to provide accurate information to the FDA or comparable foreign regulatory authorities, to comply with manufacturing standards we have established, to comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, and to report financial information or data accurately or disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have a code of conduct and ethics for our directors, officers and employees, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

        As of June 30, 2014, we had three full-time employees. As our development and commercialization plans and strategies develop, or as a result of any future acquisitions, we will need additional managerial, operational, sales, marketing, financial and other resources. In addition, it may become more cost effective to bring in house certain resources currently outsourced to consultants and other third parties. Our management, personnel and systems currently in place may not be adequate to support our future growth. Future growth would impose significant added responsibilities on members of management, including:

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  managing our clinical trials effectively;

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  identifying, recruiting, maintaining, motivating and integrating additional employees;

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  managing our internal development efforts effectively while complying with our contractual obligations to any licensors, licensees, contractors and other third parties;

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  improving our managerial, development, operational and finance systems; and

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  expanding our facilities.

        As our operations expand, we will need to manage additional relationships with various strategic partners, suppliers and other third parties. Our future financial performance and our ability to commercialize our product candidates, if approved, and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts and clinical trials effectively and hire, train and integrate additional management, administrative and sales and marketing personnel. Our failure to accomplish any of these tasks could prevent us from successfully growing our company.

Our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel.

        We are highly dependent upon Nicolas G. Sitchon, our President and Chief Executive Officer, John F. Kaufmann, our Chief Financial Officer, and Robert E. Pyke, M.D., Ph.D, our Chief Medical Officer. The employment agreements we have with the persons named above do not prevent such persons from terminating their employment with us at any time. Although we currently do not maintain "key person" insurance for any of our executives or other employees, we intend to obtain this insurance following this offering. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

If we are unable to attract and retain highly qualified employees, and other personnel, advisors and consultants with scientific, technical and managerial expertise, we may not be able to grow effectively.

        Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees, consultants and other third parties. The loss of any member of our senior management team or the inability to hire or retain experienced management personnel could compromise our ability to execute our business plan and harm our operating results.

        Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel, advisors and consultants. The competition for qualified personnel in the pharmaceutical field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business.

We may acquire other assets or businesses, or form collaborations or make investments in other companies or technologies that could harm our operating results, dilute our stockholders' ownership, increase our debt or cause us to incur significant expense.

        As part of our business strategy, we may pursue acquisitions of assets, including pre-clinical, clinical or commercial stage products or product candidates, or businesses, or strategic alliances and collaborations, to expand our existing technologies and operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any such transaction, any of which could have a detrimental effect on our financial condition, results of operations and cash flows. We have no experience with acquiring other companies, products or product candidates, and limited experience with forming strategic alliances and collaborations. We may not be able to find suitable acquisition candidates, and if we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we may incur additional debt or assume unknown or contingent liabilities in connection therewith. Integration of an acquired company or assets may also disrupt ongoing operations, require the hiring of additional personnel and the implementation of additional internal systems and infrastructure, especially the acquisition of commercial assets, and require management resources that would otherwise focus on developing our existing business. We may not be able to find suitable strategic alliance or collaboration partners or identify other investment opportunities, and we may experience losses related to any such investments.

        To finance any acquisitions or collaborations, we may choose to issue debt or equity securities as consideration. Any such issuance of shares would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other assets or companies or fund a transaction using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

Our business and operations would suffer in the event of computer system failures.

        Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. In addition, our systems safeguard important confidential personal data regarding subjects enrolled in our clinical trials. If a disruption event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

Business disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

        Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third party manufacturers to produce our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption, as we do not carry insurance to cover such risks.

Risks Related to This Offering and Ownership of Our Common Stock

We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

        Prior to this offering there has been no market for shares of our common stock. Although we expect that our common stock will be approved for listing on the NASDAQ Global Market concurrent with the consummation of this initial public offering, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock will be determined through negotiations with the underwriter, and the negotiated price may not be indicative of the market price of our common stock after this offering. The market value of our common stock may decrease from the initial public offering price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into collaborations or acquire companies or products by using our shares of common stock as consideration. The market price of our stock may be volatile, and you could lose part or all of your investment.

The market price of our stock may be volatile, and you could lose part or all of your investment.

        The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

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  the success of competitive products or technologies;

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  regulatory actions with respect to our products or our competitors' products;

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  actual or anticipated changes in our growth rate relative to our competitors;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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  results of clinical trials of our product candidates or product candidates of our competitors;

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  regulatory or legal developments in the United States and other countries;

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  developments or disputes concerning patent applications, issued patents or other proprietary rights;

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  the recruitment or departure of key personnel;

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  the level of expenses related to our clinical development programs;

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  the results of our efforts to in-license or acquire additional product candidates or products;

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  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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  variations in our financial results or those of companies that are perceived to be similar to us;

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  fluctuations in the valuation of companies perceived by investors to be comparable to us;

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  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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  announcement or expectation of additional financing efforts;

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  sales of our common stock by us, our insiders or our other stockholders;

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  changes in the structure of healthcare payment systems;

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  market conditions in the pharmaceutical and biotechnology sectors;

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  general economic, industry and market conditions; and

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  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, The NASDAQ Global Market and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of these risks or any of a broad range of other risks, including those described in these "Risk Factors," could have a dramatic and material adverse impact on the market price of our common stock.

We may be subject to securities litigation, which is expensive and could divert our management's attention.

        The market price of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

Insiders have substantial influence over us and could delay or prevent a change in corporate control.

        Prior to this offering, our executive officers and directors collectively beneficially owned approximately 91.2% of our voting stock and, upon consummation of this offering, that same group will together hold approximately      % of our outstanding voting stock, assuming an initial public offering price of $       per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus). This concentration of ownership could harm the market price of our common stock by:

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  limiting the volume of active trading;

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  delaying, deferring or preventing a change in control of our company;

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  impeding a merger, consolidation, takeover or other business combination involving our company; or

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  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

        The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might negatively affect the prevailing market price for our common stock.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

        The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $      per share, based on an assumed initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus). As a result of this dilution, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we will need to raise additional capital to fund our clinical development programs, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors. For a further description of the dilution that you will experience immediately after this offering, see "Dilution."

We are an "emerging growth company" and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common stock being less attractive to investors.

        We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of June 30 in any year before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a "smaller reporting company" which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

        Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of United States generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. Commencing with our annual report on Form 10-K for the year ending December 31, 2015, we will be required, under Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404(b) of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement.

        Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the NASDAQ Stock Market, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

        Upon consummation of this offering, we will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

        These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an "emerging growth company." We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and The NASDAQ Stock Market. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We estimate that we will incur approximately $0.8 million to $1.5 million in incremental costs per year associated with being a publicly traded company, although it is possible that our actual incremental costs will be higher than we currently estimate. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

        If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on shares of common stock outstanding as of June 30, 2014, upon the closing of this offering we will have outstanding a total of                shares of common stock, assuming conversion of all outstanding convertible promissory notes and no exercise of the underwriter's option to purchase additional shares. Of these shares, only the shares of common stock sold in this offering by us (other than those shares purchased by certain of our affiliates in this offering), plus any shares sold upon exercise of the underwriter's option to purchase additional shares, will be freely tradable without restriction in the public market immediately following this offering. MLV & Co., however, may, in its sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

        We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. After the lock-up agreements expire, up to an additional                     shares of common stock will be eligible for sale in the public market, of which                shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act, assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus). In addition, shares of common stock that are reserved for future issuance under our employee benefit plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, will result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

        We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of stock options and warrants granted in the future and any additional shares issued in connection with acquisitions, if any, may result in material dilution to our investors. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering.

        Our board of directors and stockholders adopted our 2014 Equity Incentive Plan reserving for issuance a number of shares equal to 15% of our fully diluted shares outstanding upon and including shares issued pursuant to the consummation of this offering. Future equity incentive grants and issuances of common stock under our equity incentive plans may have an adverse effect on the market price of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        Although we currently intend to use the net proceeds from this offering in the manner described in the "Use of Proceeds" section in this prospectus, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our business, including our product candidates' clinical development programs, or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the market price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected clinical development progression, which could cause the price of our common stock to decline.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our certificate of incorporation and bylaws that will become effective in connection with consummation of this offering, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These include provisions that will:

  •
  permit our board of directors to issue up to               million shares of preferred stock, with any rights, preferences and privileges as it may designate;

  •
  provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  establish a classified board of directors such that only one of three classes of directors is elected each year;

  •
  provide that directors can only be removed for cause;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  require that the amendment of certain provisions of our certificate of incorporation and bylaws relating to anti-takeover measures may only be approved by a vote of 75% of our outstanding capital stock;

  •
  not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election; and

  •
  provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons designated by a majority of the board of directors to call such meetings.

        These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We may, in some cases, use terms such as "believes," "estimates," "anticipates," "expects," "plans," "projects," "intends," "potential," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things:

  •
  our ability to develop and commercialize our current product candidates, including our ability to address the difficulties and satisfy the expenses associated with obtaining and maintaining regulatory approval of our product candidates and the labeling under any approval we may obtain;

  •
  status, timing and results of pre-clinical studies and clinical trials, including the potential that results of pre-clinical studies and clinical trials indicate that our product candidates are unsafe or ineffective;

  •
  the potential benefits of our current product candidates;

  •
  the timing of seeking regulatory approval of our current product candidates;

  •
  our ability to obtain and maintain regulatory approval;

  •
  our estimates regarding capital requirements and needs for additional financing;

  •
  our plans to develop and market our current product candidates and the timing of our development programs;

  •
  our estimates of the size of the potential markets for our current product candidates;

  •
  our ability to attract collaborators with acceptable development, regulatory and commercial expertise;

  •
  the size and growth of the potential markets for our product candidates, market acceptance of our product candidates and our ability to serve those markets;

  •
  the reimbursement for our product candidates;

  •
  the success of other competing therapies that may become available for the treatment of HSDD, FSAD, FOD and ED;

  •
  our ability to obtain, maintain and protect our intellectual property rights for our product candidates and proprietary technology;

  •
  our liquidity, prospects, and growth strategies;

  •
  our dependence on third parties in the conduct of our pre-clinical studies and clinical trials;

  •
  legal and regulatory developments in the United States and foreign countries;

  •
  our use of the proceeds from this offering;

  •
  the industry in which we operate; and

  •
  the trends that may affect the industry or us.

        We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus.

        Our current product candidates are investigational drugs undergoing clinical development and have not been approved by the FDA, nor submitted to the FDA for approval. None of our product candidates have been, and may never be, approved by any regulatory agency nor marketed anywhere in the world.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry changes, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We futher caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

        Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

        You should also read carefully the factors described in the "Risk Factors" section of this prospectus and elsewhere to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of      shares of common stock in this offering will be approximately $       million, assuming an initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discount and offering expenses payable by us. If the underwriter exercises its option to purchase additional shares in full, we estimate that our net proceeds from this offering, assuming an initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) will be approximately $       million.

        A $1.00 increase or decrease in the assumed initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) would increase or decrease our net proceeds from this offering by approximately $       million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us. Similarly, each increase or decrease of 100,000 shares of common stock sold in this offering would increase or decrease the net proceeds that we receive from this offering, after deducting the estimated underwriting discount and offering expenses payable by us, by approximately $      , assuming an initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

        We intend to use the net proceeds of this offering to advance the development of our product candidates and for other working capital and general corporate purposes. Pending application of the net proceeds, we may invest temporarily in mutual and money market funds, bank certificates of deposit and investment-grade commercial paper, corporate notes and government securities.

        Assuming this offering results in a full-size transaction pricing at the midpoint of the estimated offering price range set forth on the cover page of this prospectus, we expect that the net proceeds from this offering will enable us to pursue further development of our product candidates, including:

  •
  approximately $      to fund the formulation and the completion of the Phase 2b clinical trials of Lorexys™ for the treatment of HSDD in women;

  •
  approximately $      to fund the formulation and Phase 2a clinical trial of Orexa™ for the treatment of HSDD in men;

  •
  approximately $      to conduct other pre-clinical studies, clinical trials, manufacturing scale-up and bridging studies and other critical path activities;

  •
  approximately $      to pay accrued, but unpaid, salaries of our executive officers; and

  •
  the remainder for working capital and general corporate purposes.

        In the event the net proceeds from this offering are significantly less than currently anticipated, our management will determine the relative priority of our development activities based on the actual net proceeds.

        Our management will have broad discretion to allocate the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies, such as competitive developments, the results of our clinical development efforts, and other factors.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future.

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of June 30, 2014:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the issuance of $800,000 of convertible promissory notes during the third quarter of 2014 and the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into              shares of our common stock, assuming an initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus); and

  •
  on a pro forma as adjusted basis to additionally give effect to the sale of            shares of our common stock in this offering, assuming an initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) after deducting the estimated underwriting discount and offering expenses payable by us.

        The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual initial offering price and other terms of this offering determined at pricing.

        You should read the following table in connection with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2014 (unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash	$30,906	$830,906	$

Convertible notes payable	721,874	—

Stockholders' equity (deficit):
Preferred stock, $0.0001 par value per share: 100,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value per share: 900,000 shares authorized, 96,000 shares issued and outstanding, actual; shares issued and outstanding, pro forma; and shares issued and outstanding, pro forma as adjusted	10	10
Additional paid-in capital	3,026,750	4,780,522
Accumulated deficit	(5,131,126)	(5,131,126)

Total stockholders' equity (deficit)	(2,104,366)	(350,594)

Total capitalization	$(1,382,492)	$(350,594)

(1)
A $1.00 increase or decrease in the assumed initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) would increase or decrease each of cash, total stockholders' equity and total capitalization on a pro forma as adjusted basis by approximately $       million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us. Similarly, each increase or decrease of 100,000 shares of common stock sold in this offering would increase or decrease the net proceeds that we receive from this offering, after deducting the estimated underwriting

  discount and offering expenses payable by us, by approximately $      , assuming an initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

          The          shares of common stock to be outstanding after this offering is based on        shares of common stock outstanding as of June 30, 2014, after giving effect to the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into          shares of our common stock, assuming an initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon consummation of this offering. The historical net tangible deficit of our common stock as of June 30, 2014 was $2,104,366, or $(21.92) per share. Historical net tangible deficit per share is determined by dividing the number of our outstanding shares of common stock into our stockholders' deficit.

        On a pro forma basis, after giving effect to the issuance of $800,000 of convertible promissory notes during the third quarter of 2014 and the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into          shares of our common stock, assuming an initial public offering price of $      per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), our net tangible deficit at June 30, 2014 would have been $350,594, or $          per share.

        Investors purchasing in this offering will incur immediate and substantial dilution. After giving effect to the sale of common stock offered in this offering assuming an initial public offering price of $          per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discount and offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2014 would have been $           million, or $          per share. This represents an immediate increase in pro forma net tangible book value of $          per share to existing stockholders, and an immediate dilution in the pro forma net tangible book value of $          per share to investors purchasing in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible deficit per share as of June 30, 2014	$(21.92)
Pro forma increase in net tangible book value per share attributable to the conversion of all outstanding convertible promissory notes into shares of our common stock

Pro forma net tangible deficit per share
Increase in pro forma net tangible book value per share attributable to investors purchasing in this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to investors purchasing in this offering		$

        A $1.00 increase or decrease in the assumed initial public offering price of $          per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) would increase or decrease the pro forma as adjusted net tangible book value per share by $          , assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us. Each increase or decrease of 100,000 shares in the number of shares of common stock offered by us at the assumed initial public offering price of $          per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) would increase or decrease our pro forma as adjusted net tangible book value by $           million, our pro forma as adjusted net tangible book value per share after this offering by $          per share and the dilution per share to new investors in this offering by $          .

        The following table summarizes, on a pro forma as adjusted basis described above as of June 30, 2014, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing in this offering at an assumed initial public offering price of $          per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), before deducting the estimated underwriting discount and offering expenses payable by us.

Total Consideration
Shares Purchased
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders before this offering*			%	$		%	$
Investors purchasing in this offering			%			%	$

Total		100.0%		$	100.0%		$

*
Including converting noteholders

        A $1.00 increase or decrease in the assumed initial public offering price of $          per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) would increase or decrease the total consideration paid by new investors by $           million and increase or decrease the percentage of total consideration paid by new investors by approximately        %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of 100,000 shares of common stock sold in this offering would increase or decrease the total consideration paid by new investors by $      million and increase or decrease the percentage of total consideration paid by new investors by approximately      %, assuming an initial public offering price of $          per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

        Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriter's option to purchase additional shares. If the underwriter's option to purchase additional shares is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to        % of the total number of shares of common stock to be outstanding upon consummation of this offering, and the number of shares of common stock held by investors purchasing in this offering will be increased to          shares or      % of the total number of shares of common stock to be outstanding upon consummation of this offering.

        The      shares of common stock to be outstanding after this offering assumes an initial public offering price of $          per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and is based on          shares of common stock outstanding as of June 30, 2014, after giving effect to the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into          shares of our common stock, assuming an initial public offering price of $          per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and excludes          shares of common stock available for future issuance under our 2014 Equity Incentive Plan.

        We may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any options are issued under our equity incentive plan or we issue additional shares of common stock or equity-linked securities in the future, there will be further dilution to investors purchasing in this offering.

 SELECTED FINANCIAL DATA

        We have derived the statements of operations data for the years ended December 31, 2012 and 2013 and balance sheet data as of December 31, 2012 and 2013 from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2013 and 2014 and the balance sheet data as of June 30, 2014 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair statement of the information for the interim periods. Our historical results are not necessarily indicative of the results that may be expected in the future and our interim results are not necessarily indicative of results that be expected for a full year.

        The following selected financial data should be read together with our financial statements and accompanying notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2012	2013		2013	2014
Statements of Operations Data:
Operating expenses:
Research and development	$366,835		$974,748	$512,131		$754,363
General and administrative	431,111		868,988	379,711		801,703

Total operating expenses	797,946		1,843,736	891,842		1,556,066

Loss from operations	(797,946)		(1,843,736)	(891,842)		(1,556,066)
Interest expense, net	(2,587)		(109,255)	(24,190)		(214,562)

Net loss	$(800,553)		$(1,952,991)	$(916,032)		$(1,770,628)

Per share information:
Net loss per share—basic and diluted(1)	$(14.17)		$(30.69)	$(14.94)		$(24.52)

Basic and diluted weighted average shares outstanding(1)	56,485		63,643	61,323		72,203

Pro forma net loss (unaudited)			$(1,843,719)			$(1,556,532)

Pro forma net loss per share—basic and diluted (unaudited)(1)		$			$

Pro forma basic and diluted weighted average shares outstanding (unaudited)(1)

	As of December 31,
			As of June 30, 2014
	2012	2013
Balance Sheet Data:
Cash	$98,639	$155	$30,906
Working capital	(820,658)	(1,461,241)	(1,294,296)
Total assets	149,809	52,447	614,174
Convertible notes payable	176,250	590,207	721,874
Total liabilities	1,169,017	2,202,361	2,718,540
Total stockholders' deficit	(1,019,208)	(2,149,914)	(2,104,366)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results we describe or imply in the forward-looking statements contained in the following discussion and analysis.

Overview

        We are a clinical-stage biopharmaceutical company focused on the development and commercialization of novel, first-in-class therapies for sexual dysfunction. We have a portfolio of four clinical and pre-clinical stage drug candidates. We intend to seek Food and Drug Administration, or FDA, approval of our two lead products via the 505(b)(2) new drug application pathway.

        Our lead product candidate is Lorexys™, a first-in-class, proprietary fixed-dose combination therapy entering Phase 2b clinical trials for the treatment of female hypoactive sexual desire disorder, or HSDD. HSDD is characterized by a lack or absence of sexual fantasies and desire for sexual activity, causing marked distress or interpersonal difficulties. HSDD affects over 12 million women in the United States and has no FDA-approved therapies. Data from our Phase 2a clinical trial indicate that Lorexys™ is a generally well-tolerated therapy that may provide improvement in sexual desire and arousal in women suffering from HSDD. We expect to initiate the Phase 2b clinical trials for Lorexys™ during 2015 and to receive interim data from the first study in late 2015.

        Our second product candidate, Orexa™, is in development for the treatment of male HSDD, a condition that affects approximately eight million men in the United States. There are no therapies for male HSDD that have been approved by the FDA and no known competing drugs currently in development for male HSDD. We expect to initiate a Phase 2a clinical trial in the second quarter of 2015 for Orexa™ and, pending clinical data, to initiate Phase 2b clinical trials in 2016.

        Our pipeline also includes two pre-clinical candidates. S1B-307, our most advanced pre-clinical product candidate, is a peptide for the treatment of female sexual arousal disorder, or FSAD, and female orgasmic disorder, or FOD. We expect to file an investigational new drug application, or IND, in 2015 for S1B-307 and commence Phase 2a clinical trials shortly thereafter. S1B-3006, our second pre-clinical product candidate, is a proprietary second-generation agent combining active compounds present in Lorexys™ and S1B-307 for treatment-resistant sexual dysfunction conditions. We plan to file an IND in mid-2016 for S1B-3006 and commence clinical trials shortly thereafter.

        We expect to have four proprietary programs targeting multiple sexual dysfunction indications in clinical trials in 2016.

        We believe that the net proceeds from this offering, together with our existing cash as of June 30, 2014 and subsequent convertible promissory note financing, will enable us to fund our planned operating expenses and capital expenditure requirements for at least the next 18 months. However, we will need to secure additional funding in the future, from one or more equity or debt financings, collaborations, or other sources, in order to carry out all of our planned research and development activities with respect to the products in our pipeline, including our lead candidates, Lorexys™ and Orexa™.

Financial Overview

  Revenue

        We have not generated any revenue from commercial product sales since we commenced operations. In the future, if any of our product candidates is approved for commercial sale, we may generate revenue from product sales, or alternatively, we may choose to select a collaborator or licensee to commercialize our product candidates.

  Research and Development Expenses

        Our research and development costs are expensed as incurred and are primarily comprised of external research and development expenses incurred under arrangements with third parties, such as contract research organizations, contract manufacturing organizations, independent clinical trial site operators and consultants and employee-related expenses including salaries and benefits. We do not currently utilize a formal time allocation system to capture expenses on a project-by-project basis as the majority of our past and planned expenses have been and will be in support of our lead product candidates Lorexys™ and Orexa™.

        Research and development activities are central to our business model. We plan to increase our research and development expenses for the foreseeable future. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We estimate that the development costs for conducting preclinical, clinical, manufacturing scale-up and bridging studies and other critical path activities for our product candidates will be approximately $30 million over the next 18 to 24 months. We plan to incur up to approximately $15 million to $20 million per year in direct research and development costs for clinical research and development activities related to our lead product candidates, Lorexys™ and Orexa™. Additionally, we will incur substantial costs beyond our present and planned clinical trials in order to file new drug applications, or NDAs, for our product candidates, and in each case, the nature, design, size and cost of further studies and trials will depend in large part on the outcome of preceding studies and trials and discussions with regulators.

        It is difficult to determine with certainty the costs and duration of our current or future clinical trials and pre-clinical studies, or if, when or to what extent we will generate revenues from the commercialization and sale of our product candidates, Lorexys™ and Orexa™, if we obtain regulatory approval. We may never succeed in achieving regulatory approval for any of our product candidates. The duration, costs and timing of clinical trials will depend on a variety of factors, that include but are not limited to:

  •
  per patient trial costs;

  •
  the number of patients that participate in the trials;

  •
  the number of sites included in the trials;

  •
  the countries in which the trial is conducted;

  •
  the length of time required to enroll eligible patients;

  •
  the number of doses that patients receive;

  •
  the drop-out or discontinuation rates of patients;

  •
  potential additional safety monitoring or other studies requested by regulatory agencies;

  •
  the duration of patient follow-up; and

  •
  the efficacy and safety profile of the drug candidate.

  General and Administrative Expenses

        General and administrative expenses consist primarily of salaries and related costs for executive and other administrative personnel and consultants, including stock-based compensation and travel expenses, including those related to business development activities. Other general and administrative expenses include professional fees for legal, patent review, consulting and accounting services. General and administrative expenses are expensed when incurred.

        We expect that our general and administrative expenses will increase in the future as a result of new employee hiring and the scaling of operations to support more advanced clinical trials and build a public company infrastructure. We estimate that we will incur approximately $0.8 million to $1.5 million in incremental costs per year associated with being a publicly traded company, although it is possible that our actual incremental costs will be higher than we currently estimate. These increases will likely include increased costs for insurance, hiring of additional personnel, board compensation, outside consultants, investor relations, lawyers and accountants, among other expenses.

  Interest Expense, Net

        Interest expense represents non-cash interest expense, including expense associated with the amortization of beneficial conversion features and embedded derivatives, associated with our outstanding convertible notes. Assuming the automatic conversion of our outstanding convertible promissory notes at the closing of this offering, we expect that we will not have any interest expense following this offering.

Results of Operations

Comparison for the Six Months Ended June 30, 2013 and 2014

	Six Months Ended June 30,
	2013	2014
	(unaudited)
Operating expenses:
Research and development	$512,131	$754,363
General and administrative	379,711	801,703

Total operating expenses	891,842	1,556,066

Loss from operations	(891,842)	(1,556,066)
Interest expense, net	(24,190)	(214,562)

Net loss	$(916,032)	$(1,770,628)

  Research and Development Expenses

        Our research and development expenses increased by $242,232, from $512,131 for the six months ended June 30, 2013 to $754,363 for the six months ended June 30, 2014. The increase was primarily due to an increase in stock-based compensation expense related to nonemployee stock-based awards and costs associated with the Lorexys™ Phase 2a clinical trial.

        The following table summarizes our research and development expenses by product candidate for the six months ended June 30, 2013 and 2014 and for the period from October 6, 2010 (inception) to June 30, 2014:

	Six Months Ended June 30,		Period From October 6, 2010 (Inception) to June 30, 2014
	2013	2014
	(unaudited)		(unaudited)
Lorexys™	$506,506	$754,363	$2,281,224
Orexa™	5,625	—	88,010
Other product candidates	—	—	26,250

	$512,131	$754,363	$2,395,484

  General and Administrative Expenses

        Our general and administrative expenses increased by $421,992, from $379,711 for the six months ended June 30, 2013 to $801,703 for the six months ended June 30, 2014. The increase was primarily due to the vesting of a performance-based restricted stock award during the six months ended June 30, 2014 due to the achievement of a company financing milestone goal that resulted in stock-based compensation expense of $204,372. The increase was also due to the scaling of our operations in connection with our Phase 2a clinical trial for Lorexys™ and expenses related to international patent applications and business development activities, including those related to potential strategic alliances and partnerships.

  Interest Expense, Net

        Our interest expense, net, increased by $190,372 from $24,190 for the six months ended June 30, 2013 to $214,562 for the six months ended June 30, 2014. The increase was primarily due to additional amortization of the debt discount related to the beneficial conversion feature associated with the convertible promissory notes issued during 2013 and the six months ended June 30, 2014. The increase was also due to the increase in the fair value of the derivative liability of $20,625 related to our convertible notes which is recorded as interest expense.

Comparison for the Year Ended December 31, 2012 and 2013

	Years Ended December 31,
	2012	2013
Operating expenses:
Research and development	$366,835	$974,748
General and administrative	431,111	868,988

Total operating expenses	797,946	1,843,736

Loss from operations	(797,946)	(1,843,736)
Interest expense, net	(2,587)	(109,255)

Net loss	$(800,533)	$(1,952,991)

  Research and Development Expenses

        Our research and development expenses increased by $607,913, from $366,835 for the year ended December 31, 2012 to $974,748 for the year ended December 31, 2013. The increase was due to increased clinical development activities relating to our Phase 2a clinical trial for Lorexys™ during 2013. Additionally, the increase was due to $280,061 of increased stock-based expense recorded during 2013 related to the vesting of time-based restricted stock awards and the vesting of a performance-based restricted stock award during 2013 upon the achievement of a research and development milestone that resulted in stock-based compensation of $204,372 during 2013.

        The following table summarizes our research and development expenses by product candidate for the years ended December 31, 2012 and 2013 and for the period from October 6, 2010 (inception) to December 31, 2013:

	Year Ended December 31,		Period From October 6, 2010 (Inception) to December 31, 2013
	2012	2013
			(unaudited)
Lorexys™	$314,335	$969,123	$1,526,861
Orexa™	26,250	5,625	88,010
Other product candidates	26,250	—	26,250

	$366,835	$974,748	$1,641,121

  General and Administrative Expenses

        Our general and administrative expenses increased by $437,877, from $431,111 for the year ended December 31, 2012 to $868,988 for the year ended December 31, 2013. The increase was primarily due to increases in marketing, consulting, and legal fees relating to investor relations and business development, as well as patent costs related to our intellectual property portfolio during the year ended December 31, 2013.

  Interest Expense, Net

        Our interest expense, net, increased by $106,668, from $2,587 for the year ended December 31, 2012 to $109,255 for the year ended December 31, 2013. The increase was primarily due to $29,232 of amortization of the debt discount related to the beneficial conversion feature associated with our convertible promissory notes issued during 2012 and 2013. The increase is also due to the increase in the fair value of the derivative liability during 2013 of $34,375.

Liquidity and Capital Resources

        We have incurred losses and negative cash flows from operations since inception and have an accumulated deficit of $5,131,126 as of June 30, 2014. We incurred net losses of $800,533 and $1,952,991 for the years ended December 31, 2012 and December 31, 2013, respectively, and a net loss of $1,770,628 for the six months ended June 30, 2014. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenues from our product candidates currently in development. Historically, we have financed our operations primarily through private placements of convertible debt. From inception through June 30, 2014, we have received proceeds of $1,876,400 from the issuance of convertible debt. At June 30, 2014, we had cash of $30,906. During the third quarter of 2014, we received $800,000 from the issuance of convertible promissory notes.

  Cash Flows

        The following is a summary of cash flows for the years ended December 31, 2012 and 2013 and the six months ended June 30, 2013 and 2014:

	Year Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
			(Unaudited)
Net cash used in operating activities	$(98,661)	$(718,788)	$(336,530)	$(837,609)
Net cash used in investing activities	(2,700)	(4,289)	(4,289)	(16,908)
Net cash provided by financing activities	200,000	624,583	350,000	885,268

Net increase (decrease) in cash	$98,639	$(98,484)	$9,181	$30,751

Operating Activities.

        Cash used in operating activities during the six months ended June 30, 2014 increased $501,079 to $837,609, compared to $336,530 used in the six months ended June 30, 2013. The increase was driven primarily by an increase in our net loss of $854,596 and a decrease in the net change in operating assets and liabilities of $218,460, partially offset by an increase in non-cash interest expense of $189,906 and an increase in stock-based compensation expense of $380,974.

        Cash used in operating activities during the year ended December 31, 2013 increased $620,127 to $718,788, as compared to $98,661 used during the year ended December 31, 2012. The increase was driven primarily by an increase in our net loss of $1,152,458, partially offset by an increase in stock based compensation expense of $280,061 and other non-cash charges of $69,047 and decrease in net change in operating assets and liabilities of $183,233.

Investing Activities.

        Cash used in investing activities during the six months ended June 30, 2014 increased by $12,619 to $16,908, as compared to $4,289 used during in the six months ended June 30, 2013. The increase was driven by an increase in purchases of property and equipment of $12,619.

        Cash used in investing activities during the year ended December 31, 2013 increased by $1,589 to $4,289, as compared to $2,700 used in during the year ended December 31, 2012. The increase was driven by an increase of purchases of property and equipment of $1,589.

Financing Activities.

        Cash provided by financing activities during the six months ended June 30, 2014 increased by $535,268 to $885,268 from $350,000 for six months ended June 30, 2013. The increase was primarily driven by increased proceeds from convertible notes payable of $700,000, partially offset by the payment of offering costs of $142,221.

        Cash provided by financing activities during the year ended December 31, 2013 increased by $424,583 to $624,583 as compared to $200,000 during the year ended December 31, 2012. The increase was driven by an increase in proceeds from convertible notes payable of $426,400, partially offset by a repayment of loans of $1,817.

Critical Accounting Policies and Significant Judgments and Estimates

        We base this management's discussion and analysis of our financial condition and results of operations on our financial statements, which we have prepared in accordance with United States generally accepted accounting principles, or GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. You should consider your evaluation of our financial condition and results of operations with these policies, judgments and estimates in mind.

        While we describe our significant accounting policies in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies are the most critical to the judgments and estimates we use in the preparation of our financial statements.

Clinical Trial Expense Accruals

        As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. Our clinical trial accrual process accounts for expenses resulting from our obligations under contracts with vendors, consultants and CROs and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts. Our objective is to reflect the appropriate clinical trial expenses in our financial statements by matching the appropriate expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the trial as measured by subject progression and the timing of various aspects of the trial. We determine accrual estimates through financial models that take into account discussion with applicable personnel and outside service providers as to the progress or state of completion of trials. During the course of a clinical trial, we adjust our clinical expense recognition if actual results differ from our estimates. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on the facts and circumstances known to us at that time. Our clinical trial accrual and prepaid assets are dependent, in part, upon the receipt of timely and accurate reporting from CROs and other third-party vendors. Although we do not expect our estimates to differ materially from amounts we actually incur, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting amounts that are too high or too low for any particular period.

Fair Value of Common Stock

        We are required to estimate the fair value of our common stock underlying our restricted stock awards. We have engaged an independent third-party valuation firm to assist management in estimating the fair value of our common stock underlying our restricted stock awards.

        In the absence of a public trading market for our common stock, we develop an estimate of the fair value of our common stock in order to determine the grant-date fair value of the restricted stock awards based in part on input from the independent third-party valuation firm. We determined the fair value of our common stock using methodologies, approaches and assumptions consistent with the AICPA Practice Guide. In addition, management considered various objective and subjective factors, along with input from the independent third-party valuation firm, to estimate the fair value of our common stock, including external market conditions affecting the biopharmaceutical industry, trends within the biopharmaceutical industry, our results of operations and financial position, the status of our research and development efforts and progress of our clinical programs, our stage of development and business strategy, the lack of an active public market for our common stock, and the likelihood of achieving a liquidity event such as an initial public offering or sale in light of prevailing market conditions.

        Our independent third-party valuation firm assisted us in determining both the value of our company and the fair value of our common stock as of April 1, 2012, December 31, 2012, December 31, 2013, and March 31, 2014. We used the results of these valuations, in part, to estimate the grant-date fair value of the common stock underlying our restricted stock awards.

        We issued restricted stock awards to employees and non-employees in April 2012, June 2012 and June 2013. We have not issued any share-based awards since June 2013. Our employee awards contain both time-based and performance-based vesting provisions. Our non-employee awards are revalued until the award vests.

        We utilize the valuation closest to the grant date to determine grant-date fair value for employees. Awards for non-employees are revalued at each reporting period using the most recent valuation.

        The valuations performed by our independent third-party valuation firm utilized the income approach to determine the enterprise value of the Company. A risk-adjusted discounted cash flow, or DCF, analysis was performed as of each valuation date. In the risk-adjusted DCF approach, cash flows are adjusted by the estimated probability associated with the cash flow occurring. The probabilities used in the analysis were based on clinical trial success rates at various stages of development. The risk-adjusted cash flows were converted to present value using an appropriate risk-adjusted rate. The enterprise value of our company was allocated to the common stock as there are no other classes of equity outstanding. We applied a discount for lack of marketability as of each valuation date.

        Our business enterprise value as of April 1, 2012 was determined to be $6.3 million, and we concluded that our common stock had a fair value of $56.77 per share. We utilized the income approach that included a weighted average cost of capital, or WACC, of 25% in determining our enterprise value. We probability adjusted our cash flows for the risk associated with the timeline for approval of LorexysTM and the risks of achieving the projected cash flows related to LorexysTM.

        Our independent third-party valuation firm determined a business enterprise value as of December 31, 2012 of $24.4 million, and we concluded that our common stock had a fair value of $219.84 per share. We utilized an approach consistent with the prior valuation and a consistent WACC for all of our valuations. Our cash flows and probability adjustments were updated to reflect the progress of our research and development activities and positive feedback received from the FDA related to LorexysTM. Additionally, we filed a new patent application which augmented the original LorexysTM patent as well as covering OrexaTM, S1B-307, and S1B-3006, and the valuation reflected the three new product candidates in our pipeline. We also began to issue our convertible promissory notes in the fourth quarter of 2012 representing our first financing event.

        Our independent third-party valuation firm determined a business enterprise value as of December 31, 2013 of $45.8 million, and we concluded that our common stock had a fair value of $411.86 per share. The increase in our valuation was primarily due to the approval of the IND application for LorexysTM during 2013 and the initiation of and positive preliminary results from our Phase 2a clinical trial for LorexysTM.

        Our independent third-party valuation firm determined a business enterprise value as of March 31, 2014 of $68.3 million, and we concluded that our common stock had a fair value of $592.39 per share. This increase was primarily due to the positive interim results on our Phase 2a clinical trial for LorexysTM that was approved in April 2014, as well as ongoing discussions with potential investors regarding financing alternatives, including a potential initial public offering of our common stock.

Operating and Capital Expenditure Requirements

        We have not achieved profitability since our inception, and we expect to continue to incur net losses for the foreseeable future. We expect our cash expenditures to increase in the near term as we fund our planned clinical trials for our product candidates. Following this offering, we will be a publicly traded company and will incur significant legal, accounting and other expenses that we were not required to incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules adopted by the SEC and The NASDAQ Stock Market, require public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. We expect these rules and regulations will increase our legal and financial compliance costs and will make certain activities more time-consuming and costly. We estimate that we will incur approximately $0.8 million to $1.5 million in incremental costs per year associated with being a publicly traded company, although it is possible that our actual incremental costs will be higher than we currently estimate.

        We believe that the net proceeds from this offering, together with our existing cash as of June 30, 2014 and subsequent convertible promissory note financing, will enable us to fund our planned operating expenses and capital expenditure requirements for at least the next 18 months. However, we will need to raise substantial additional financing in the future to fund our operations in general, and our planned clinical trials. In order to meet these additional cash requirements, we may seek to sell additional equity or convertible debt securities that may result in dilution to our stockholders. If we raise additional funds through the issuance of preferred stock or convertible debt securities, these securities could have rights senior to those of our common stock and could contain covenants that restrict our operations. There can be no assurance that we will be able to obtain additional equity or debt financing on terms acceptable to us, if at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a negative impact on our business, results of operations, and financial condition. Our future capital requirements will depend on many factors, including:

  •
  the results of our pre-clinical studies and clinical trials;

  •
  the development and commercialization of our product candidates, including Lorexys™ and Orexa™, our lead product candidates;

  •
  the scope, progress, results and costs of researching and developing our current product candidates or any other future product candidates, and conducting pre-clinical studies and clinical trials;

  •
  the timing of, and the costs involved in, obtaining regulatory approvals for our current product candidates or any other future product candidates;

  •
  the cost of commercialization activities if our current product candidates or any other future product candidates are approved for sale, including marketing, sales and distribution costs;

  •
  the cost of manufacturing our current product candidates or any other future product candidates for pre-clinical studies, clinical trials and, if approved, commercial sale;

  •
  our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

  •
  any product liability, infringement or other lawsuits related to our current product candidates or future approved products, if any;

  •
  the expenses needed to attract and retain skilled personnel;

  •
  the costs associated with being a public company;

  •
  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

  •
  the timing, receipt and amount of sales of, or royalties on, future approved products, if any.

        In addition, the probability of success for our product candidates will depend on numerous factors, including competition, manufacturing capability, commercial viability and the effects of significant and changing government regulations. Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, healthcare payors and the medical community. We will determine which programs to pursue and how much to fund each program in response to the scientific and clinical success of our product candidates, as well as an assessment of our product candidates' commercial potential.

        Please see "Risk Factors" above for additional risks associated with our substantial capital requirements.

Contractual Obligations and Commitments

        The following summarizes our significant contractual obligations as of December 31, 2013:

	Payments due by December 31
Contractual Obligations	2014	2015	2016	2017	2018 and thereafter
Convertible notes payable	$—	—	—	200,000	1,676,400
Accrued interest	—	—	—	80,000	670,560
Office leases	56,805	2,774	—	—	—

Total	$56,805	$2,774	—	$280,000	$2,346,960

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements, as defined by applicable SEC regulations.

Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations.

        We had cash and cash equivalents of $30,906 at June 30, 2014, consisting primarily of funds in cash and money market accounts. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of our investment portfolio, we do not believe an immediate 1.0% increase in interest rates would have a material effect on the fair market value of our portfolio, and accordingly we do not expect a sudden change in market interest rates to materially affect our operating results or cash flows.

        We do not believe that inflation and changing prices had a significant impact on our results of operations for any periods presented herein.

JOBS Act

        Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        For as long as we remain an "emerging growth company" under the recently enacted JOBS Act, we will, among other things:

  •
  be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which requires that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

  •
  be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

  •
  be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report on the financial statements.

        Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an "emerging growth company," except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an emerging growth company, we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common stock may be materially and adversely affected.

BUSINESS

Overview

        We are a clinical-stage biopharmaceutical company focused on the development and commercialization of novel, first-in-class therapies for sexual dysfunction. We have a portfolio of four clinical and pre-clinical stage drug candidates. We intend to seek Food and Drug Administration, or FDA, approval of our two lead products via the 505(b)(2) new drug application, or NDA, pathway.

        Our lead product candidate is Lorexys™, a first-in-class, proprietary fixed-dose combination therapy entering Phase 2b clinical trials for the treatment of female hypoactive sexual desire disorder, or HSDD. HSDD is characterized by a lack or absence of sexual fantasies and desire for sexual activity, causing marked distress or interpersonal difficulties. HSDD affects over 12 million women in the United States and has no FDA-approved therapies. Data from our Phase 2a clinical trial indicate that Lorexys™ is a generally well-tolerated therapy that may provide improvement in sexual desire and arousal in women suffering from HSDD. We expect to initiate the Phase 2b clinical trials for Lorexys™ during 2015 and to receive interim data from the first study in late 2015.

        Our second product candidate, Orexa™, is in development for the treatment of male HSDD, a condition that affects approximately eight million men in the United States. There are no therapies for male HSDD that have been approved by the FDA and no known competing drugs currently in development for male HSDD. We expect to initiate a Phase 2a clinical trial in the second quarter of 2015 for Orexa™, and, pending clinical data, to initiate Phase 2b clinical trials in 2016.

        Our pipeline also includes two pre-clinical candidates. S1B-307, our most advanced pre-clinical product candidate, is a peptide for the treatment of female sexual arousal disorder, or FSAD, and female orgasmic disorder, or FOD. We expect to file an investigational new drug application, or IND, in 2015 for S1B-307 and commence Phase 2a clinical trials shortly thereafter. S1B-3006, our second pre-clinical product candidate, is a proprietary second-generation agent combining active compounds present in Lorexys™ and S1B-307 for treatment-resistant sexual dysfunction conditions. We plan to file an IND in mid-2016 for S1B-3006 and commence clinical trials shortly thereafter. We expect to have four proprietary programs targeting multiple sexual dysfunction indications in clinical trials in 2016.

        Our lead product candidate, Lorexys™, is an oral, proprietary fixed-dose combination tablet of two antidepressants, bupropion and trazodone, for the treatment of female HSDD in pre-menopausal women.

        Based on Phase 2a clinical trial data, we believe Lorexys™ has the following advantages as a first-in-class therapy for HSDD:

  •
  Novel mechanism of action:  Lorexys™'s dual mechanism of action may contribute to its potential efficacy in desire and arousal. The results of our Phase 2a clinical trial suggest a possible synergistic effect of our novel fixed-dose combination of bupropion and trazodone designed to restore the balance of key neurotransmitters in the brain which impact sexual desire.

  •
  Promising efficacy:  Lorexys™ demonstrated statistically significant (p-value <0.05) superiority compared to the active control, bupropion, in a Phase 2a clinical trial of 30 premenopausal women with HSDD based on our primary endpoint, the Female Sexual Function Index's—Desire subscale, or FSFI-D, an endpoint used as the primary measure of sexual desire in other HSDD programs, and which has been accepted by the FDA as the primary desire endpoint for at least one other company's clinical trials relating to HSDD. The FDA requires statistically significant superiority over placebo in the proportion of responders to establish a drug as having a clinically meaningful benefit. Based upon our review of published scientific literature, statistically significant superiority (p-value <0.05) in the proportion of responders requires a 20% difference in responder rates. Accordingly, we believe that the benchmark for approval by the FDA for a central nervous system, or CNS, drug is yielding a rate of responders at least 20 percentage points higher than placebo on the primary endpoint tested, a standard to our knowledge not previously met in a HSDD drug candidate clinical trial. This threshold was exceeded by Lorexys™ in the Phase 2a clinical trial against an active control rather than placebo. We believe Lorexys™ is the first HSDD drug candidate to show a majority of patients reaching remission in a clinical trial.

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  Encouraging safety and tolerability profile:  Our Phase 2a clinical trial met our safety/tolerability goals, with only one tolerability-related dropout. In addition, while sedative effects were reported among patients, the effects reported were not severe and did not cause any patients to drop out of the trial, supporting our hypothesis that the unique, dual mechanism of action would moderate side effects associated with bupropion and trazodone when used as monotherapies.

        Before obtaining regulatory approval for the commercial sale of LorexysTM, we must demonstrate with substantial evidence gathered in pre-clinical studies and well controlled clinical trials, including through the planned Phase 2b and Phase 3 clinical trials, to the satisfaction of the FDA, that LorexysTM is safe and effective for the treatment of female HSDD in pre-menopausal women.

Our Product Pipeline

        The following table summarizes the phases of development for each of our current product candidates:

Our Strategy

        Our objective is to be a leading provider of first-in-class products for the treatment of sexual dysfunction in women and men. Key elements of our strategy include:

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  Complete development of non-hormonal CNS drugs using 505(b)(2) pathway.  We expect to continue development of proprietary formulations of first-in-class non-hormonal CNS treatments for sexual dysfunction using previously approved active ingredients with proven safety to take advantage of the 505(b)(2) regulatory approval pathway. We expect this pathway to result in approval with fewer clinical and nonclinical studies than under a full NDA. For example, we have designed our clinical programs to advance LorexysTM and OrexaTM for registration filing in the United States using the 505(b)(2) regulatory pathway based on guidance received from the

    FDA on May 29, 2012 and November 7, 2012, respectively. If our clinical programs are successful, we also expect to submit for approval to market in selected foreign jurisdictions, including filing a marketing authorization application to the European Medicines Agency, which, if approved, would provide a single marketing authorization that is valid for all European Union member countries and certain other countries.

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  Innovative clinical trial design specific to sexual dysfunction.  We believe that the experience of our management team in the field of sexual dysfunction and our sole focus on developing drugs for sexual dysfunction have assisted us in developing clinical trial designs which are informed by prior clinical experience with recent competitive product candidates. In particular, Dr. Robert E. Pyke, our Chief Medical Officer, has managed some of the largest HSDD clinical trials performed to date and is responsible for developing our innovative clinical trial designs. For example, patients in the Phase 2a clinical trial for LorexysTM completed a prospective 24-item symptoms checklist, as we believe that safety assessments from prior clinical trials for HSDD were limited by the underestimation of side effects and withdrawal effects.

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  Develop a diverse portfolio of products to treat sexual dysfunction.  We have four product candidates that address multiple sexual dysfunction conditions. We believe that developing complementary products addressing desire, arousal and orgasm, three of the major causes of sexual dysfunction in females and males, will efficiently drive prescriptions from gynecologists, psychiatrists, other high prescribing specialists and primary care physicians. In addition, we believe the breadth of our pipeline will be uniquely attractive to strategic partners active in, or looking to enter, the field of sexual dysfunction. We intend to seek collaboration arrangements with other pharmaceutical companies to facilitate the manufacturing, marketing, sale and distribution of our product candidates, which will help fund our future product development efforts.

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  Pursue multiple label expansion opportunities.  As a result of the dual mechanisms of action of our non-hormonal CNS drugs, we believe that each of our product candidates may have use in multiple indications. We believe that the design of our clinical trials will efficiently take advantage of potential label expansion opportunities that we have identified by incorporating secondary measures that will test the potential of each product candidate to treat other indications within the broad category of sexual dysfunction. For example, we intend to use the full 19-item Female Sexual Function Index, not just the FSFI-D subscale, in the Phase 2b clinical trials of LorexysTM for female HSDD to test the potential of LorexysTM for treating dysfunction in arousal and orgasm, and for treating sexual pain. Thus, the diagnostic measures will determine not just whether the patient has HSDD but also whether she has FSAD, female orgasmic disorder, and/or a sexual pain disorder. Similarly comprehensive diagnostics and endpoints are expected to be used in the OrexaTM trial for male HSDD.

Overview and Treatment of HSDD in Women

        FSD refers to a group of disorders that cause behavioral distress due to reduced response to, and experience of, sexual pleasure. In the United States, over 15 million women have been estimated to experience FSD and according to a 2010 study performed by Campbell Alliance, 83% of gynecologists receive ten or more inquiries every month regarding the condition.

Source: Campbell Alliance, Mar-Apr 2010. Results of surveys/interviews with 101 gynecologists.

        HSDD is the most common form of female FSD and is recognized by the International Statistical Classification of Diseases and Related Health Problems, the main coding authority for third-party health-care reimbursement. HSDD is characterized as distress caused by a lack or absence of sexual fantasies and desire for sexual activity. The condition can also impact emotional well-being and interpersonal relationships, leading to the potential onset of mental illnesses such as depression. In addition, the average duration of onset in pre-menopausal women has been determined to be five years based on a June 2010 document by Boehringer Ingelheim for their flibanserin trials.

        According to the 2008 PRESIDE study of over 30,000 women in the United States, HSDD is estimated to impact 9.0% of women ages 18 to 44, 12.3% of women ages 45 to 64, and 7.4% of women ages 65 and over—or approximately 12 million women in the United States alone. The population suffering from HSDD in Europe is estimated to be similar to the number affected in the United States.

        Although HSDD is a reimbursable indication, there are currently no FDA-approved treatment options for female HSDD in the United States. Off-label options include bupropion, which has demonstrated marginal efficacy, and testosterone, which can be accompanied by excess hair growth and acne, has been linked to increased rates of cancer, and is now required by the FDA to include a label warning detailing an associated risk of venous blood clots. Other treatment options for female HSDD include lifestyle changes, treatment of coexisting psychiatric disorders, switching or discontinuing medications that could impact sexual desire, hormone therapies, and herbal remedies. We are also aware that flibanserin, a non-hormonal oral drug, has been investigated for treatment of pre-menopausal women with HSDD, but received Complete Response Letters, which is a letter the FDA issues when it determines that a drug candidate will not be approved in its present form or with the data contained in the original application, in August 2010 and October 2013 on the basis of safety concerns and a modest risk-benefit evaluation. The most recent rejection is under appeal and the sponsor has announced plans for additional Phase 1 studies to assess safety issues specific to flibanserin. While bupropion, a constituent drug of Lorexys™ and Orexa™, has been investigated for treatment of women with HSDD, it has not been submitted for FDA approval. We are aware that bupropion is used to treat HSDD off-label and has been recommended in publications such as The Journal of Family Practice based on its potential to reduce sexual dysfunction in pre-menopausal women.

        Due to pressing clinical need and limited treatment options, the FDA has explicitly prioritized FSD as a disease area for which the FDA will be obtaining patient input in public forums as part of the agency's Patient-Focused Drug Development initiative through 2015.

Overview and Treatment of HSDD in Men

        The incidence of male HSDD is approximately 15% based on the National Health and Social Life Survey in 1999 of over 1,200 men, ages 18 to 59, in the United States, the largest cross-sectional epidemiology study conducted to date. The incidence of a desire condition was determined to be 14% in men under age 30, double that of ED at 7%, and the incidence of sexual desire conditions in men over age 50 was 17%, a figure similar to that of ED, which had an incidence of 18%. Based on this study, we estimate that approximately eight million men in the United States experience HSDD.

        There are currently no FDA-approved pharmaceutical options available in the United States for the treatment of HSDD in men. While testosterone is typically prescribed off-label for male HSDD, use in patients with normal endogenous testosterone levels yields unclear benefits. ED therapies, which are similarly prescribed off-label, do not address the complications caused by neurotransmitter imbalances in the brain. Non-pharmacologic options used to treat male HSDD include lifestyle changes, treatment of coexisting medical or psychiatric disorders, switching or discontinuing medications that could impact sexual desire, other hormone therapies, herbal remedies, and marital therapy.

Market Opportunity for HSDD

        HSDD is estimated in the United States to impact 12 million women and 8 million men. We believe HSDD may be under-reported given the nature of the indication and current lack of treatment options. We estimate that the population suffering from HSDD in Europe is approximately equal to the number affected in the United States.

Our Solution for HSDD

        We have developed Lorexys™ and Orexa™ for the treatment of HSDD in women and men, respectively. The scientific basis for the development of both therapeutics is the Kinsey dual control model, which maintains that sexual desire, arousal and orgasm are modulated by mechanisms in the brain that involve the balance of excitatory and inhibitory systems through neurotransmitters, hormones, and psychosocial inputs. Lorexys™ and Orexa™ are designed to restore the balance of three neurotransmitters, dopamine, serotonin and norepinephrine, which are known to regulate sexual inhibition and sexual excitation.

        Lorexys™ and Orexa™ are oral, non-hormonal, fixed-dose combinations of two antidepressants, bupropion and trazodone, which were approved by the FDA in 1985 and 1981, respectively, and are widely prescribed. Trazodone is an antagonist inhibiting serotonin receptors relevant to sexual function, also known as 5-hydroxytryptamine type 2A receptors, or 5-HT2A receptors, and is sedating (characterized by a decrease in mental activity). The most common adverse reactions on the package inserts for trazodone are fatigue, somnolence, and infrequently, decreased heart rate and hypotension. Bupropion blocks neuronal reuptake of dopamine and norepinephrine, increasing synaptic dopamine and norepinephrine and is activating (characterized by an increase in mental activity). The most common adverse reactions on the package inserts are tremors, anorexia, weight loss, insomnia, anxiety, agitation, and infrequently, increased blood pressure and increased heart rate. Trazodone and bupropion, which have been observed in published studies to reduce the incidence of sexual dysfunction, are not widely used as single agents for sexual dysfunction due to their side effect profiles and insufficient efficacy. Our focus on Lorexys™ and Orexa™ was to identify fixed ratios of bupropion and trazodone that balance the activating and sedating impact of the two products, which we believe will have the effect of reducing the potential side effects resulting from the individual use of these drugs while maximizing their pro-sexual efficacy.

Clinical Trials

Lorexys™ Phase 2a Clinical Trial

        At our pre-IND meeting with the FDA on May 29, 2012, the FDA recommended that, instead of the smaller one-week safety exposure study we proposed, we initiate a four to eight week study with a large enough sample size to test the efficacy, as well as safety and tolerability, of LorexysTM for the treatment of female HSDD in order to obtain sufficient data to make a preliminary benefit-risk evaluation. Accordingly, we shifted from the proposed in-depth Phase 1 study in women to a Phase 2a clinical trial of longer duration testing efficacy, safety and tolerability. The clinical development of Lorexys™ was initiated in January 2013 with submission of an IND application to the FDA. In April 2013, we began enrolling pre-menopausal women with HSDD in our Phase 2a clinical trial of Lorexys™. The study's primary objective was to evaluate safety, tolerability and pro-sexual efficacy of Lorexys™ as compared to bupropion, the active control. Other objectives included exploration of the onset and duration of action of Lorexys™ using two different fixed-dose ratios in order to help inform the optimal dose to be used in future trials.

        The clinical trial was designed as an adaptive, three-way crossover, open-label trial involving 30 pre-menopausal women who met the criteria for HSDD. The study was conducted at two clinical sites in Cincinnati and Beachwood, Ohio by Molly A. Katz, M.D. and Robert T. Segraves, M.D., Ph.D., respectively. Each of Dr. Katz and Levine, Risen and Associates, Inc., the corporation that employs Dr. Segraves, entered into consulting agreements pursuant which Dr. Katz and Dr. Segraves conducted the trials, and we paid $300 per hour of contact with subjects screened for, or participating in, the clinical trial, plus specified administrative expenses. Both Dr. Katz and Dr. Segraves are key opinion leaders in the sexual dysfunction space, and have participated in many clinical trials testing novel agents for sexual dysfunction. Each subject received:

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  Daily administration of a 300 mg dose of bupropion, the active control, for four weeks followed by a one to four week washout period (bupropion at this dosage has been cited in publications, such as an article in the February 2013 edition of The Journal of Family Practice, as potentially improving sexual function in pre-menopausal women);

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  Daily administration of a low dose of Lorexys™ for four weeks followed by a one to four week washout period; and

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  Daily administration of a moderate dose of Lorexys™ for four weeks followed by a week-long washout period.

        To determine whether testing Lorexys™ at a high dose would be necessary in order to demonstrate efficacy, the study's protocol required an interim analysis be performed when results became available for the first 15 patients treated on moderate-doses. Based on the interim analysis performed in December 2013, we determined testing a higher dose of Lorexys™ would not be necessary due to the efficacy of low and moderate doses.

        Patients completed weekly questionnaires and were assessed during eight clinic visits. The primary outcome measure for efficacy was the Female Sexual Function Index's—Desire subscale, or FSFI-D, acknowledged by the FDA as a primary measure of sexual desire in other clinical HSDD programs. The secondary outcome measures for efficacy were the Female Sexual Distress Scale-Revised, or FSDS-R, particularly its item 13. The FSDS-R is a standard questionnaire measuring sexually related personal distress in women with female sexual dysfunction, and item 13 is the FDA-acknowledged measure of distress about low desire, and the Patient's Global Impression of Change, or PGIC, a single-item rating scale to measure the efficacy of treatments. Patients were required to write a short description of why they rated themselves at a given level.

        A general adverse event inquiry, assessment on the standard Columbia suicidality scale and the PHQ-9 depression scale, standard laboratory studies, vital signs, and electrocardiograms were reviewed to assess safety. Patients also completed a prospective 24-item symptoms checklist, as we believe that safety assessments from prior trials for HSDD were limited by the underestimation of side effects and withdrawal effects.

        Each of the outcome measures shown below reflect 29 patients treated with bupropion and 25 patients treated with Lorexys™. The efficacy of bupropion in the trial was consistent with efficacy shown in prior studies published by Dr. Segraves in 2001 and 2004 of bupropion as a monotherapy for HSDD.

        The primary outcome measure, FSFI-D assessed patient-reported levels of desire based on a two-item scale from 2 (very low or no desire, and feeling desire almost never or never) to 10 (very high desire, and feeling desire almost always or always). The chart below shows the proportion of patients whose score increased at least two points, which is the standard definition of a responder as cited in the June 2010 briefing document by Boehringer Ingelheim in connection with their flibanserin trials.

        For the primary endpoint, FSFI-D, the group of patients receiving Lorexys™ reporting as responders was 38 percentage points higher than for patients receiving bupropion, the active control.

        The chart below shows the proportion of patients whose score was 5 or higher, which is the standard cutoff for reaching remission as cited in the September 2010 edition of The Journal of Sexual Medicine.

        A majority of patients treated with Lorexys™ reached remission, and the group receiving Lorexys™ reaching remission was 34 percentage points higher than patients receiving bupropion, the active control.

        Per recommendation by the FDA for a previous HSDD drug trial, the main secondary outcome measure of sexual distress was item 13 of the FSDS-R, which asks "How often were you bothered about low desire?" Patients responded on a scale of 0 (never) to 4 (always) bothered about low desire. The chart below shows patients who reported a decrease of 1 point (for example, from 3-frequently bothered to 2-occasionally bothered), which are considered responders.

        Results for FSDS-R supported the primary endpoint, as the proportion of patients responding on Lorexys™ was 40 percentage points higher than patients receiving bupropion, the active control.

        The chart below shows the patients that reported a score of 2 or fewer, where 2 equals occasionally bothered about low desire, which is the definition of reaching remission.

        Utilizing FSDS-R, the group receiving Lorexys™ that reached remission was 43 percentage points higher than patients receiving bupropion, the active control.

        For PGIC, one of the secondary outcome measures, patients were asked how low desire and associated distress changed since starting the current drug treatment. The chart below shows the number of patients responding that their sexual desire and distress about low desire was "moderately improved," "much improved," or "very much improved."

        Results for PGIC supported the primary endpoint, since the group of patients receiving Lorexys™ responding that their sexual desire and associated distress was at least "moderately improved," following treatment with Lorexys™ was 34 percentage points higher as compared to the group receiving bupropion.

        The FDA requires statistically significant superiority over placebo in the proportion of responders to establish a drug as having a clinically meaningful benefit. Based upon our review of published scientific literature, meaningful and statistically significant superiority (p-value <0.05) in the proportion of responders requires a 20% difference in responder rates. While we believe that 20% superiority over placebo is the benchmark for approval by the FDA for a CNS drug, the trial was designed with the objective of demonstrating greater than 30% superiority in responders over bupropion, the active control that showed efficacy in our Phase 2a clinical trial consistent with efficacy shown in prior published studies. The following is a summary of the superiority Lorexys™ over bupropion under the primary and secondary outcome measures:

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  For the primary endpoint, FSFI-D, the response rate for patients receiving Lorexys™ demonstrated 38% (p-value=0.0066) superiority (76% vs 38%) to the response rate for patients receiving bupropion.

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  For the secondary endpoint FSDS-R, item 13, the response rate for patients receiving Lorexys™ demonstrated 40% (p-value=0.0033) superiority (88% vs 48%) to the response rate for patients receiving bupropion.

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  For the secondary endpoint PGIC, the response rate for patients receiving Lorexys™ demonstrated 34% (p-value=0.0229) superiority (58% vs 24%) to the response rate for patients receiving bupropion.

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  Across all outcome measures, on average, the response rate for patients receiving Lorexys™ demonstrated 36% superiority to the response rate for patients receiving bupropion over the course of four weeks. For each of the three outcome measures, the difference between the response rate for bupropion and Lorexys™ demonstrated statistically significant (p-value<0.05) or highly significant (p-value<0.01) trends.

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  As further evidence of efficacy in the trials, for the outcome measures for which remission was measured, FSFI-D and FSDS-R, on average, the remission rate for patients receiving Lorexys™ demonstrated 38% superiority to the remission rate for patients receiving bupropion.

        The p-value is the probability of obtaining a test result by chance alone. P-values of 0.05 and 0.01 suggest that a result would be obtained by chance alone, rather than a real difference between treatments, 1-in-20 times and 1-in-100 times, respectively, that an experiment is conducted. A p-value of 0.01 is consistent with a result being obtained by chance alone 1-in-100 experiments. The highest p-value among our Phase 2a clinical trial's comparisons, 0.0229, represents a 1-in-44 chance that the results were due to chance instead of due to a real difference. The lowest p-value among the trial's comparisons, 0.0033, represents a 1-in-300 probability that the results are due to chance.

        For each of the outcome measures, we compared results by assessing patients before they received treatment, which we used as the baseline assessment, and after they received bupropion alone and Lorexys™. We used pre-treatment assessments as the baseline in order to be able compare the results of each treatment against a standard measure. Patients receiving moderate dose Lorexys™ had previously been administered bupropion for four weeks and a low dosage of Lorexys™ for four weeks over a period of 10-16 weeks, including washout periods, while patients receiving bupropion had received no prior treatment. While the washout periods were designed to eliminate any effects of prior treatment, the results for patients receiving bupropion and Lorexys™ are not entirely comparable as in certain cases patients did not return to the baseline by the end of the washout period. As a result, we conducted a sensitivity analysis for the purpose of assessing whether the carryover effect of prior treatment significantly affected the results of moderate dose Lorexys™ treatment. Of the 25 patients that started moderate dose Lorexys™ treatment, 17 were categorized at the beginning of treatment as having HSDD according to FSFI-D and 14 were categorized as having HSDD according to FSDS-R. Eleven patients in this subgroup responded to moderate dose Lorexys™ according to both outcome measures, representing 65% of patients identified as having HSDD by FSFI-D and 79% of patients identified as having HSDD by FSDS-R. Seven patients and nine patients in this subgroup reached remission using moderate dose Lorexys™ as assessed by FSFI-D and FSDS-R, respectively. The patients in this subgroup reaching remission represented 41% of patients identified as having HSDD by FSFI-D and 64% of patients identified as having HSDD by FSDS-R. The charts below show the sensitivity analysis comparing the results of all patients treated with bupropion to those patients in this subgroup treated with moderate dose Lorexys™, which demonstrated an average superiority for Lorexys™ over the active control, bupropion, of approximately 30 percentage points. We believe this sensitivity analysis validates the results and conclusions of our trial.

        Accordingly, the study's objective was met, as patients receiving Lorexys™ exceeded the response rate of patients receiving bupropion by at least 30%, which, together with the sensitivity analysis, is our primary basis for proceeding to larger scale Phase 2b clinical trials for Lorexys™.

        Based upon the existing literature, we believe this is the first HSDD trial where the experimental drug was compared to an active control rather than a placebo. We are very encouraged by the magnitude of superiority in responders over bupropion, the active control. To our knowledge, all of the published HSDD clinical trials that have been conducted historically used placebo as the comparator, and none has shown a superiority in responders of greater than 17% versus placebo on the primary endpoint.

Program	Phase	Measure	Duration	Responders on best dose of drug	Responders on control (placebo)	Delta
IntrinsaTM Testosterone patch used as adjunct for HSDD in menopausal women (approved in Britain)	3	Average of Desire, SSE and Distress Meaningful benefit*	24 weeks	48% 52%	34% 31%	14 21	% %
Bremelanotide Subcutaneous for HSDD/FSAD in pre-menopausal women	2b	Average of 2 on FSD & Distress Average of 6 on FSD & Distress	12 weeks	48% 34%	32% 19%	16 15	% %
Femprox®	2b	Average SSE & improved*	8 weeks	60%	41%	19%
Topical for FSAD
		Average arousal & improved*	6 weeks	67%	54%	13	%†
Flibanserin	3	Average of 5 measures	24 weeks	47%	37%	10%
Oral for HSDD in pre-menopausal women		Meaningful benefit*		40%	25%	15%
				LorexysTM mod-dose	bupropion
LorexysTM	2a	FSFI-D	4 weeks	76%	38%	38%
		FSDS-R, item 13		88%	48%	40%
		PGIC–moderately, much or very much improved		58%	24%	34%

*
Yes or no.

†
Difference not statistically significant.

        Lorexys™ also met the safety/tolerability goal of less than 20% adverse event dropouts as one patient out of 27 (3.7%) dropped out of the study due to adverse events. This patient, who exhibited excessive clitoral engorgement, responded to supportive treatment within a few days. Sedative adverse events such as somnolence, fatigue and sedation were reported by most patients in our 24-item prospective checklist designed to elicit additional information about side effects. No sedative adverse events were reported to be severe and never led to a patient dropping out of the study. Overall, the safety and adverse event profile of Lorexys™ supported our hypothesis that our proprietary fixed-dose combination of trazodone and bupropion would moderate the side effects associated with these two agents when used as monotherapies. We believe our side effect profile is a competitive advantage given that other CNS agents tested for HSDD have demonstrated questionable safety profiles, which have been implicated in their failure to obtain FDA approval.

Lorexys™ Phase 2b and Phase 3 Clinical Trials

        We plan to enroll patients in up to three randomized, double-blind, placebo-controlled, parallel Phase 2b clinical trials to test minimum effective dose, maximum effective dose and the effects of discontinuing medication. We expect data from the maximum effective dose study in the second half of 2015. We expect to enroll a total of approximately 520 patients in these studies.

        In certain circumstances, we may instead conduct the withdrawal trial as part of our Phase 3 clinical trials or eliminate the minimum effective dose trial.

        Before obtaining regulatory approval for the commercial sale of LorexysTM, we must demonstrate with substantial evidence gathered in at least two Phase 3 clinical trials, to the satisfaction of the FDA, that LorexysTM is safe and effective for the treatment of female HSDD in pre-menopausal women. We expect to design our Phase 3 clinical trials based upon the precedents set in past NDAs for HSDD product candidates that were accepted for filing by FDA. Those programs studied approximately 1,000 subjects on the best dose of the product candidate in Phase 3 placebo-controlled six-month efficacy trials, approximately 1,000 subjects for 12 months in open-label (non-controlled) safety trials, and approximately 200 to 300 subjects in a three to six month double-blind randomized withdrawal study (responders to the product candidate were randomized for a three to six month treatment with the product candidate or placebo). We intend to initiate Phase 3 trials of LorexysTM in 2016 and to conclude the trials before the end of 2017. We expect that being allowed to advance to Phase 3 will require Phase 2b results showing at least 15-20% (p-value <0.05) superiority over placebo at a dose that is well tolerated with less than 15% adverse event dropouts and no related serious adverse events with any lasting disability.

Orexa™ Phase 2a Clinical Trial

        We intend to initiate clinical development of Orexa™ by filing in the second half of 2014 a new IND application with the FDA following their review of safety and tolerability data from the Phase 2a clinical study for Lorexys™. We have designed our Phase 2a clinical trial for Orexa™ for male HSDD based upon recommendations received from the FDA on November 7, 2012 and based upon the FDA's recommendation with respect to the clinical trials of LorexysTM that we initiate a longer study with a large enough sample size to test the efficacy, as well as safety and tolerability, in order to obtain sufficient data to make a preliminary benefit-risk evaluation. The study's primary objective is to evaluate Orexa™'s safety, tolerability, and pro-sexual efficacy compared to placebo. Other objectives include exploration of the onset and duration of action of Orexa™, which will be dosed using two fixed ratios to inform the optimal dose in future trials. To select fixed dose ratios, we will consider the ratios found to be promising in women based on our Lorexys™ Phase 2a study. We anticipate enrolling approximately 40 patients in this study with expected endpoints to be male sexual desire, sexual distress scales, and a patient's global impression of treatment scale.

Other Products in Preclinical Development

        We are also developing two pre-clinical product candidates targeting other sexual dysfunction indications. S1B-307 is in preclinical development for the treatment of FSAD and FOD. Based on public literature, the active component of S1B-307 has therapeutic potential for the treatment these disorders, and we believe our innovative formulation and mechanism of delivery may improve efficacy, onset, and duration of action. We expect to submit an IND for S1B-307 in 2015 and plan to develop a formulation of S1B-307 for treatment-resistant ED conditions, as well as male delayed ejaculation.

        We plan to submit an IND in early 2016 for a second-generation drug candidate, S1B-3006, consisting of a proprietary combination of S1B-307 and Lorexys™, for female treatment-resistant sexual dysfunction conditions. We also anticipate formulating a separate product candidate that will combine S1B-307 and Orexa™ to treat men with treatment-resistant sexual dysfunction conditions.

Intellectual Property

        The proprietary nature of, and protection for our product candidates and discovery programs and know-how are important to our business. The company's strategy is to develop first-in-class products for sexual dysfunction in both women and men and to obtain patent protection for pharmacokinetic profiles, timing of administration, dose strengths and drug combinations. We will also seek to protect specific formulations and administration regimens relating to our product candidates.

        We have one patent application directed to the composition of matter, including fixed-dose ranges, and use of bupropion and trazodone to treat sexual dysfunction pending in the United States, another application pending in Europe, and 13 applications pending in other jurisdictions. Any patents that may issue from the pending United States application will expire in 2032 absent term extensions or adjustments that may be available.

        We have one Patent Cooperation Treaty international patent application directed to the composition of matter and use of a particular drug receptor agonist combinations to treat sexual dysfunction pending, which is due for nationalization in February 2015.

        In addition to patents, we rely upon unpatented trade secrets, know-how, and continuing technological innovation to develop and maintain a competitive position. We seek to protect our proprietary information, in part, through confidentiality agreements with our employees, collaborators, contractors and consultants, and invention assignment agreements with our employees and some of our collaborators. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses requiring invention assignment, to grant us ownership of technologies that are developed through a relationship with a third party.

General considerations

        As with other biotechnology and pharmaceutical companies, our ability to maintain and solidify a proprietary position for fixed-dose formulations of bupropion and trazodone to treat sexual dysfunction will depend upon our success in obtaining effective patent claims and enforcing those claims once granted. Our commercial success will depend in part upon not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, obtain licenses, or cease certain activities. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights.

        The term of a patent that covers a FDA-approved drug may be eligible for patent term extension, which provides patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our pharmaceutical products receive FDA approval, we expect to apply for patent term extensions on patents covering those products.

        Many pharmaceutical companies, biotechnology companies and academic institutions are competing with us in the field of sexual dysfunction disorders and filing patent applications potentially relevant to our business. Even when a third-party patent is identified, we may conclude upon a thorough analysis, that we do not infringe upon the patent or that the patent is invalid. If the third-party patent owner disagrees with our conclusion and we continue with the business activity in question, we may be subject to patent litigation. Alternatively, we might decide to initiate litigation in an attempt to have a court declare the third-party patent invalid or non-infringed by our activity. In either scenario, patent litigation typically is costly and time-consuming, and the outcome can be favorable or unfavorable.

Competition

        The pharmaceutical industry is highly competitive and is subject to rapidly evolving technological change. While we believe our research and development expertise and scientific knowledge provide a competitive advantage, there is strong competition and financial incentive to develop, market, and manufacture pharmaceuticals for the treatment of FSD. There is currently no FDA-approved treatment in the United States and the indication is prioritized by the FDA in its Patient-Focused Drug Development Program. Thus, we face competition from both large and small pharmaceutical and biotechnology companies, specifically manufacturers that are targeting therapies for sexual dysfunction conditions.

        The following table shows products in development for the treatment of HSDD or FSD:

Drug	flibanserin	bremelanotide	LybridoTM / LybridosTM	IntrinsaTM (Testosterone patch)	Femprox®
Developer	Sprout Pharmaceuticals, Inc.	Palatin Technologies	Emotional Brain BV	Actavis plc	Apricus Biosciences, Inc.
Clinical Stage	NDA (Rejection in two Complete Response Letters—undertaking two additional Phase 1 drug interaction studies and a Phase 1 driving simulator study)	Phase 2b	Phase 2b	Britain NHS post-menopausal only	Phase 2b
Indication	HSDD in pre-menopausal women	HSDD / FSAD in pre-menopausal women	HSDD in women	Adjunct for HSDD in menopausal women	FSAD
Mechanism of Action	5-HT2A antagonist 5-HT1A agonist	Melanocortin agonist (MC1/MC4)	5-HT1A agonist Androgen receptor	Androgen receptor	Prostaglandin E1
Actives	flibanserin	bremelanotide	Sildenafil + testosterone (LybridoTM) testosterone + buspirone hydrochloride (LybridosTM)	testosterone	alprostadil
Administration	Oral	Subcutaneous	Topical	Transdermal	Topical

        We are aware that the non-hormonal drug, flibanserin, has been investigated for treatment of HSDD in pre-menopausal women. In June 2010, a federal advisory panel to the FDA unanimously voted against recommending flibanserin for approval, causing Boehringer Ingelheim to discontinue development. In June 2013, Sprout Pharmaceuticals, Inc., or Sprout, a third party licensee of flibanserin, submitted a new NDA for the drug including 14 new clinical studies. Sprout received a Complete Response Letter in October 2013 denying approval on the grounds of safety and modest risk-benefit evaluation. The manufacturer appealed the decision in December 2013 and prior to submitting a new NDA, will be conducting two additional Phase 1 studies and a driving study in response to the FDA's concerns regarding flibanserin's safety. Based upon publicly available information, Sprout has indicated that it plans to resubmit the NDA for flibanserin in December 2014.

        We are also aware of bremelanotide, an on-demand subcutaneous injectable melanocortin receptor agonist administered in conjunction with anticipated sexual activity for treatment of HSDD and FSAD in pre-menopausal women. Bremelanotide's manufacturer, Palatin Technologies, has announced plans to start Phase 3 clinical trials in the fourth quarter of 2014.

        Emotional Brain BV is developing two different oral fixed-dose combination drugs: a combination of sildenafil and testosterone (LybridoTM) and a combination of testosterone and buspirone hydrochloride (LybridosTM). The manufacturer has also conducted Phase 2b studies in pre-menopausal women with HSDD. LybridoTM is designed for women with HSDD caused by insensitivity to sexual cues and LybridosTM for women with HSDD resulting from negative associations with sex. Emotional Brain BV has announced plans to commence Phase 3 pivotal trials for LybridoTM in fall of 2014.

        Actavis plc has completed two Phase 3 efficacy trials on IntrinsaTM, a testosterone transdermal patch targeted for treatment of HSDD in women who have undergone a hysterectomy and removal of both ovaries. IntrinsaTM demonstrated statistically significant superiority over placebo in trials, but was rejected by FDA in December 2004 due to long-term safety concerns.

        Apricus Biosciences, Inc. is developing Femprox®, an alprostadil-based topical cream designed for local application, for the treatment of FSAD. Femprox® showed increases of sexual arousal in women as compared to placebo in a Phase 2b trial in 2005. Apricus Biosciences received guidance for the further development of Femprox® from the FDA in August 2013 and the European regulatory authorities in the Netherlands and Germany in January 2014. Apricus Biosciences has stated that its goal is to enter into agreements with third parties to finish the development of Femprox®, but according to publicly available information, has not found a strategic partner.

        We also note that two other manufacturers, ANI Pharmaceuticals, Inc. and Vivus, Inc., have suspended the development of drugs intended to treat forms of FSD. ANI Pharmaceuticals developed LibiGelTM, a topical testosterone preparation, which failed to demonstrate meaningful efficacy improvement over placebo in Phase 3 trials. Vivus developed a topical gel containing aprostadil, AlistaTM, for the treatment of FSAD in women who have undergone hysterectomy. The manufacturer completed a Phase 2b study in 2006 testing the efficacy, in which AlistaTM failed to achieve statistically significant superiority over placebo.

        We believe Fabre-Kramer Pharmaceuticals, Inc. may be developing a formulation of gepirone, a 5-HT1A agonist (Gepirone-ERTM), for the treatment of HSDD, which the FDA previously denied for depression. While Fabre-Kramer has not publicly announced plans to develop Gepirone-ER for HSDD, the manufacturer has published studies suggesting potential effectiveness to improve sexual desire in women suffering depression and has issued statements indicating an interest to develop Gepirone-ER for indications beyond depression, including HSDD.

        We believe there may be other companies that are developing clinical-stage therapies for FSD indications worldwide.

Government Regulation

        As a clinical stage biopharmaceutical company that operates in the United States, we are subject to extensive regulation by the FDA, and other federal, state, and local regulatory agencies. The FDCA and its implementing regulations set forth, among other things, requirements for the research, testing, development, manufacture, quality control, safety, effectiveness, approval, packaging, labeling, storage, record keeping, reporting, distribution, import, export, advertising and promotion of our products. Although the discussion below focuses on regulation in the United States, we anticipate seeking approval for, and marketing of, our products in other countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Additionally, some significant aspects of regulation in Europe are addressed in a centralized way through the EMA, but country-specific regulation remains essential in many respects. The process of obtaining regulatory marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources and may not be successful.

United States Government Regulation

        The FDA is the main regulatory body that controls pharmaceuticals in the United States, and its regulatory authority is based in the FDCA. Pharmaceutical products are also subject to other federal, state and local statutes. A failure to comply explicitly with any requirements during the product development, approval, or post-approval periods, may lead to administrative or judicial sanctions. These sanctions could include the imposition by the FDA or an institutional review board, or IRB, of a hold on clinical trials, refusal to approve pending marketing applications or supplements, withdrawal of approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution.

        The steps required before a new drug may be marketed in the United States generally include:

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  Completion of non-clinical, or pre-clinical, studies, animal studies and formulation studies in compliance with the FDA's good laboratory practice, or GLP, regulations;

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  Submission to the FDA of an investigational new drug application, or IND, to support human clinical testing;

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  Approval by an IRB at each clinical site before each trial may be initiated;

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  Performance of adequate and well-controlled clinical trials in accordance with federal regulations, including requirements for good clinical practices, or GCPs, to establish the safety and efficacy of the investigational product candidate for each targeted indication;

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  Submission of a new drug application to the FDA and its acceptance by FDA for substantive review;

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  Satisfactory completion of an FDA Advisory Committee review, if applicable;

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  Satisfactory completion of an FDA inspection of one or more clinical trial sites to ensure compliance with GCPs;

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  Satisfactory completion of an FDA inspection of the manufacturing facilities at which the investigational product candidate is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate; and

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  FDA review and approval of the NDA.

Clinical Trials

        An IND is a request for authorization from the FDA to administer an investigational product candidate to humans. This authorization is required before interstate shipping and administration of any new drug product to humans that is not the subject of an approved NDA. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the IND becomes effective and the clinical trial proposed in the IND may begin. The FDA may submit questions after the 30-day period and after the trial was allowed to begin. Clinical trials involve the administration of the investigational product candidate to subjects under the supervision of qualified investigators following GCPs, requirements meant to protect the rights and health of subjects and to define the roles of clinical trial sponsors, administrators and monitors. Clinical trials are conducted under protocols that detail the subject inclusion and exclusion criteria, the dosing regimen, the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. Each protocol involving testing on United States subjects and subsequent protocol amendments must be submitted to the FDA as part of the IND. The informed written consent of each participating subject is required. The clinical investigation of an investigational product candidate is generally divided into three phases. Although the phases are usually conducted sequentially, they may overlap or be combined. The three phases of an investigation are as follows:

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  Phase 1.  Phase 1 includes the initial administration of an investigational product candidate to humans. Phase 1 studies may be conducted in subjects with the target disease or condition or healthy volunteers. These studies are designed to evaluate the safety, metabolism, pharmacokinetic properties, or PKs, and pharmacologic actions of the investigational product candidate in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness. During Phase 1 studies, sufficient information about the investigational product candidate's PKs and pharmacological effects may be obtained to permit the design of Phase 2 studies. The total number of participants included in Phase 1 studies varies, but is generally in the range of 20 to 80.

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  Phase 2.  Phase 2 includes the controlled clinical trials conducted to evaluate the effectiveness of the investigational product candidate for a particular indication(s) in subjects with the disease or condition under study, to determine dosage tolerance and optimal dosage, and to identify possible adverse side effects and safety risks associated with the product candidate. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a limited subject population, usually involving no more than several hundred participants.

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  Phase 3.  Phase 3 studies are controlled clinical trials conducted in an expanded subject population at geographically dispersed clinical trial sites. They are performed after preliminary evidence suggesting effectiveness of the investigational product candidate has been obtained, and are intended to further evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the product candidate, and to provide an adequate basis for drug approval. Phase 3 studies usually involve several hundred to several thousand participants. In most cases, the FDA requires two adequate and well controlled Phase 3 studies to demonstrate the safety and efficacy of the drug. A single Phase 3 study with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

        The decision to terminate development of an investigational product candidate may be made by either a health authority body, such as the FDA or IRB/ethics committees, or by a company for various reasons. The FDA may order the temporary, or permanent, discontinuation of a clinical trial, which is referred to as a clinical hold, at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. In some cases, clinical trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a clinical monitoring board or data safety monitoring board. In some clinical studies, it may be required that this group authorize whether a trial may move forward at designated check points. These decisions are based on limited access to data from the ongoing trial. The suspension or termination of development can occur during any phase of clinical trials if it is determined that the participants or subjects are being exposed to an unacceptable health risk or if it becomes clear that the investigational drug cannot be shown to be effective in the target indication. In addition, there are requirements for the registration of ongoing clinical trials of product candidates on public registries and the disclosure of certain information pertaining to the trials as well as clinical trial results after completion.

        A sponsor may be able to request a special protocol assessment, or SPA, the purpose of which is to reach agreement with the FDA on the Phase 3 study protocol design and analysis that will form the primary basis of an efficacy claim. An SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the product candidate was identified after the testing began. An SPA is not binding if new circumstances arise, and there is no guarantee that a study will ultimately be adequate to support an approval even if the study is subject to an SPA.

        Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational product candidate information is submitted to the FDA in the form of an NDA to request market approval for the product in the specified indication(s).

New Drug Applications

        In order to obtain approval to market a drug in the United States, a marketing application must be submitted to the FDA that provides data establishing the safety and effectiveness of the product candidate for the proposed indication. The application includes all relevant data available from pertinent pre-clinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product's chemistry, manufacturing, and controls, or CMC, and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a product, or from a number of alternative sources, including studies initiated by investigators, or even the published scientific literature. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational product candidate to the satisfaction of the FDA.

        In most cases, the NDA must be accompanied by a substantial user fee, although there may be some instances in which the user fee is waived. The FDA will initially review the NDA for completeness before it accepts the NDA for filing. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. After the NDA submission is accepted for filing, the FDA begins an in-depth review. Under the law authorizing the FDA to charge user fees, the FDA has agreed to certain performance goals in the review of NDAs, usually referred to as user fee goals. Most such applications for standard review product candidates are reviewed within ten to twelve months. The FDA can extend this review by three months to consider certain late-submitted information or information intended to clarify information already provided in the submission. The FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with both the CMC information in the NDA and cGMPs. The FDA may refer applications for novel product candidates which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

        Before approving an NDA, the FDA must evaluate the facilities at which the product is manufactured because, under the law, the FDA may not approve a drug unless the FDA determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Typically, this evaluation requires the FDA to actually inspect the facility, although this may not be needed in certain limited circumstances (e.g., if the FDA recently has inspected the same facility for an NDA covering the same dosage form of drug). Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

        After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, including clinical studies, or other information in order for the FDA to complete its review of the application. If, or when, those deficiencies have been addressed to the FDA's satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

        An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, the FDA, in connection with the product approval, may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory requirements is not maintained or problems are identified following initial marketing.

        Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Section 505(b)(2) NDAs

        There are two types of NDAs: the full NDA, submitted under Section 505(b)(1) of the FDCA, and the Section 505(b)(2) NDA. When possible, we intend to file Section 505(b)(2) NDAs that might, if accepted by the FDA, save time and expense in the development and testing of our product candidates. A full NDA is submitted under Section 505(b)(1) of the FDCA, and must contain full reports of investigations conducted by the applicant to demonstrate the safety and effectiveness of the drug. A Section 505(b)(2) NDA may be submitted for a drug for which one or more of the investigations relied upon by the applicant were not conducted by or for the applicant and for which the applicant has no right of reference from the person by or for whom the investigations were conducted. A Section 505(b)(2) NDA may be submitted based in whole or in part on published literature or on the FDA's previous finding of safety or efficacy of one or more previously approved drugs, which are known as reference drugs. Thus, the filing of a Section 505(b)(2) NDA may result in approval of a drug based on fewer clinical or nonclinical studies than would be required under a full NDA. The number and size of studies that need to be conducted by the sponsor depends on the amount and quality of data pertaining to the reference drug that are publicly available, and on the similarity of and differences between the applicant's drug and the reference drug. In some cases, extensive, time-consuming, and costly clinical and nonclinical studies may still be required for approval of a Section 505(b)(2) NDA.

        Because we are developing new formulations of previously approved chemical entities, our drug approval strategy is to submit Section 505(b)(2) NDAs to the FDA. The FDA may not agree that our product candidates are approvable as Section 505(b)(2) NDAs. If the FDA determines that Section 505(b)(2) NDAs are not appropriate and that full NDAs are required for our product candidates, the time and financial resources required to obtain FDA approval for product candidates could substantially and materially increase, and our products might be less likely to be approved. If the FDA requires full NDAs for product candidates, or requires more extensive testing and development for some other reason, our ability to compete with alternative products that arrive on the market more quickly than our product candidates would be adversely impacted.

Advertising and Promotion

        The FDA and other federal regulatory agencies closely regulate the marketing and promotion of drugs through, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. A product cannot be commercially promoted before it is approved. After approval, product promotion can include only those claims relating to safety and effectiveness that are consistent with the labeling approved by the FDA. Healthcare providers are permitted to prescribe drugs for "off-label" uses—that is, uses not approved by the FDA and therefore not described in the drug's labeling—because the FDA does not regulate the practice of medicine. However, FDA regulations impose stringent restrictions on manufacturers' communications regarding off-label uses. Broadly speaking, a manufacturer may not promote a drug for off-label use, but may engage in certain non-promotional, balanced communication regarding off-label use under specified conditions. Failure to comply with applicable FDA requirements and restrictions in this area may subject a company to adverse publicity and enforcement action by the FDA, the United States Department of Justice, or DOJ, or the Office of the Inspector General of the United States Department of Health and Human Services, or HHS, as well as state authorities. This could subject a company and its executives to a range of penalties that could have a significant commercial impact, including civil and criminal fines, and agreements that materially restrict the manner in which a company operates, including how it promotes or distributes drug products.

Post-Approval Regulations

        After regulatory approval of a drug is obtained, a company is required to comply with a number of post-approval requirements. For example, as a condition of approval of an NDA, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product's safety and effectiveness after commercialization. In addition, as a holder of an approved NDA, a company would be required to report adverse reactions and production problems to the FDA, to provide updated safety and efficacy information, and to comply with requirements concerning advertising and promotional labeling for any of its products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval to assure and preserve the long term stability of the drug product. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural and substantive record keeping requirements. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose documentation requirements upon a company and any third-party manufacturers or other contractors that a company may decide to use in connection with the drug. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality assurance to maintain compliance with cGMP and other aspects of regulatory compliance.

        We rely, and may rely in the future, on third parties for the manufacture of, and other key aspects of the production of, clinical and commercial quantities of our products. Future FDA and state inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers or other vendors that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated, or judicial action that could delay or prohibit further marketing.

        Newly discovered or developed safety or effectiveness data may require changes to a product's approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA's policies may change, which could delay or prevent regulatory approval of our products under development.

The Hatch-Waxman Amendments to the FDCA

Orange Book Listing

        In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant's product or a method of using the product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application, or ANDA, or 505(b)(2) application. An ANDA provides for marketing of a drug product that has the same active ingredients, generally in the same strengths and dosage form, as the listed drug and has been shown through PK testing to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are generally not required to conduct, or submit results of, pre-clinical studies or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved under the ANDA process are commonly referred to as "generic equivalents" to the listed drug, and usually can be substituted, consistent with state law which controls substitution, by pharmacists under prescriptions written for the original listed drug.

        Both an ANDA and a 505(b)(2) applicant are required to certify to the FDA concerning any patents listed for the approved reference listed product in the FDA's Orange Book. Specifically, the applicant must certify, as applicable, that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA or 505(b)(2) applicant may also elect to submit, if applicable, a statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding a patented method of use rather than certify to such listed method of use patent. If the applicant does not challenge the listed patents by filing a certification that the listed patent is invalid or will not be infringed by the new product, the ANDA or 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired.

        A certification that the new product will not infringe the already approved product's listed patents, or that such patents are invalid, is called a "Paragraph IV Certification." If the ANDA or 505(b)(2) applicant has submitted a Paragraph IV Certification to the FDA in its application, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA or 505(b)(2) application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) application until the earliest of 30 months, expiration of the patent, or a settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA or 505(b)(2) applicant.

        The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

Marketing Exclusivity

        Upon NDA approval of a new chemical entity ("NCE"), which is a drug that contains no active moiety, or any salt or ester of the active moiety, that has been approved by the FDA in any other NDA, that drug receives five years of marketing exclusivity during which the FDA cannot approve any ANDA seeking approval of a generic version of that drug or a 505(b)(2) NDA that relies on the NDA enjoying NCE exclusivity. Certain changes to a drug, such as the addition of a new indication to the package insert, if supported by clinical studies essential to the approval conducted or sponsored by the applicant, can secure a three-year period of exclusivity during which the FDA cannot approve an ANDA for a generic drug that includes the change.

        An ANDA may be submitted one year before NCE marketing exclusivity expires if a Paragraph IV certification is filed. In this case, the 30 months stay, if applicable, runs from the end of the five years marketing exclusivity period. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA may be filed before the expiration of the NCE exclusivity period. In contrast, under three-year exclusivity, an ANDA can be submitted and fully reviewed by the FDA during the exclusivity period. However, the FDA may not make the approval of the ANDA effective until the three-year exclusivity expires.

Patent Term Extension

        After NDA approval, owners of relevant drug patents may apply for up to a five year patent extension. The allowable patent term extension is calculated as half of the drug's testing phase—the time between an effective IND and NDA submission—and all of the review phase—the time between NDA submission and approval up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

        Many other countries also provide for patent term extensions or similar extensions of patent protection for pharmaceutical products. For example, in Japan, it may be possible to extend the patent term for up to five years and in Europe, it may be possible to obtain a supplementary patent certificate that would effectively extend patent protection for up to five years.

The Foreign Corrupt Practices Act

        The Foreign Corrupt Practices Act, or FCPA, prohibits any United States individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring such companies to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

European and Other International Government Regulation

        In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Some countries outside of the United States have a similar process that requires the submission of a request for a clinical trial authorization, or CTA, much like the IND prior to the commencement of human clinical trials. In Europe, for example, a request for a CTA must be submitted to each country's national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA request is approved in accordance with a country's requirements, clinical trial development may proceed.

        To obtain regulatory approval to commercialize a new drug under European Union regulatory systems, we must submit a marketing authorization application, or MAA. The MAA is similar to the NDA, with the exception of, among other things, country-specific document requirements.

        For other countries outside of the European Union, such as countries in Eastern Europe, Russia, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Internationally, clinical trials are generally required to be conducted in accordance with GCP, applicable regulatory requirements of each jurisdiction and the medical ethics principles that have their origin in the Declaration of Helsinki.

Compliance

        During all phases of development (pre- and post-marketing), failure to comply with applicable regulatory requirements may result in administrative or judicial sanctions. These sanctions could include the FDA's imposition of a clinical hold on trials, refusal to approve pending applications, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, product detention or refusal to permit the import or export of products, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

Other Special Regulatory Procedures

Priority Review (United States) and Accelerated Review (European Union)

        Based on results of the Phase 3 study(ies) submitted in an NDA, upon the request of an applicant, a priority review designation may be granted to a product by the FDA, which sets the target date for FDA action on the application at six months from FDA filing. Priority review is given where preliminary estimates indicate that a product, if approved, has the potential to provide a safe and effective therapy where no satisfactory alternative therapy exists, or a significant improvement compared to marketed products is possible. If criteria are not met for priority review, the standard FDA review period is ten months from FDA filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

        Under the Centralized Procedure in the European Union, the maximum timeframe for the evaluation of a MAA is 210 days (excluding "clock stops," when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee for Medicinal Products for Human Use, or CHMP). Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, defined by three cumulative criteria: the seriousness of the disease (e.g., heavy disabling or life-threatening diseases) to be treated; the absence or insufficiency of an appropriate alternative therapeutic approach; and anticipation of high therapeutic benefit. In this circumstance, EMA ensures that the opinion of the CHMP is given within 150 days.

Healthcare Reform

        In March 2010, President Obama signed one of the most significant healthcare reform measures in decades. The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Affordable Care Act, substantially changes the way healthcare will be financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The Affordable Care Act will impact existing government healthcare programs and will result in the development of new programs. For example, the Affordable Care Act provides for Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program.

        Among the Affordable Care Act's provisions of importance to the pharmaceutical industry are the following:

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  an annual, nondeductible fee on any covered entity engaged in manufacturing or importing certain branded prescription drugs and biological products, apportioned among such entities in accordance with their respective market share in certain government healthcare programs;

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  an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.0% and 13.0% of the average manufacturer price, or AMP, for most branded and generic drugs, respectively;

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  expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

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  a new partial prescription drug benefit for Medicare recipients, or Medicare Part D, coverage gap discount program, in which manufacturers must agree to offer 50.0% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers' outpatient drugs to be covered under Medicare Part D;

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  extension of manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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  expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in 2014 and by adding new mandatory eligibility categories for individuals with income at or below 133.0% of the Federal Poverty Level, thereby potentially increasing manufacturers' Medicaid rebate liability;

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  expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

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  new requirements to report annually specified financial arrangements with physicians and teaching hospitals, as defined in the Affordable Care Act and its implementing regulations, including reporting any "payments or transfers of value" made or distributed to physicians and teaching hospitals, and reporting any ownership and investment interests held by physicians and their immediate family members and applicable group purchasing organizations during the preceding calendar year, with data collection required beginning August 1, 2013 and reporting to the Centers for Medicare and Medicaid Services, or CMS, required beginning March 31, 2014 and by the 90th day of each subsequent calendar year;

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  a new requirement to annually report drug samples that manufacturers and distributors provide to physicians;

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  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and

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  a mandatory nondeductible payment for employers with 50 or more full-time employees (or equivalents) who fail to provide certain minimum health insurance coverage for such employees and their dependents, beginning in 2015 (pursuant to relief enacted by the Treasury Department).

        The Affordable Care Act also establishes an Independent Payment Advisory Board, or IPAB, to reduce the per capita rate of growth in Medicare spending. Beginning in 2014, IPAB is mandated to propose changes in Medicare payments if it determines that the rate of growth of Medicare expenditures exceeds target growth rates. The IPAB has broad discretion to propose policies to reduce expenditures, which may have a negative impact on payment rates for pharmaceutical products. A proposal made by the IPAB is required to be implemented by CMS unless Congress adopts a proposal with savings greater than those proposed by the IPAB. IPAB proposals may impact payments for physician and free-standing services beginning in 2015 and for hospital services beginning in 2020.

        In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. In August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reductions to several government programs. These reductions include aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

        We anticipate that the Affordable Care Act will result in additional downward pressure on coverage and the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. In addition, it is possible that there will be further legislation or regulation that could harm our business, financial condition and results of operations.

Coverage and Reimbursement

        Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we may obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA approvals. Lorexys™ or our other products may not be considered medically necessary or cost-effective. A payor's decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

        In 2003, the United States Congress enacted legislation providing Medicare Part D, which became effective at the beginning of 2006. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, to obtain payments under this program, we would be required to sell products to Medicare recipients through prescription drug plans operating pursuant to this legislation. These plans will likely negotiate discounted prices for our products. Federal, state and local governments in the United States continue to consider legislation to limit the growth of healthcare costs, including the cost of prescription drugs. Future legislation could limit payments for pharmaceuticals such as the drug candidates that we are developing.

        Different pricing and reimbursement schemes exist in other countries. In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed upon. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription drugs, has become more intense. As a result, increasingly high barriers are being erected to the entry of new products. The European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. We may face competition for our products from lower-priced products in foreign countries that have placed price controls on pharmaceutical products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

        The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time.

        Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other Healthcare Laws and Compliance Requirements

        The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting some business arrangements from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability. The reach of the Anti-Kickback Statute was broadened by the Affordable Care Act, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

        The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the United States government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies' marketing of the product for unapproved, and thus non-reimbursable, uses. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new federal criminal statutes that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

        In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by The Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's privacy and security standards directly applicable to "business associates"—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

        In the United States our activities are potentially subject to additional regulation by various federal, state and local authorities in addition to the FDA, including CMS, other divisions of HHS (for example, the Office of Inspector General), the DOJ and individual United States Attorney offices within the DOJ, and state and local governments. If a drug product is reimbursed by Medicare or Medicaid, pricing and rebate programs must comply with, as applicable, The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, as well as the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, or the OBRA, and the Veterans Health Care Act of 1992, or the VHCA, each as amended. Among other things, the OBRA requires drug manufacturers to pay rebates on prescription drugs to state Medicaid programs and empowers states to negotiate rebates on pharmaceutical prices, which may result in prices for our future products that will likely be lower than the prices we might otherwise obtain. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Under the VHCA, drug companies are required to offer some drugs at a reduced price to a number of federal agencies including the United States Department of Veterans Affairs and the Department of Defense, or DoD, the Public Health Service and some private Public Health Service designated entities in order to participate in other federal funding programs including Medicaid. Recent legislative changes require that discounted prices be offered for specified DoD purchases for its TRICARE program via a rebate system. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulation.

        Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private "qui tam" actions brought by individual whistleblowers in the name of the government or refusal to allow us to enter into supply contracts, including government contracts, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post- marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

        In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in some states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. In addition, in November 2013, the Drug Quality and Security Act became law and establishes requirements to facilitate the tracing of prescription drug products through the pharmaceutical supply distribution chain. This law includes a number of new requirements that will be implemented over time and will require us to devote additional resources to satisfy these requirements. Several states have enacted legislation requiring pharmaceutical companies to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing specified physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit other specified sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

Employees

        As of June 30, 2014, we had three full-time employees. In addition to our full-time employees, we contract with third-parties for the conduct of certain clinical development, manufacturing, accounting and administrative activities. We anticipate increasing our head count within the 12 months following this offering. We have no collective bargaining agreements with our employees and none are represented by labor unions.

Facilities

        We have leases for space less than 1,000 square feet each in New York City, New York and Columbia, Maryland that expire in November 2014 and January 2015, respectively. We believe that suitable additional or alternative space will be available if required on commercially reasonable terms.

Legal Proceedings

        We are not party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors, including their respective ages as of October 1, 2014:

Name	Age	Position(s)
Executive Officers
Nicolas G. Sitchon, M.A., M.B.A.	40	Chairman, President and Chief Executive Officer
Robert E. Pyke, M.D., Ph.D.	72	Chief Medical Officer
John F. Kaufmann, M.B.A.	38	Chief Financial Officer
Jane H. Hollingsworth	56	Director
Gregg A. Lapointe	55	Director

        Nicolas G. Sitchon, M.A., M.B.A. has served as Chairman of our board of directors and as our President and Chief Executive Officer since our founding in October 2010. From October 2008 to October 2010, Mr. Sitchon performed services in anticipation of incorporation of our company and related to the development of our lead product candidate, LorexysTM. From April 2006 to October 2008, Mr. Sitchon was Global Research & Development Controller at Bayer HealthCare Consumer Care, a division of Bayer AG. Prior to that time, Mr. Sitchon held positions in marketing, information technology, business intelligence and business planning in the cardiovascular and neuroscience franchises of the Pharmaceuticals division of Novartis Corporation. Mr. Sitchon received his M.A. in Medical Science from the Boston University School of Medicine and his M.B.A. from the Boston University School of Management. He completed his undergraduate studies at the University of California, Berkeley. Mr. Sitchon was selected to serve as a member of our Board of Directors because of his role in developing, and his extensive knowledge regarding, our product candidates; his experience as our executive officer; because of his proven ability to pursue the development of product candidates in an efficient manner using minimal capital; and because of his advanced degrees in science and business.

        Robert E. Pyke, M.D., Ph.D. has served as our Chief Medical Officer since April 2012 and as a member of our advisory board since October 2011. Dr. Pyke has more than 30 years of experience in the pharmaceutical and biotechnology industries. He has contributed to FDA approvals of multiple drugs developed by Parke-Davis, Bristol-Myers Squibb and The Upjohn Company. From April 1996 to June 2011, Dr. Pyke was Director of Clinical Research at Boehringer Ingelheim Pharmaceuticals, where he led the flibanserin worldwide premenopausal HSDD clinical program for five years and produced more than 60 publications. Before Boehringer Ingelheim, Dr. Pyke worked with several large pharmaceutical companies, where he developed novel analgesics, anxiolytics, antidepressants, antipsychotics and treatments for benzodiazepine and cocaine dependence. He headed the CNS R&D Drug Safety unit at Bristol-Myers Squibb and the medical affairs safety unit at Upjohn. Dr. Pyke's independent CRO performed research for Searle in connection with the FDA approval of Misoprostil to prevent peptic ulcers. Throughout his business career, Dr. Pyke has continued his clinical practice with the treatment of anxiety, depression and substance abuse. He is a member of the International Society for Sexual Medicine and the International Society for the Study of Women's Sexual Health. Dr. Pyke received his Ph.D. from the University of Wisconsin, Madison, earned his M.D. at the University of Miami and completed his medical training in Internal Medicine at the University of Michigan.

        John F. Kaufmann, M.B.A. has served as our Chief Financial Officer since April 2012. From March 2010 to April 2012, he was the Finance Manager with Laureate Education, Inc., a multinational higher education holding company, where he served as a member of the senior management team responsible for the oversight of three operating subsidiaries. From February 2009 to March 2010, Mr. Kaufmann provided services to various charitable organizations, including acting as a Trustee. From August 2004 to September 2008, Mr. Kaufmann served as a finance executive for Fidelity Investments Corp. where he was responsible for a $200 million budget. Mr. Kaufmann received his M.B.A. in Finance from Boston University and his B.A. in History from Dartmouth College.

        Jane H. Hollingsworth has served as a member of our board of directors since August 2014. Ms. Hollingsworth is currently Managing Partner of Militia Hill Ventures LLC, a privately held life sciences accelerator, a position she has held since October 2013, and Executive Chair of Immunome Inc., a privately held cancer immunotherapy company, a position she has held since October 2013. From October 2012 to December 2013, Ms. Hollingsworth was the President of JHH Technologies LLC, a privately held company offering advisory healthcare services. She served as CEO and was a co-founder of NuPathe Inc., a publicly traded biopharmaceutical company focused on diseases of the central nervous system, from January 2005 to September 2007. Prior to joining NuPathe Inc., Ms. Hollingsworth served as Executive Vice President and was a co-founder of Auxilium Pharmaceuticals Inc., a publicly traded biopharmaceutical company, and Vice President, Secretary and General Counsel of IBAH , Inc., a publicly traded clinical research organization that was sold to Omnicare Inc. in 1998. Ms. Hollingsworth began her career as a commercial litigator at the law firm of Montgomery, McCracken, Walker & Rhoads and as law clerk to the Honorable Jane R. Roth of the United States District Court for the District of Delaware. Ms. Hollingsworth received her B.A. degree in Spanish from Gettysburg College and her J.D. from Villanova University. Ms. Hollingsworth was selected to serve as a member of our Board of Directors because of her significant experience in the life sciences industry and as an executive officer of biotechnology and healthcare companies, including publicly-traded companies.

        Gregg A. Lapointe, CPA has served as a member of our board of directors since August 2014. Mr. Lapointe is currently CEO of Cerium Pharmaceuticals, Inc., a specialty pharmaceutical company, a position he has held since April 2012. Mr. Lapointe also currently serves on the Board of Directors of Soligenix, Inc., a publicly traded biopharmaceutical company, SciClone Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company, and Cambrooke Therapeutics, Inc., a privately held therapeutic nutrition company, and the Board of Trustees of the Keck Graduate Institute of Applied Life Sciences. He has previously served on the Board of Directors of the Pharmaceuticals Research and Manufacturers of America (PhRMA) and Questcor Pharmaceuticals, Inc., and has been a member of the Corporate Council of NORD (National Organization for Rare Disorders) for several years. He previously served in varying roles for Sigma-Tau Pharmaceuticals, Inc, a private biopharmaceutical company, from September 2001 through February 2012, including Chief Operating Officer from November 2003 to April 2008 and Chief Executive Officer from April 2008 to February 2012. From May, 1996 to August, 2001, he served as Vice President of Operations and Vice President, Controller of AstenJohnson, Inc. (formerly JWI Inc., a global manufacturer of paper machine clothing, advanced and filtration fabrics, filaments and drainage equipment). Prior to that, Mr. Lapointe spent several years in the Canadian medical products industry in both distribution and manufacturing. Mr. Lapointe began his career at Price Waterhouse. Mr. Lapointe received his B.A. degree in Commerce from Concordia University in Montreal, Canada, a graduate diploma in Accountancy from McGill University and his M.B.A. degree from Duke University. He is a C.P.A. in the state of Illinois and a Chartered Accountant in Ontario, Canada. Mr. Lapointe was selected to serve as a member of our Board of Directors because of his significant experience in the areas of global strategic planning and implementation, business development, corporate finance, and acquisitions, and his experience as an executive officer and board member in the pharmaceutical and medical products industries.

Board Composition

        Our board of directors currently consists of four members; however, as required by our Amended and Restated Certificate of Incorporation, or Charter, and Amended and Restated Bylaws, or Bylaws,

we intend to appoint additional directors prior to the closing of this offering. In addition, our board of directors will be divided into three classes with staggered three-year terms as follows:

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  the Class I directors will be                , and their terms will expire at our first annual meeting of stockholders following this offering;

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  the Class II directors will be                , and their terms will expire at our second annual meeting of stockholders following this offering; and

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  the Class III directors will be                , and their terms will expire at our third annual meeting of stockholders following this offering.

        In addition, our Charter and Bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Under our Charter and Bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our Charter provides that the authorized number of directors may be changed only by a resolution of our board of directors.

Board Committees

        Upon the listing of our common stock on the NASDAQ Global Market, our board of directors will have a standing audit committee, compensation committee and nominating and corporate governance committee. The members and chairs of our committees to be appointed are shown in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

        The NASDAQ Listing Rules require that each committee of our board of directors has at least one independent director on the listing date of our common stock, has a majority of independent directors no later than 90 days after such date and be fully independent within one year after such date. The composition of our audit, compensation and nominating and corporate governance committees will satisfy these independence requirements in accordance with the phase-in schedule allowed by NASDAQ Listing Rules.

        To comply with these requirements, our board of directors has undertaken a review of the independence of our directors and has determined that all directors except Mr. Sitchon are independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Act, that                    ,                     and                    meet the additional test for independence for audit committee members imposed by SEC regulations and Section 5605(c)(2)(A) of the NASDAQ Listing Rules and that                    ,                    and                     meet the additional test for independence for compensation committee members imposed by Section 5605(d)(2) of the NASDAQ Listing Rules.

Audit Committee

        The primary purpose of our audit committee will be to assist the board of directors in the oversight of the integrity of our accounting and financial reporting process, the audits of our financial statements, and our compliance with legal and regulatory requirements. The functions of our audit committee will include, among other things:

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  hiring the independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its performance and independence;

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  reviewing and approving the planned scope of the annual audit and the results of the annual audit;

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  pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

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  reviewing the significant accounting and reporting principles to understand their impact on our financial statements;

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  reviewing our internal financial, operating and accounting controls with management, our independent registered public accounting firm and our internal audit provider;

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  reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

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  reviewing potential conflicts of interest under and violations of our Code of Conduct;

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  establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

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  reviewing and approving related-party transactions; and

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  reviewing and evaluating, at least annually, our audit committee's charter.

        With respect to reviewing and approving related-party transactions, our audit committee will review related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000 and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our audit committee could approve a related-party transaction if it determines that the transaction is in our best interests. Our directors will be required to disclose to this committee or the full board of directors any potential conflict of interest, or personal interest in a transaction that our board of directors is considering. Our executive officers will be required to disclose any related-party transaction to the audit committee. We also will poll our directors on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

        The financial literacy requirements of the SEC require that each member of our audit committee be able to read and understand fundamental financial statements. In addition, at least one member of our audit committee must be qualified as an "audit committee financial expert", as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act, and have financial

sophistication in accordance with the NASDAQ Listing Rules. Our board of directors has determined that                        qualifies as an audit committee financial expert.

        Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

        Prior to the consummation of this offering, our board of directors will adopt a charter for the audit committee that complies with NASDAQ Listing Rules. The charter will be available on our website at www.s1biopharma.com upon the listing of our common stock on the NASDAQ Global Market. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Compensation Committee

        The primary purpose of our compensation committee will be to assist our board of directors in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee will review all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our compensation committee will include, among other things:

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  designing and implementing competitive compensation policies to attract and retain key personnel;

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  reviewing and formulating policy related to and determining the compensation of our executive officers and employees;

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  reviewing and recommending to our board of directors the compensation of our directors;

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  administering our equity incentive plans and granting equity awards to our employees and directors under these plans;

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  if required from time to time, reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full board of directors its inclusion in our periodic reports and other documents to be filed with the SEC;

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  if required from time to time, preparing the report of the compensation committee to be included in our annual proxy statement;

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  engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and

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  reviewing and evaluating, at least annually, our compensation committee's charter.

        Prior to the consummation of this offering, our board of directors will adopt a charter for the compensation committee that complies with NASDAQ Stock Market Rules. The charter will be available on our website at www.s1biopharma.com upon the listing of our common stock on the NASDAQ Global Market. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Nominating and Corporate Governance Committee

        The primary purpose of our nominating and corporate governance committee will be to assist our board of directors in promoting the best interests of our company and our stockholders through the implementation of sound corporate governance principles and practices. The functions of our nominating and corporate governance committee will include, among other things:

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  identifying, reviewing and evaluating candidates to serve on our board of directors;

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  determining the minimum qualifications for service on our board of directors;

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  developing and recommending to our board of directors an annual self-evaluation process for our board of directors and overseeing the annual self-evaluation process;

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  developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board of directors any changes to such principles; and

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  periodically reviewing and evaluating our nominating and corporate governance committee's charter.

        Prior to the consummation of this offering, our board of directors will adopt a charter for the nominating and corporate governance committee that complies with NASDAQ Stock Market Rules. The charter will be available on our website at www.s1biospharma.com upon the listing of our common stock on the NASDAQ Global Market. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Advisory Board

        We have formed an Advisory Board, from which we seek advice on scientific and medical matters generally. Our Advisory Board includes the members listed below.

        Anita H. Clayton, M.D.    Dr. Clayton is the Chair of our Advisory Board. She is the Interim Chair of the Department of Psychiatry & Neurobehavioral Sciences and a professor of psychiatry and of clinical obstetrics and gynecology at the University of Virginia. Additionally, she is a member of the Board of Directors of the American Society of Clinical Psychopharmacology. She has authored articles and abstracts that have been published in scientific journals, including, among others, the American Journal of Psychiatry, the Journal of Clinical Psychiatry, the Journal of Sex and Marital Therapy and the Journal of Sexual Medicine. She developed and validated the Changes in Sexual Functioning Questionnaire to measure sexual desire and function, which has been utilized in over 90 clinical studies. She also authored a book on women's sexuality for the general public, titled "Satisfaction: Women, Sex, and the Quest for Intimacy." Her current research includes mood and anxiety disorders associated with reproductive-life events in women, sexual dysfunction related to illness and medications, and treatment of sexual disorders. Dr. Clayton obtained her M.D. at the University of Virginia School of Medicine and completed her residency training in Psychiatry at the University of Virginia.

        Robert T. Segraves, M.D., Ph.D.    Dr. Segraves is a professor of psychiatry at the Case Western Reserve School of Medicine. He has spent most of his career studying and treating sexual disorders. He was on the American Psychiatric Association Taskforce on Psychosexual Disorders for DSM-III R, DSM-IV, DSM-IV TR and DSM-V. He is a past president of the Society for Sex Therapy and Research, and is the current editor of the Journal of Sex and Marital Therapy. He has over 200 publications in the area of human sexuality, numerous national and international presentations, and five texts (the latest of which is titled "Clinical Manual of Sexual Disorders", which he co-edited with Richard Balon, M.D.). Dr. Segraves received his M.D. at Vanderbilt University and completed his psychiatric residency at the University of Chicago. He also obtained a Ph.D. in psychology at the University of London.

        Molly A. Katz, M.D.    Dr. Katz is a board-certified obstetrician-gynecologist practicing in Cincinnati, Ohio. She has been a lead investigator of numerous late-phase clinical trials of treatments for HSDD in women. Dr. Katz is a member and past president of the Ohio State Medical Association, an Ohio Delegate to the American Medical Association and a Fellow of the American College of Obstetrics/Gynecology. She also serves as a board member of The Greater Cincinnati Foundation and as Vice-Chair of the Board of Healthpath Foundation, a supporting organization of The Greater Cincinnati Foundation that works to advance the health of underserved citizens of Ohio. Dr. Katz received her M.D. from the University of

Toledo (OH) College of Medicine and completed her residency in obstetrics/gynecology at Emory University.

        Leonard R. Derogatis, Ph.D.    Dr. Derogatis is the Director of the Maryland Center for Sexual Health in suburban Baltimore. Previously, he was an attending clinician at the Johns Hopkins Sexual Behaviors Consultation Unit, which he directed for several years, and served on the faculty at Johns Hopkins for 21 years. He also founded and directed the Division of Medical Psychology and was the Chief Psychologist at the Johns Hopkins Hospital. Over the past several decades, Dr. Derogatis authored and published more than a dozen psychological measuring instruments, including the "Hopkins Symptom Checklist" and the "Derogatis Interview for Sexual Functioning." He has authored more than 150 scientific papers, many of which are focused on diagnostic and treatment issues in sexual medicine. He has been the recipient of federal grant awards, including grants from the National Institute of Mental Health and National Cancer Institute, and has served as principal investigator on numerous industry-sponsored multi-center drug trials focused on sexual dysfunction. Dr. Derogatis received his Ph.D. from Catholic University.

        Cindy M. Meston, Ph.D.    Dr. Meston is a professor of clinical psychology at the University of Texas at Austin. She is a past President of the International Society for the Study of Women's Sexual Health, and an active member of the International Academy of Sex Research and the Society for the Scientific Study of Sexuality. She is the co-author of a book for the general public, titled "Why Women Have Sex." She has published over 100 peer-reviewed scientific articles and given over 200 presentations both nationally and internationally on sexuality topics that span the areas of nervous system regulation of women's sexual arousal, drug effects on sexual response, the development of sexual self-views, body image influences on sexual functioning, treatments for women with a history of childhood sexual abuse, and ethnic and religious influences on sexual behavior. Dr. Meston received her Ph.D. in clinical psychology from the University of British Columbia, a postdoctoral fellowship in Sexual and Reproductive Medicine at the University of Washington, School of Medicine, and a postdoctoral fellowship from the Social Science Research Council, Ford Foundation.

        We have entered into an Advisory Board Consulting Agreement with each of the members of our Advisory Board. Each such agreement provides that we may terminate the agreement upon 10 days' prior written notice and contains customary expense reimbursement, confidentiality, non-solicitation and assignment of inventions provisions. Pursuant to such agreements, we issued the members of the Advisory Board                    shares of common stock, with 25% of the shares vesting upon each of anniversary of his or her agreement while he or she remains a member of the Advisory Board. Additionally, pursuant to the terms of the Advisory Board Consulting Agreements, upon the consummation of this offering we will pay each member of the Advisory Board $10,000 per year.

Code of Conduct for Employees, Executive Officers and Directors

        Prior to the consummation of this offering, our board of directors will adopt a Code of Conduct applicable to all of our employees, executive officers and directors. The Code of Conduct will be available on our website at www.s1biopharma.com upon the listing of our common stock on the NASDAQ Global Market. The audit committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. We plan to disclose any amendments to the Code of Conduct, or any waivers of its requirements, on our website at www.s1biopharma.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the board of directors, compensation committee or other committee serving an equivalent function, of any other entity that has one or more officers serving as a member of our board of directors or compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION

        This section discusses the material components of the executive compensation program for our officers who are named in the "2013 Summary Compensation Table" below. In 2013, our chief executive officer and our two other highest-paid executive officers, or our named executive officers, were as follows:

  •
  Nicolas G. Sitchon, President and Chief Executive Officer;

  •
  Robert E. Pyke, Chief Medical Officer; and

  •
  John F. Kaufmann, Chief Financial Officer.

        This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2013 Summary Compensation Table

        The following table sets forth information concerning the compensation of our named executive officers during the fiscal year ended December 31, 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Nicolas G. Sitchon, M.A., M.B.A.	2013	150,000	—	—	—	150,000
President and Chief Executive Officer
Robert E. Pyke, M.D., Ph.D.	2013	150,000	—	—	—	150,000
Chief Medical Officer
John F. Kaufmann, M.B.A.	2013	150,000	—	—	—	150,000
Chief Financial Officer

(1)
Each of Messrs. Sitchon and Kaufmann and Dr. Pyke deferred the payment of his 2013 salary pursuant to the terms of their respective employment agreements. Upon the consummation of this offering, these deferred amounts will be paid.

Employment Agreements

        We have entered into employment agreements with all of our named executive officers. The following is a summary of the material terms of each employment agreement. For complete terms, please see the respective employment agreements attached as exhibits to the registration statement of which this prospectus forms a part.

  Nicolas G. Sitchon, M.A., M.B.A.

        Effective as of March 15, 2010, we entered into an employment agreement with Nicolas G. Sitchon, pursuant to which Mr. Sitchon serves as our President and Chief Executive Officer. For Mr. Sitchon's services under this employment agreement, we agreed to pay him a base salary of $150,000 per year. Upon consummation of this offering, his salary will be increased to $473,000. Mr. Sitchon is eligible for an annual performance bonus in an amount up to 50.0% of his base salary based upon the achievement of certain performance goals to be established by our board of directors, plus any discretionary bonus that may be awarded to him by our board of directors or the compensation committee of our board of directors. In connection with Mr. Sitchon's employment, we issued him            fully-vested shares of our common stock in 2010. The base salary accrues, but we are not obligated to pay the base salary until the satisfaction of certain contingencies contained in this employment agreement. The consummation of the offering will trigger payment to Mr. Sitchon of all accrued, but unpaid, base salary.

        Upon a termination of Mr. Sitchon's employment by us without cause or a resignation by Mr. Sitchon for good reason following the consummation of this offering, Mr. Sitchon is eligible to receive continuation of 1.5 times his monthly base salary and the continuation of health insurance benefits for 18 months, subject to his execution and delivery of a general release of claims.

        Mr. Sitchon is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans. Further, his employment agreement contains confidentiality, invention assignment, and certain non-solicitation and non-competition covenants.

  Robert E. Pyke, M.D., Ph.D.

        Effective as of April 5, 2012, we entered into an employment agreement with Robert E. Pyke, pursuant to which Dr. Pyke serves as our Chief Medical Officer. For Dr. Pyke's services under this employment agreement, we agreed to pay him a base salary of $150,000 per year. Upon consummation of this offering, his salary will be increased to $354,750. Dr. Pyke is eligible for an annual performance bonus in an amount up to 40.0% of his base salary based upon the achievement of certain performance goals to be established by our board of directors, plus any discretionary bonus that may be awarded to him by our board of directors or the compensation committee of our board of directors. In connection with Dr. Pyke's employment, we issued him            restricted shares of our common stock in 2012, subject to our right to repurchase unvested shares upon Dr. Pyke's cessation of service to us. Our repurchase rights lapse with the passage of time and the achievement of specific performance goals. Of the            shares,              have vested,            vest on April 5, 2015 and the remaining            shares vest upon the successful completion and proper approval of the Phase 2 clinical studies of Lorexys™ by the FDA, with a protocol approved by a Special Protocol Assessment (SPA) to proceed with a Phase 3 clinical trial. The base salary accrues, but we are not obligated to pay the base salary, until the satisfaction of certain contingencies contained in the employment agreement. The consummation of this offering will trigger payment to Dr. Pyke of all accrued, but unpaid, base salary.

        Upon a termination of Dr. Pyke's employment by us without cause or a resignation by Dr. Pyke for good reason following the consummation of this offering, Dr. Pyke is eligible to receive continuation of 1.4 times his monthly base salary and the continuation of health insurance benefits for 18 months, subject to his execution and delivery of a general release of claims.

        Dr. Pyke is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans. Further, his employment agreement contains confidentiality, invention assignment, and certain non-solicitation and non-competition covenants.

  John F. Kaufmann, M.B.A.

        Effective as of April 12, 2012, we entered into an employment agreement with John F. Kaufmann, pursuant to which Mr. Kaufmann serves as our Chief Financial Officer. For Mr. Kaufmann's services under this employment agreement, we agreed to pay him a base salary of $150,000 per year. Upon consummation of this offering, his salary will be increased to $354,750. Mr. Kaufmann is eligible for an annual performance bonus in an amount up to 40.0% of his base salary based upon the achievement of certain performance goals to be established by our board of directors, plus any discretionary bonus that may be awarded to him by our board of directors or the compensation committee of our board of directors. In connection with Mr. Kaufmann's employment, we issued him            restricted shares of our common stock in 2012, subject to our right to repurchase unvested shares upon Mr. Kaufmann's cessation of service to us. Of the            shares,            shares have vested,             shares vest on April 12, 2015 and             shares vest on the 30th day following the company's consummation of an equity or debt financing in which we receive gross proceeds sufficient to fund operations through the successful completion and approval by the FDA of each of (a) the Phase 2 clinical trial of Lorexys™, and (b) the Phase 3 clinical trial of Lorexys™, in each case as determined by our board of directors. The base salary accrues, but we are not obligated to pay the base salary until the satisfaction of certain contingencies contained in the employment agreement. The consummation of this offering will trigger payment to Mr. Kaufmann of all accrued, but unpaid, base salary.

        Upon a termination of Mr. Kaufmann's employment by us without cause or a resignation by Mr. Kaufmann for good reason following the consummation of this offering, Mr. Kaufmann is eligible to receive continuation of 1.4 times his monthly base salary and the continuation of health insurance benefits for 18 months, subject to his execution and delivery of a general release of claims.

        Mr. Kaufmann is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans. Further, his employment agreement contains confidentiality, invention assignment, and certain non-solicitation and non-competition covenants.

Potential Payments Upon a Termination or Change in Control

        As discussed under the caption "—Employment Agreements" above, we have agreements with our named executive officers, pursuant to which they will receive severance payments upon certain termination events. The information below describes and quantifies certain compensation that would be available under our existing plans and arrangements if (i) the named executive officer was terminated as of December 31, 2013 or (ii) if a "change in control" occurred on December 31, 2013. For these purposes, "change in control" generally has the same meaning as such term is given under our 2014 Equity Incentive Plan. See "—2014 Equity Incentive Plan—Change in Control" in this prospectus for a summary of the definition of a "change in control" under the 2014 Equity Incentive Plan.

  Acceleration of Equity Awards

        Pursuant to the terms of each Dr. Pyke's and Mr. Kaufmann's restricted stock agreements, in the event of a "change in control" that occurs during any time prior to such named executive officer's termination of employment with us, our right to repurchase shall lapse as to all of the executive's then restricted stock.

  Potential Payments Upon Termination of Employment or Change in Control

        The table below summarizes the payments and benefits that each of our named executive officers would have been entitled to receive if his last day of employment with us had been December 31, 2013, assuming the offering was consummated prior to such date.

Name	Cash Severance Payment ($)	Benefits ($)	Total ($)
Nicolas G. Sitchon	1,064,250	15,000	1,079,250
Involuntary termination without "Cause" or resignation for "Good Reason" following change in control
Robert E. Pyke, M.D., Ph.D.	744,975	4,900	749,875
Involuntary termination without "Cause" or resignation for "Good Reason" following change in control
John F. Kaufmann, M.B.A.	744,975	5,600	750,575
Involuntary termination without "Cause" or resignation for "Good Reason" following change in control

        With respect to Messrs. Sitchon and Kaufmann and Dr. Pyke, see "—Employment Agreements" above for a discussion of the payments and benefits to which each would be entitled in the event that their employment is terminated without "Cause" or if they resign for "Good Reason" following change in control.

  Risk Considerations in Our Compensation Program

        Our board of directors is evaluating the philosophy and standards on which our compensation plans will be implemented. It is our belief that our compensation programs do not, and in the future will not, encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us. In addition, we do not believe that the mix and design of the components of our executive compensation program will encourage management to assume excessive risks. We believe that our current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock awards
Name	Number of shares that have not vested (#)		Market value of shares that have not vested (#)(1)
Robert E. Pyke, M.D., Ph.D.		(2)	$
Chief Medical Officer
John F. Kaufmann, M.B.A.		(3)	$
Chief Financial Officer

(1)
Based upon an assumed value of $            per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

(2)
Of the            shares,            vest on April 5, 2015 and            shares vest upon the successful completion and proper approval of the Phase 2 clinical trials of Lorexys™ by the FDA, with a protocol approved by a Special Protocol Assessment (SPA) to proceed with Phase 3 clinical trial.

(3)
Of the            shares,            shares vest on April 12, 2015 and            shares vest on the 30th day following our consummation of an equity or debt financing in which we receive gross proceeds sufficient to fund operations through the successful completion and proper approval by the FDA each of (a) the Phase 2 clinical trial of Lorexys™, and (b) and the Phase 3 clinical trial of Lorexys™, in each case as determined by our board of directors.

2014 Equity Incentive Plan

        Subject to the completion of this offering, our board of directors and stockholders have adopted our 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan provides for grants of stock options, restricted stock, restricted stock units, or RSUs, and performance awards. Our directors, officers and consultants will be eligible for grants under the 2014 Equity Incentive Plan. The purposes of the 2014 Equity Incentive Plan are to: (a) enable us and our affiliated companies to recruit and retain highly qualified employees, directors and consultants; (b) provide those employees, directors and consultants with an incentive for productivity; and (c) provide those employees, directors and consultants with an opportunity to share in our growth and value. This summary may not include all of the provisions of the 2014 Equity Incentive Plan. For further information about the 2014 Equity Incentive Plan, we refer you to the complete copy of the 2014 Equity Incentive Plan, filed as an exhibit to the registration statement of which this prospectus forms a part.

        Administration.    The 2014 Equity Incentive Plan will be administered by a committee of our board of directors designated under Section 2 of the 2014 Equity Incentive Plan, which will be the compensation committee of our board of directors. The compensation committee's powers include: (i) determining the form, amount and other terms and conditions of awards; (ii) construing or interpreting any provision of the 2014 Equity Incentive Plan or any award agreement; (iii) amending the terms of outstanding awards; and (iv) adopting such rules, guidelines and practices for administering the 2014 Equity Incentive Plan as it deems advisable. The compensation committee has full authority to administer and interpret the 2014 Equity Incentive Plan, to grant discretionary awards under the 2014 Equity Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2014 Equity Incentive Plan and the awards thereunder as the committee deems necessary or desirable and to delegate authority under the 2014 Equity Incentive Plan to our executive officers.

        Available shares.    Initially, the aggregate number of shares of our common stock that may be issued pursuant to awards under the 2014 Equity Incentive Plan is 15% of the fully diluted shares outstanding including the shares issued in this offering and shares issuable pursuant to 2014 Equity Incentive Plan. All shares subject to the 2014 Equity Incentive Plan may be issued upon the exercise of incentive stock options. No person may be granted in a calendar year an award covering more than            shares. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility by us of compensation paid to any covered executive officer imposed by Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code.

        The number of shares available for issuance under the 2014 Equity Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the number of outstanding shares of our common stock. In the event of any of these occurrences, we will make equitable adjustments to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2014 Equity Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2014 Equity Incentive Plan.

        Eligibility for participation.    Members of our board of directors, as well as our employees and consultants and those of any of our subsidiaries and affiliates will be eligible to receive awards under the 2014 Equity Incentive Plan.

        Award agreements.    Awards granted under the 2014 Equity Incentive Plan will be evidenced by award agreements, which need not be identical, and that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a Change in Control (as defined in the 2014 Equity Incentive Plan) or conditions regarding the participant's employment, as determined by the committee.

        Stock options.    The committee may grant nonqualified stock options to any individuals eligible to participate in the 2014 Equity Incentive Plan and incentive stock options only to eligible employees. The committee will determine: (i) the number of shares of our common stock subject to each option; (ii) the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% or greater stockholder; (iii) the exercise price; (iv) the vesting schedule, if any and (v) the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% or greater stockholder, 110.0% of such share's fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at the time of grant and the exercisability of such options may be accelerated by the committee.

        Restricted stock.    The committee may award shares of restricted stock. Except as otherwise provided by the committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock agreement. The committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based on objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria discussed in general below.

        Restricted Stock Units.    RSUs are granted in reference to a specified number of shares of common stock and entitle the holder to receive, on achievement of specific performance goals, after a period of continued service or any combination of the above as set forth in the applicable award agreement, one share of common stock for each such share of common stock covered by the RSU. The board of directors may, in its discretion, accelerate the vesting of RSUs. If the grant of RSUs or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based on objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria discussed in general below.

        Performance awards.    The committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. Based on service, performance or other factors or criteria, the committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

        Performance goals.    The committee may grant awards of restricted stock, RSUs and performance awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. Such performance goals may be based on one or more of the following measures selected by the committee: (1) the attainment of certain target levels of, or a specified increase in, operational cash flow; (2) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, our bank debt or other long term or short term public or private debt or other similar financial obligations, which may be calculated net of such cash balances and/or other specified offsets; (3) appreciation in and/or maintenance of certain target levels in the fair market value of our common stock; (4) the attainment of a certain level of, reduction of, or other specified objectives with respect to limiting the level of or rate of increase in all or a portion of specified expenses; (5) individual objectives; and (6) any combination of the foregoing. In addition, all performance goals may be based on the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

        To the extent permitted by law, the committee may also exclude the impact of an event or occurrence which the committee determines should be appropriately excluded, such as (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to our operations or not within the reasonable control of management or (iii) a change in tax law or accounting standards required by GAAP.

        Change in Control.    Upon a Change in Control (as defined below), all outstanding awards will become vested and immediately exercisable (as applicable). Additionally, upon any Change in Control, the committee may take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any outstanding option to be exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that option upon closing of the Change in Control; (ii) cancel any award in exchange for a substitute award; (iii) redeem any restricted stock or RSUs for cash and/or other substitute consideration with value equal to fair market value of an unrestricted share of common stock on the date of the Change in Control; (iv) cancel any option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of shares of common stock subject to that option, multiplied by (B) the difference, if any, between the fair market value per share of common stock on the date of the Change in Control and the exercise price of that option; provided, that if the fair market value per share of common stock on the date of the Change in Control does not exceed the exercise price of any such option, the committee may cancel that option without any payment of consideration therefor; (v) take such other action as the committee shall determine to be reasonable under the circumstances; and/or (vi) in the case of any award subject to Section 409A of the Code, such sward will be distributed only in accordance with the terms of the applicable award agreement and the committee will only be permitted to use discretion to the extent that such discretion would be permitted under Section 409A of the Code.

        Under the 2014 Equity Incentive Plan, a Change in Control means the happening of an event, which shall be deemed to have occurred upon the earliest to occur of the following events: (i) any person or group acquires (in one or more transactions) beneficial ownership of our stock possessing 50.0% or more of the total power to vote for the election of our board of directors; (ii) a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board of directors prior to the date of the appointment or election; (iii) a merger or consolidation with another corporation where our stockholders immediately prior to such transaction will not beneficially own stock possessing 50.0% or more of the total power to vote for the election of the surviving corporation's board of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) immediately after such transaction; (iv) any person or group acquires all or substantially all of our assets; (v) we complete a full liquidation or dissolution; or (vi) our stockholders accept a share exchange, whereby stockholders immediately before such exchange do not (or will not) directly or indirectly own more than 50.0% of the combined voting power of the surviving entity immediately following such exchange in substantially the same proportion as their ownership immediately before such exchange.

        Stockholder rights.    Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

        Amendment and termination.    Notwithstanding any other provision of the 2014 Equity Incentive Plan, our board of directors may at any time amend any or all of the provisions of the 2014 Equity Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2014 Equity Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

        Transferability.    Awards granted under the 2014 Equity Incentive Plan generally may not be pledged or transferred, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of awards (other than incentive stock options) to certain family members or estate planning entities for the benefit of such family members. In addition, a participant may designate a beneficiary to exercise the participant's rights, and to receive any distribution, with respect to any award upon the participant's death.

        Repricing.    The committee may not, without obtaining prior approval of our stockholders: (i) implement any cancellation/re-grant program pursuant to which outstanding options under the 2014 Equity Incentive Plan are cancelled and new options are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options under the 2014 Equity Incentive Plan with exercise prices per share in excess of the then current fair market value per share for consideration payable in our equity securities or (iii) otherwise directly reduce the exercise price in effect for outstanding options under the 2014 Equity Incentive Plan.

        Effective date.    The 2014 Equity Incentive Plan will become effective immediately prior to the completion of this offering.

Compensation of Directors

        During our fiscal year ended December 31, 2013, Nicolas G. Sitchon, our President and Chief Executive Officer, was our sole director. Accordingly, we did not pay any compensation to Mr. Sitchon for his service on our board of directors. We have adopted a formal director compensation policy, pursuant to which each director who is not a full-time employee is paid $35,000 annually, on a prorated basis, for his or her service on our board of directors, the chair of our Audit Committee is paid $15,000 annually, on a prorated basis, and the chairs of our Compensation and Nominating and corporate Governance Committees will be paid $10,000 annually, on a prorated basis. The cash compensation payable to the non-employee directors accrues until the completion of this offering, and all accrued, but unpaid, cash compensation will be paid in a lump sum within thirty (30) days following the closing of this offering. Thereafter, this compensation will be paid quarterly in arrears. Additionally, members of our board of directors who are not full-time employees receive an initial grant of options to purchase such number of shares of our common stock as is determined by dividing $50,000 by the fair market value of the common stock on the date that such options are granted. Such options vest immediately as to 25% of the shares will vest as to 6.25% of the shares each quarter thereafter over a period of three years, commencing with the first quarter after the date of grant. Directors who are compensated as full-time employees receive no additional compensation for service on our Board of Directors. A copy of our director compensation policy is publicly available on our website at www.s1biopharma.com under the "Investors" section.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions since January 1, 2011, to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5.0% of our capital stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than employment, compensation, termination, indemnification and change in control arrangements with our named executive officers, which are described under "Executive and Director Compensation." We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's length transactions with unrelated third parties.

        After consummation of this offering, our audit committee will be responsible for the review, approval and ratification of related party transactions. The audit committee will review these transactions under our Code of Conduct, which will govern conflicts of interests, among other matters, and will be applicable to our employees, officers and directors. See "Management—Audit Committee" for additional information regarding related party transactions.

Convertible Promissory Note Issuances

        From October 2012 through June 2014, we issued unsecured convertible promissory notes in the aggregate principal amount of $1,876,400 to certain accredited or sophisticated investors. The convertible promissory notes mature on the fifth anniversary of the date of issuance. The convertible promissory notes convert automatically upon the consummation of a "qualified financing," which includes this offering, as such term is defined therein. They also are convertible into shares of preferred stock, at any time at the option of the holder and automatically upon maturity if not repaid.

        The table below sets forth the aggregate principal amount of convertible promissory notes purchased by, and the number of shares of common stock that will be issuable to, our executive officers, directors and stockholders who hold more than 5.0% of any class of our voting securities and their affiliates upon consummation of this offering.

	Aggregate Principal Amount of Convertible Promissory Notes	Shares of Common Stock Issuable Upon Automatic Conversion of Promissory Notes(1)(2)
Robert E. Pyke, M.D., Ph.D.(3)	$50,000
Jack Kaufmann(4)	$200,000
William Brown(5)	$100,000
Felina Gomez(6)	50,000

(1)
Shares of common stock indicated herein reflect the outstanding amount of principal and accrued and unpaid interest on each convertible promissory note as of June 30, 2014.

(2)
Each convertible promissory note will be automatically converted, provided such note has not been earlier converted or repaid, at a conversion price equal to $        per share, assuming an initial public offering price of $        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

(3)
Dr. Pyke is our Chief Medical Officer.

(4)
Jack Kaufmann is the father of John F. Kaufmann, our Chief Financial Officer.

(5)
William Brown is the father-in-law of John F. Kaufmann, our Chief Financial Officer.

(6)
Felina Gomez is the mother of Nicolas G. Sitchon, our President and Chief Executive Officer.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of October 1, 2014 by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of the members of our board of directors;

  •
  each of our named executive officers; and

  •
  all of the members of our board of directors and executive officers as a group.

        The number of shares and percentage ownership information shown in the table is based on            shares of common stock outstanding as of October 1, 2014 assuming the conversion of all of our outstanding convertible promissory notes as of October 1, 2014, including accrued interest as of October 1, 2014, into an aggregate of            shares of common stock upon the consummation of this offering (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and assuming the conversion occurs simultaneously with the closing of this offering. The number of shares and percentage of shares beneficially owned after the offering also gives effect to the issuance by us of shares of common stock in this offering. The percentage ownership information after this offering assumes no exercise of the underwriter's option to purchase additional shares of common stock.

        Each individual or entity shown in the table has furnished us with information with respect to beneficial ownership. We have determined beneficial ownership in accordance with the SEC's rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, warrants or other rights that are either immediately exercisable or exercisable within 60 days after October 1, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those rights for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for each person or entity listed in the table is c/o S1 Biopharma, Inc., 7 World Trade Center, 250 Greenwich Street, 46th Floor, New York City, New York 10007.

Percentage of Shares Beneficially Owned
Number of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before Offering		After Offering
Directors and Named Executive Officers:
Nicolas G. Sitchon			%
Robert E. Pyke, M.D., Ph.D(1)			%
John F. Kaufmann(2)			%
Jane H. Hollingworth(3)
Gregg A. Lapointe(4)
All current executive officers and directors as a group(5) (five persons)			%

*
Represents beneficial ownership of less than 1%.

(1)
Includes            restricted shares of common stock subject to repurchase by the Company upon cessation of service to the Company as of October 1, 2014 and            shares issuable upon conversion of principal and accrued and unpaid interest on convertible promissory notes as of October 1, 2014.

(2)
Includes            restricted shares of common stock subject to repurchase by the Company upon cessation of service to the Company as of October 1, 2014.

(3)
Includes             shares of common stock issuable upon the exercise of an option within 60 days of September 8, 2014.

(4)
Includes             shares of common stock issuable upon the exercise of an option within 60 days of October 1, 2014.

(5)
Includes            restricted shares of common stock subject to repurchase by the Company upon cessation of service to the Company as of October 1, 2014,            shares issuable upon conversion of principal and accrued and unpaid interest on convertible promissory notes as of October 1, 2014 and                 shares of common stock issuable upon the exercise of stock options within 60 days of October 1, 2014.

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of our capital stock and the material provisions of our Amended and Restated Certificate of Incorporation, or Charter, and Amended and Restated Bylaws, or Bylaws. Because the following is only a summary, it does not purport to be complete or contain all of the information that may be important to you. For a complete description, you should refer to our Charter and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Capital Stock

        Upon consummation of this offering, our authorized capital stock will consist of            shares,             of which will be designated as common stock with a par value of $0.0001 per share and            of which will be designated as preferred stock with a par value of $0.0001 per share. As of            , 2014, there were            shares of common stock outstanding, held by 24 stockholders of record, and no shares of preferred stock outstanding. This amount assumes the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into            shares of our common stock, assuming an initial public offering price of $            per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and assuming the conversion occurs simultaneously with the closing of this offering.

Common Stock

  Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of our common stock do not have the right to cumulate their votes in elections of the directors. In addition, the affirmative vote of the holders of at least 75% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Charter, such as the provisions relating to the classified board and director liability, amending our Bylaws, removing directors without cause or changing the Court of Chancery of the State of Delaware from being the sole and exclusive forum for certain actions brought by our stockholders against us or our directors, officers or employees.

  Dividends

        Subject to the preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available for that purpose.

  Liquidation

        In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

  No Preemptive or Similar Rights

        Holders of our common stock have no preemptive, conversion or other similar rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

  Fully Paid and Nonassessable

        All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

  Change in Control

        Please see "—Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws" below for a discussion of provisions in our Charter and Bylaws that may have the effect of delaying, deferring or preventing a change in control of us.

  Board Classification

        Effective upon the closing of this offering, our directors will be divided among the three classes as follows:

  •
  the Class I will consist of    directors, and their terms will expire at our first annual meeting of stockholders following this offering;

  •
  the Class II directors will consist of      directors, and their terms will expire at our second annual meeting of stockholders following this offering; and

  •
  the Class III directors will consist of      directors, and their terms will expire at our third annual meeting of stockholders following this offering.

Preferred Stock

        Under our Charter, our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations and restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding.

        Our board of directors may authorize the issuance of preferred stock with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

  Delaware Anti-Takeover Law

        Upon the consummation of this offering, we will be subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

  •
  at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a "business combination" to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any person that is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation;

  •
  an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

  •
  the affiliates and associates of the above.

        Under specific circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

        Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

  Certificate of Incorporation and Bylaws

        Provisions of our Charter and Bylaws that will be in effect upon the consummation of this offering may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Charter and Bylaws will:

  •
  permit our board of directors to issue up to            shares of preferred stock, with any rights, preferences and privileges as it may designate;

  •
  provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also meet specific requirements as to the form and content of a stockholder's notice;

  •
  divide our board of directors into three classes with staggered three-year terms;

  •
  provide that a director may be removed only for cause;

  •
  provide that the authorized number of directors may be changed only by the resolution of our board of directors;

  •
  provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons requested by a majority of the board of directors to call such meetings;

  •
  provide that the Court of Chancery of the State of Delaware is the exclusive forum in which we and our directors, officers or employees may be sued by our stockholders; and

  •
  provide that our Charter and Bylaws can be amended to remove or revise the anti-takeover measures discussed above only upon consent of the holders of 75% of the voting power of the outstanding capital stock.

Listing on the NASDAQ Global Market

        We have applied to list our common stock on the NASDAQ Global Market under the symbol "SXB."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, NY 11219.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

        After consummation of this offering,        shares of common stock will be outstanding, assuming no exercise of the underwriter's option to purchase additional shares of common stock and the automatic conversion of all outstanding convertible promissory notes, including accrued interest thereon, into        shares of our common stock, assuming an initial public offering price of $        per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and assuming the conversion occurs simultaneously with the closing of this offering. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining        shares of common stock outstanding after this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities will be subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144, promulgated under the Securities Act, which is summarized below. We expect that substantially all of these shares will be subject to the 180-day lock-up period under the lock-up agreements also described below.

Rule 144

        In general, pursuant to Rule 144 under the Securities Act as in effect on the date of this prospectus, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at any time during the three months preceding a sale, and who has held their shares for at least six months, as measured by Rule 144, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours at any time during the three months preceding a sale, and who has held their shares for at least one year, as measured by Rule 144, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon consummation of this offering without regard to whether current public information about us is available.

        Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

  •
  1.0% of the number of shares of our common stock then outstanding; and

  •
  the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice to the SEC and the availability of current public information about us. Rule 144 also requires that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

        Notwithstanding the availability of Rule 144, holders of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

        In connection with this offering, we, our officers and directors and holders of all of our outstanding capital stock and convertible promissory notes convertible into shares of our common stock have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus, except with the prior written consent of MLV & Co. LLC, or MLV.

        Following the lock-up periods set forth in the agreements described above, and assuming that MLV does not release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Equity Incentive Plan

        We intend to file one or more registration statements on Form S-8 under the Securities Act as soon as practicable upon the effectiveness of the registration statement of which this prospectus forms a part to register the shares of our common stock that are issuable pursuant to our 2014 Equity Incentive Plan. The registration statements are expected to be filed and become effective as soon as practicable after the consummation of this offering. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

 MATERIAL U.S. TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a general discussion of material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any political subdivision of the U.S.;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

        An individual may be treated as a resident instead of a nonresident of the U.S. in any calendar year for U.S. federal income tax purposes if the individual was present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

        This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

        We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  financial institutions;

  •
  brokers or dealers in securities;

  •
  regulated investment companies;

  •
  pension plans;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

  •
  certain U.S. expatriates.

        In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities that are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

        Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

        If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's capital and will first reduce the basis in our common stock, but not below zero, and then will be treated as a gain from the sale of stock, which will be subject to tax as described under the heading "—Gain on Disposition of Common Stock."

        Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder's country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we may elect not to withhold U.S. federal income tax from such distribution as permitted by U.S. Treasury Regulations. Any such distribution made after July 30, 2014 will also be subject to the discussion below under the heading "—Withholding and Information Reporting Requirements—FATCA."

        Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the U.S., and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the U.S., are generally exempt from the 30.0% withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8 ECI (or successor form). However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder's country of residence.

        A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the U.S. and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S., and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30.0%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

  •
  the non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30.0% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

  •
  we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation" unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5.0% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50.0% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

        Gross proceeds from a sale or other disposition of our common stock made after December 31, 2016 will also be subject to the discussion below under the heading "—Withholding and Information Reporting Requirements—FATCA."

Information Reporting and Backup Withholding

        The gross amount of the distributions on our common stock paid to each non-U.S. holder and the tax withheld, if any, with respect to such distributions must be reported annually to the IRS. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28.0%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading "Dividends," will generally be exempt from backup withholding.

        Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Withholding and Information Reporting Requirements—FATCA

        The Foreign Account Tax Compliance Act ("FATCA") generally will impose a U.S. federal withholding tax on certain types of payments made to "foreign financial institutions" (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. FATCA potentially imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of our common stock if they are paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under FATCA, withholding on dividends of our stock, will be required for payments made on or after July 1, 2014, and withholding on payments of gross proceeds from the sale or disposition of our stock will be required for payments made on or after January 1, 2017. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors should consult their tax advisors regarding the impact of this legislation on their investment in our common stock.

Federal Estate Tax

        Common stock owned or treated as owned by an individual (including by reason of holding interests in certain entities) who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

        The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

        MLV & Co. LLC, or MLV is acting as the sole underwriter with respect to this offering. Subject to the terms and conditions set forth in the purchase agreement between us and MLV, we have agreed to sell to MLV, and MLV has agreed to purchase from us, all of the shares of common stock offered by us in this offering.

Commissions and Discounts

        MLV proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concessions or any other term of this offering may be changed by MLV.

        We have granted MLV an option, exercisable for 30 days after the date of this prospectus, to purchase up to            additional shares at the public offering price listed on the cover page of this prospectus, less the underwriting discounts and commissions. MLV may exercise this option solely to cover any over-allotments made in connection with this offering. If any additional shares of common stock are purchased, MLV will offer the additional shares on the same terms as those on which the other shares of common stock are being offered under this prospectus.

        The underwriting fee is equal to the public offering price per share less the amount paid by MLV to us per share. The following table shows the public offering price, underwriting discount to be paid to MLV and proceeds before expenses to us. The table presents such information assuming both no exercise and full exercise of the overallotment option.

Total
	Per Share	Without Option	With Option
Public Offering Price	$	$	$
Underwriting discount and commissions	$	$	$
Proceeds to us, before expenses	$	$	$

        We expect our estimated offering expenses, exclusive of the underwriting discount and commissions, to be approximately $              , which includes legal, accounting, printing costs and various other fees associated with the registration and listing of our common stock. We have also agreed to reimburse MLV for certain of its expenses in an amount up to $250,000, as specified in the purchase agreement.

        We have agreed to indemnify MLV against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus, the registration statement of which this prospectus is a part, certain free writing prospectuses that may be used in this offering and in any marketing materials used in connection with this offering, and to contribute to payments MLV may be required to make in respect of such liabilities.

        MLV is offering the shares when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, including the validity of the shares and other conditions contained in the purchase agreement, such as the receipt by MLV of officers' certificates and legal opinions. MLV reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        MLV does not expect to sell more than 5% of the shares in the aggregate to accounts over which it exercises discretionary authority.

Lock-Up Agreements

        We, our officers and directors, and all holders of outstanding shares of our common stock and convertible promissory notes convertible into shares of our common stock have entered into lock-up agreements with MLV, pursuant to which we, our officers and directors and such holders have agreed not to sell or transfer any shares of common stock or securities convertible into, exercisable or exchangeable for, or that represent the right to receive, shares of common stock for 180 days after the date of this prospectus, or the Lock-Up Period, without first obtaining the written consent of MLV. Specifically, we, our officers and directors and all of such holders have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any shares;

  •
  sell any option or contract to purchase any shares;

  •
  purchase any option or contract to sell any shares;

  •
  grant any option, right or warrant to purchase any shares;

  •
  make any short sale or otherwise transfer or dispose of any shares or transfer any shares;

  •
  request or demand that we file a registration statement related to the shares;

  •
  enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

  •
  publicly disclose the intention to do any of the foregoing.

        The lock-up agreements apply to all equity interests now owned, acquired prior to the expiration of the Lock-Up Period or for which the persons executing such agreements acquires the power of disposition prior to the expiration of the Lock-Up Period.

Listing and Determination of Offering Price

        We have applied to list our common stock on The NASDAQ Global Market, or NASDAQ, under the symbol "SXB." In order to meet the requirements for listing on NASDAQ, MLV has undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by the NASDAQ Listing Rules.

        Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and MLV. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies in the U.S. that the underwriter believes to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, its past and present operations and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        Even once listed on NASDAQ, an active trading market for our common stock may not develop. It is also possible that the shares will not trade on NASDAQ at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares is completed, SEC rules may limit MLV from bidding for and purchasing shares of our common stock. However, MLV may engage in transactions intended to stabilize the price of the shares, such as bids or purchases to peg, fix or maintain the initial public offering price.

        In connection with this offering, MLV may purchase and sell our shares in the open market. Such transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by MLV of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than MLV's over-allotment option described above. MLV may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, MLV will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. MLV must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if MLV is concerned that there may be downward pressure on the price of our shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares made by MLV in the open market prior to the completion of this offering.

        Similar to other purchase transactions, MLV's purchases to cover short sales may have the effect of raising or maintaining the market price of our shares or preventing or impeding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. MLV may conduct these transactions on NASDAQ, in the over-the-counter markets or otherwise.

        Neither we nor MLV make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares. In addition, neither we nor MLV make any representation that MLV will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with this offering, MLV or securities dealers may distribute prospectuses by electronic means, such as email.

Other Relationships

        MLV is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. MLV and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. It has received, or may in the future receive, customary fees and commissions for such transactions.

        In the ordinary course of its business activities, MLV and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. MLV and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus, as well as certain legal matters relating to us, will be passed upon for us by Duane Morris LLP, Miami, Florida. Certain legal matters relating to this offering will be passed upon for the underwriter by K&L Gates LLP, Irvine, California.

EXPERTS

        The financial statements of S1 Biopharma, Inc. as of December 31, 2012 and 2013 and for the years then ended have been included in this prospectus herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2013 financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations since inception and has an accumulated deficit at December 31, 2013 of $3.4 million which raises substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of such statements is qualified in all respects by this reference.

        You can read our SEC filings, including the registration statement, over the Internet on the SEC's website at www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You also may obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You also may request a copy of these filings, at no cost, by writing us at S1 Biopharma, Inc., 7 World Trade Center, 250 Greenwich Street, 46th Floor, New York City, New York 10007 or by calling us at (201) 839-0941.

        Upon the effectiveness of the registration statement of which this prospectus is a part, we will be subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.s1biopharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website is not part of this prospectus.

S1 BIOPHARMA, INC.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
S1 Biopharma, Inc.:

        We have audited the accompanying balance sheets of S1 Biopharma, Inc. (the Company) as of December 31, 2012 and 2013, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of S1 Biopharma, Inc. as of December 31, 2012 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations since inception and has an accumulated deficit at December 31, 2013 of $3.4 million which raises substantial doubt about its ability to continue as going concern. Management's plan in regards to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 25, 2014

S1 BIOPHARMA, INC.

Balance Sheets

	December 31,
	2012	2013
Assets
Current assets:
Cash	$98,639	$155
Prepaid expenses and other current assets	48,470	47,633

Total current assets	147,109	47,788
Property and equipment, net	2,700	4,659

Total assets	$149,809	$52,447

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$2,731	$21,194
Accrued expenses	933,068	1,457,684
Loans from officers	31,968	30,151

Total current liabilities	967,767	1,509,029
Convertible notes payable	176,250	590,207
Derivative liability	25,000	103,125

Total liabilities	1,169,017	2,202,361

Commitments (note 8)
Stockholders' deficit:
Preferred Stock, $0.0001 par value; 100,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 900,000 shares authorized, 95,500 shares issued and outstanding at December 31, 2012, 96,000 shares issued and outstanding at December 31, 2013	10	10
Additional paid-in capital	388,289	1,210,574
Accumulated deficit	(1,407,507)	(3,360,498)

Total stockholders' deficit	(1,019,208)	(2,149,914)

Total liabilities and stockholders' deficit	$149,809	$52,447

See accompanying notes to financial statements.

S1 BIOPHARMA, INC.

Statements of Operations

	Year ended December 31,
	2012	2013
Operating expenses:
Research and development	$366,835		$974,748
General and administrative	431,111		868,988

Total operating expenses	797,946		1,843,736

Loss from operations	(797,946)		(1,843,736)
Interest expense, net	(2,587)		(109,255)

Net loss	$(800,533)		$(1,952,991)

Per-share information:
Net loss per share basic and diluted	$(14.17)		$(30.69)

Basic and diluted weighted average shares outstanding	56,485		63,643

Pro forma net loss (unaudited)			$(1,843,719)

Pro forma net loss per share basic and diluted (unaudited)		$

Pro forma basic and diluted weighted average shares outstanding (unaudited)

See accompanying notes to financial statements.

S1 BIOPHARMA, INC.

Statements of Stockholders' Deficit

Years ended December 31, 2012 and 2013

	Common stock
			Additional paid-in capital	Accumulated deficit	Total stockholders' deficit
	Shares	Amount
Balance, January 1, 2012	55,000	$6	$35,994	$(606,974)	$(570,974)
Stock-based compensation expense	40,500	4	344,295	—	344,299
Settlement of subscription receivable to purchase common stock	—	—	8,000	—	8,000
Net loss	—	—	—	(800,533)	(800,533)

Balance, December 31, 2012	95,500	10	388,289	(1,407,507)	(1,019,208)
Stock-based compensation expense	500	—	624,360	—	624,360
Beneficial conversion feature related to convertible notes	—	—	197,925	—	197,925
Net loss	—	—	—	(1,952,991)	(1,952,991)

Balance, December 31, 2013	96,000	$10	$1,210,574	$(3,360,498)	$(2,149,914)

See accompanying notes to financial statements.

S1 BIOPHARMA, INC.

Statements of Cash Flows

	Year ended December 31,
	2012	2013
Cash flows from operating activities:
Net loss	$(800,533)	$(1,952,991)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	2,330
Stock-based compensation expense	344,299	624,360
Operating expenses paid by officers	39,968	—
Noncash interest on convertible notes payable	2,587	74,897
Change in derivative liability	—	34,375
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(48,470)	837
Accounts payable	2,731	18,463
Accrued expenses	360,757	478,951

Net cash used in operating activities	(98,661)	(718,778)

Cash flows from investing activities:
Purchases of property and equipment	(2,700)	(4,289)

Net cash used in investing activities	(2,700)	(4,289)

Cash flows from financing activities:
Proceeds from convertible notes payable	200,000	626,400
Repayment of loan from officer	—	(1,817)

Net cash provided by financing activities	200,000	624,583

Net increase (decrease) in cash and cash equivalents	98,639	(98,484)
Cash—beginning of year	—	98,639

Cash—end of year	$98,639	$155

See accompanying notes to financial statements.

S1 BIOPHARMA, INC.

Notes to Financial Statements

December 31, 2012 and 2013

(1) Nature of Business and Liquidity

        S1 Biopharma, Inc. (the Company) is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel, first-in-class therapies for sexual dysfunction. The Company's lead product candidate is Lorexys™, a first-in-class, proprietary fixed-dose combination therapy entering Phase 2b clinical trials for the treatment of female hypoactive sexual desire disorder, or HSDD. HSDD is characterized by a lack or absence of sexual fantasies and desire for sexual activity, causing marked distress or interpersonal difficulties. The Company's second product candidate, Orexa™, is in development for the treatment of male HSDD. The Company's pipeline also includes two pre-clinical candidates. S1B-307, the Company's most advanced pre-clinical product candidate, is a peptide initially for the treatment of female sexual arousal disorder and female orgasmic disorder. S1B-3006, the Company's second pre-clinical product candidate, is a proprietary second-generation agent combining active compounds present in Lorexys™ and S1B-307 for treatment-resistant sexual dysfunction conditions. The Company was incorporated in Delaware in 2010 and its operations to date have been directed primarily toward developing business strategies, research and development activities and conducting clinical trials of their product candidates.

        The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of $3.4 million as of December 31, 2013. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant revenues from its product candidates currently in development. The Company's primary source of liquidity to date has been the issuance of convertible promissory notes. During the first quarter of 2014, the Company received $1.0 million from the issuance of convertible promissory notes. Additionally, in July 2014 the Company entered into a loan subscription agreement for the issuance of a convertible promissory note for $600,000. The Company is involved in active financing negotiations; however, if a financing event does not occur, the Company will exhaust its cash in October 2014. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its product candidates. There is no assurance that such financing will be available when needed or on acceptable terms. These factors raise substantial doubt about the Company's ability to continue as a going concern.

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

        Management is currently evaluating different strategies to obtain the required funding of future operations. These strategies may include, but are not limited to: additional funding from current or new investors, borrowings of debt, and/or an initial public offering (IPO) of the Company's common stock. There can be no assurance that these future funding efforts will be successful.

        The Company is subject to those risks associated with any specialty pharmaceutical company that has substantial expenditures for research and development. There can be no assurance that the Company's research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change, and is largely dependent on the services of its employees and consultants.

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(2) Summary of Significant Accounting Policies

(a)   Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles, (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

(b)   Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including accounts payable and accrued expenses approximate fair value given their short-term nature. The carrying amount of the convertible promissory notes payable approximate fair value because the interest rates on these instruments are reflective of rates that the Company could obtain on unaffiliated third party debt with similar terms and conditions. The carrying value of the derivative liability is the estimated fair value of the liability as more fully described below.

(c)   Property and Equipment

        Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives. The Company estimates a life of three years for computer equipment. When property and equipment are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operating expenses. Repairs and maintenance costs are expensed as incurred.

(d)   Impairment of Long-Lived Assets

        The Company assesses the recoverability of its long-lived assets, which include property and equipment whenever significant events or changes in circumstances indicate impairment may have occurred. If indicators of impairment exist, projected future undiscounted cash flows associated with the asset are compared to its carrying amount to determine whether the asset's value is recoverable. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results. For the years ended December 31, 2012 and 2013, the Company determined that there was no impairment of its long-lived assets.

(e)   Research and Development

        Research and development costs are expensed as incurred and are primarily comprised of external research and development expenses incurred under arrangements with third parties, such as contract research organizations (CROs), contract manufacturing organizations (CMOs), consultants and employee related expenses including salaries and benefits.

(f)    Stock-Based Compensation

        The Company accounts for stock-based compensation to employees using the grant-date fair value method. The Company recognizes compensation expense for restricted stock awards issued to employees on a straight-line basis over the requisite service period of the award. For performance

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(2) Summary of Significant Accounting Policies (Continued)

based awards, the Company recognizes compensation expense in the period in which the performance target is achieved or becomes probable of achievement. Nonemployee stock-based awards are revalued until an award vests and the Company recognizes compensation expense on a straight-line basis over the vesting period of the awards.

(g)   Income and Other Corporate Taxes

        The Company is a S Corporation for federal and state income tax purposes. Accordingly, the taxable income of the Company is taxed to the individual stockholders rather than at the corporate level. Therefore, there is no provision for income taxes. These other corporate taxes are reflected in general and administrative expenses in the accompanying statements of operations.

        The Company is required to evaluate uncertain tax positions taken or expected to be taken in the course of preparing the Company's financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Tax positions with respect to tax at the Company level deemed not to meet the "more-likely than-not" threshold would be recorded as a tax expense in the current year. The Company has concluded that no provision for uncertain tax positions is required in the Company's financial statements.

(h)   Net Loss Per Share

        Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible notes payable and unvested restricted stock, which would result in the issuance or vesting of incremental shares of common stock. In computing the basic and diluted net loss per share, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation.

        The following potentially dilutive securities outstanding at December 31, 2012 and 2013 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	December 31,
	2012	2013
Unvested restricted stock	38,300	30,075
Convertible notes

	38,300	30,075

        Amounts in the table above reflect the common stock equivalents of the noted instruments.

        The unaudited pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding after giving effect to the conversion of all convertible promissory notes, into an aggregate of              shares of common stock, assuming an initial public offering price of $            per share (the midpoint of the estimated offering price range set forth on the cover page of

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(2) Summary of Significant Accounting Policies (Continued)

this prospectus), as if they had occurred at the beginning of the period, or the date of original issuance, if later.

        The following table summarizes the calculation of unaudited pro forma basic and diluted net loss per share for the year ended December 31, 2013:

Numerator:
Net loss		$(1,952,991)
Interest expense on convertible promissory notes		109,272

Pro forma net loss		$(1,843,719)

Denominator:
Weighted average common shares outstanding		63,643
Conversion of convertible promissory notes

Shares used in computing unaudited pro forma weighted average basic and diluted common shares outstanding

Unaudited pro forma basic and diluted net loss per share	$

(i)    Comprehensive Loss

        Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive loss was equal to net loss for all periods presented.

(j)    Segment Information

        Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views their operations and manages their business in one segment.

(k)   Recent Accounting Pronouncements

        In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-10, Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which eliminates all incremental financial reporting requirements for development stage entities by removing Accounting Standards Codification (ASC) Topic 915, Development Stage Entities, from the FASB Accounting Standards Codification. ASC Topic 915 is removed effective for annual periods beginning after December 15, 2014 and early adoption is permitted. The Company adopted the ASU effective with the issuance of the December 31, 2013 financial statements.

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(3) Fair Value Measurements

        The Company utilizes a valuation hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques related to its financial asset and financial liabilities. The three levels of inputs used to measure fair value are described as follows:

  Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

  Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

  Level 3—Unobservable inputs that supported by little or no market activity.

        The Company considers its convertible promissory notes embedded derivative liability as a Level 3 financial instrument. The valuation of the liability requires inputs that reflect the Company's own assumptions that are significant to the fair value measurement and unobservable. The Company calculated the value of the conversion discount and applied a probability assessment to the value to determine the fair value of the derivative liability.

        In accordance with the fair value hierarchy described above, the following table sets forth the Company's derivativeliability measured at fair value on a recurring basis:

		Fair value measurement as of December 31, 2012
	Carrying value as of December 31, 2012
		Level 1	Level 2	Level 3
Derivative liability	$25,000	—	—	25,000

		Fair value measurement as of December 31, 2013
	Carrying value as of December 31, 2013
		Level 1	Level 2	Level 3
Derivative liability	$103,125	—	—	103,125

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(3) Fair Value Measurements (Continued)

        The reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

Balance at Januay 1, 2012	$—
Additions	25,000
Re-measurement	—
Settlements	—

Balance at December 31, 2012	25,000
Additions	43,750
Re-measurement	34,375
Settlements	—

Balance at December 31, 2013	$103,125

(4) Property and Equipment

        Property and equipment consisted of computer equipment that had a net book value of $2,700 and $4,659 as of December 31, 2012 and 2013, respectively. Depreciation expense was zero and $2,330 for the years ended December 31, 2012 and 2013, respectively.

(5) Accrued Expenses

        Accrued expenses consisted of the following:

	December 31,
	2012	2013
Accrued compensation	$931,731	$1,300,893
Accrued interest	1,337	47,002
Clinical trials and drug development	—	48,242
Professional fees	—	41,681
Other	—	19,866

	$933,068	$1,457,684

(6) Debt

(a)   Convertible Notes Payable

        During 2012 and 2013, the Company received $200,000 and $626,400, respectively, in proceeds from the issuance of convertible promissory notes (Convertible Notes) to several investors and officers of the Company. The Convertible Notes accrue interest at a rate of 8% per year and are payable on demand on various dates after October 26, 2017. In the event of a change of control, as defined, the Convertible Notes and accrued interest are repayable, at the option of the holder, in an amount equal to the outstanding principal and unpaid accrued interest multiplied by two.

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(6) Debt (Continued)

        The Convertible Notes and accrued interest automatically convert into shares of capital stock issued in connection with the Company's qualified next equity financing, as defined, at the lower of 80% of the price per share paid by the investors in such financing or $240 per share, subject to adjustment in the event of stock dividends, stock splits, recapitalizations, or similar events. The Convertible Notes and accrued interest automatically convert into shares of Series A Preferred Stock at $240 per share if no qualified next equity financing occurs by the maturity date of the Convertible Notes and the notes are not paid in full. Additionally, if the Company elects to repay the Convertible Notes on or before maturity, the holders have the option to convert into shares of Series A Preferred Stock at $240 per share.

        In accordance with accounting guidance on certain convertible instruments, the Company determined that certain of the Convertible Notes contained a beneficial conversion feature (BCF). The BCF existed at the date of issuance of the respective Convertible Notes as the minimum conversion price of $240 per share represents a discount to the estimated fair value of common stock at the respective issuance dates. Accordingly, the Company recorded a BCF related to the Convertible Notes in the aggregate of $197,925 during 2013, which was recorded as a debt discount and is being amortized over the term of the Convertible Notes. Additionally, the Company determined that the Convertible Notes that did not contain a BCF contain an embedded derivative (i.e. put feature) related to the discount on conversion upon a qualified next equity financing. An initial derivative liability of $25,000 and $43,750 was recorded in 2012 and 2013, respectively, and will be re-measured at each reporting period and changes in the fair value will be recognized in the statement of operations as interest expense.

        The Company recorded interest expense of $1,250 and $29,232 during 2012 and 2013, respectively, related to the amortization of the debt discounts. Interest expense of $1,337 and $45,665 was recorded during 2012 and 2013, respectively, on the Convertible Notes. The Convertible Notes outstanding principal and accrued interest balance at December 31, 2012 and 2013 was $201,337 and $873,402, respectively. As of December 31, 2013, future maturities of the Convertible Notes are $200,000 in 2017 and $626,400 in 2018.

(b)   Loans from Officers

        During 2012, officers of the Company paid an aggregate of $39,968 of the Company's operating expenses which have been recorded as non-interest bearing loans. The Company settled an outstanding subscription receivable with an officer for $8,000 in 2012 and reduced the loan from officers by $8,000. The shares related to the subscription that were issued in 2010. During 2013, the Company repaid $1,817 of the loan balance. As of December 31, 2012 and 2013, the loans from officers balance was $31,968 and $30,151, respectively.

(7) Stockholders' Deficit

(a)   Preferred Stock

        The Company is authorized to issue 100,000 shares of preferred stock, with a par value of $0.0001 per share for each class of stock, of which none is issued.

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(7) Stockholders' Deficit (Continued)

        The preferred stock may be issued in one or more series at such time or times for such consideration or considerations as the Company's board of directors may determine. Each series of preferred stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

(b)   Common Stock

Authorized, Issued and Outstanding

        The Company is authorized to issue 900,000 shares of common stock, with a par value of $0.0001, of which 95,500 shares were issued and outstanding at December 31, 2012, and 96,000 shares were issued and outstanding at December 31, 2013.

Voting

        Each holder of the Company's common stock is entitled to one vote for each share thereof held by such holder at all meetings of stockholders (and written action in lieu of meetings). The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of majority of the combined number of the Company's issued and outstanding common stock and preferred stock that votes together with the common stock generally.

Dividends

        Dividends may be declared and paid on the common stock from funds lawfully available therefore as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding shares of preferred stock and any other classes or series of the Company's capital stock that may hereafter be authorized and issued having preferred dividend rights senior to or pari passu with the rights of holders of common stock.

Liquidation

        In the event of the liquidation, dissolution, or winding-up of the Company, holders of common stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to the rights and preferences of any then outstanding shares of preferred stock and any other classes or series of the Company's capital stock that are issued and outstanding having rights upon the occurrence of the liquidation, dissolution, or winding-up of the Company senior to or pari passu with the rights of the holders of common stock.

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(7) Stockholders' Deficit (Continued)

(c)   Restricted Stock

        In April 2012, the Company issued 40,000 restricted shares of common stock to employees. In June 2012 and June 2013, non-employees were issued 500 restricted shares of common stock. The following table summarizes the Company's unvested restricted shares as of December 31, 2013:

Number of shares
Non-vested restricted shares at January 1, 2012	—
Granted	40,500
Vested	2,200

Non-vested restricted shares at December 31, 2012	38,300
Granted	500
Vested	8,725

Non-vested restricted shares at December 31, 2013	30,075

        The restricted shares issued to employees vest as follows: forty percent on a time-based vesting schedule over a three year period and sixty percent based upon achievement of defined Company and individual performance goals. The grant-date fair value per share was $56.77 in 2012. Restricted share awards granted to nonemployees vest over four years from the date of grant.

        The Company recognized stock-based compensation expense of $344,299 and $624,360 related to vesting of restricted share awards during the years ended December 31, 2012 and 2013, respectively. Unrecognized stock-based compensation expense related to time-based restricted stock awards to employees was $713,462 as of December 31, 2013. This amount is expected to be expensed over a weighted average period of 1.41 years. As of December 31, 2013, there was $1,135,400 of unrecognized compensation expense related to unvested restricted stock awards that will vest upon the achievement of certain defined milestones.

(8) Commitments

(a)   Employment Agreements

        The Company has employment agreements with certain employees, which require payments upon the occurrence of certain events, such as a change in control or termination without cause.

(b)   Lease Agreements

        The Company has executed two short-term lease agreements that require payments of $56,805 and $2,774 in 2014 and 2015, respectively.

(9) Subsequent Events

        During the three months ended March 31, 2014, the Company received $1,050,000 in proceeds from the issuance of Convertible Notes to several investors. The Convertible Notes accrue interest at a rate of 8% per year and are payable on demand on various dates after January 7, 2019. Additionally, in

S1 BIOPHARMA, INC.

Notes to Financial Statements (Continued)

December 31, 2012 and 2013

(9) Subsequent Events (Continued)

July 2014 the Company entered into a loan subscription agreement for the issuance of a convertible promissory note for $600,000. The cash proceeds are scheduled to be received in July 2014.

        In March and July 2014, the Company repaid the loans from officers of $22,511 and $7,640, respectively.

        The Company has evaluated subsequent events from the balance sheet date through the date of the filing, the date at which the financial statements were available to be issued, and determined there are no other items requiring disclosure.

S1 BIOPHARMA, INC.

Balance Sheets

(Unaudited)

	December 31, 2013	June 30, 2014	Pro Forma June 30, 2014
			(see note 1)
Assets
Current assets:
Cash	$155	$30,906	$830,906
Deferred offering costs	—	535,714	535,714
Prepaid expenses and other current assets	47,633	12,000	12,000

Total current assets	47,788	578,620	1,378,620
Property and equipment, net	4,659	19,397	19,397
Other assets	—	16,157	16,157

Total assets	$52,447	$614,174	$1,414,174

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$21,194	$184,116	$184,116
Accrued expenses	1,457,684	1,681,160	1,573,012
Loans from officers	30,151	7,640	7,640

Total current liabilities	1,509,029	1,872,916	1,764,768
Convertible notes payable	590,207	721,874	—
Derivative liability	103,125	123,750	—

Total liabilities	2,202,361	2,718,540	1,764,768

Stockholders' deficit:
Preferred stock, $0.0001 par value; 100,000 shares authorized, none issued	—	—	—
Common stock, $0.0001 par value; 900,000 shares authorized, 96,000 issued and outstanding at December 31, 2013 and June 30, 2014, and issued and outstanding at June 30, 2014 pro forma	10	10	10
Additional paid-in capital	1,210,574	3,026,750	4,780,522
Accumulated deficit	(3,360,498)	(5,131,126)	(5,131,126)

Total stockholders' deficit	(2,149,914)	(2,104,366)	(350,594)

Total liabilities and stockholders' deficit	$52,447	$614,174	$1,414,174

See accompanying notes to unaudited financial statements.

S1 BIOPHARMA, INC.

Statements of Operations

(Unaudited)

	Six months ended June 30,
	2013	2014
Operating expenses:
Research and development	$512,131		$754,363
General and administrative	379,711		801,703

Total operating expenses	891,842		1,556,066

Loss from operations	(891,842)		(1,556,066)
Interest expense, net	(24,190)		(214,562)

Net loss	$(916,032)		$(1,770,628)

Per share information:
Net loss per share basic and diluted	$(14.94)		$(24.52)

Basic and diluted weighted average shares outstanding	61,323		72,203

Pro forma net loss (unaudited)			$(1,556,532)

Pro forma net loss per share basic and diluted (unaudited)		$

Pro forma basic and diluted weighted average shares outstanding (unaudited)

See accompanying notes to unaudited financial statements.

S1 BIOPHARMA, INC.

Statement of Stockholders' Deficit

Six months ended June 30, 2014

(Unaudited)

	Common stock
			Additional paid-in capital	Accumulated deficit	Total stockholders' deficit
	Shares	Amount
Balance, January 1, 2014	96,000	$10	$1,210,574	$(3,360,498)	$(2,149,914)
Stock-based compensation expense	—	—	766,176	—	766,176
Beneficial conversion feature related to convertible notes	—	—	1,050,000	—	1,050,000
Net loss	—	—	—	(1,770,628)	(1,770,628)

Balance, June 30, 2014	96,000	$10	$3,026,750	$(5,131,126)	$(2,104,366)

See accompanying notes to unaudited financial statements.

S1 BIOPHARMA, INC.

Statements of Cash Flows

Six months ended June 30, 2013 and 2014

(Unaudited)

	Six months ended June 30,
	2013	2014
Cash flows from operating activities:
Net loss	$(916,032)	$(1,770,628)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,073	2,170
Stock-based compensation expense	385,202	766,176
Noncash interest on convertible notes payable	24,190	193,471
Change in derivative liability	—	20,625
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(40,728)	19,476
Accounts payable	4,036	72,654
Accrued expenses	205,729	(141,553)

Net cash used in operating activities	(336,530)	(837,609)

Cash flows from investing activities:
Purchases of property and equipment	(4,289)	(16,908)

Net cash used in investing activities	(4,289)	(16,908)

Cash flows from financing activities:
Proceeds from convertible notes payable	350,000	1,050,000
Offering costs	—	(142,221)
Repayment of loan from officer	—	(22,511)

Net cash provided by financing activities	350,000	885,268

Net increase in cash and cash equivalents	9,181	30,751
Cash—beginning of period	98,639	155

Cash—end of period	$107,820	$30,906

See accompanying notes to unaudited financial statements.

S1 BIOPHARMA, INC.

Notes to Unaudited Interim Financial Statements

(1) Summary of Significant Accounting Policies

(a)   Basis of Presentation

        The accompanying unaudited interim financial statements of S1 Biopharma, Inc. (the Company) have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information. In the opinion of management, the accompanying financial statements of the Company, include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly the Company's financial position as of June 30, 2014 and its results of operations and cash flows for the six months ended June 30, 2013 and 2014. Operating results for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The interim financial statements, presented herein, do not contain the required disclosures under U.S. GAAP for annual financial statements. The accompanying unaudited interim financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2013.

(b)   Liquidity

        The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of $3.4 million as of December 31, 2013. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant revenues from its product candidates currently in development. The Company's primary source of liquidity has been the issuance of Convertible Notes. During the first quarter of 2014, the Company received $1.0 million from the issuance of convertible promissory notes. Additionally, during the third quarter of 2014, the Company received $800,000 from the issuance of convertible promissory notes. The Company is involved in active financing negotiations; however, if a financing event does not occur, the Company will exhaust its cash in October 2014. Substantial additional financings will be needed by the Company to fund its operations and to commercially develop its product candidates. There is no assurance that such financing will be available when needed or on acceptable terms. These factors raise substantial doubt about the Company's ability to continue as a going concern.

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts or the amounts and classification of liabilities the might result from the outcome of this uncertainty.

        Management is currently evaluating different strategies to obtain the required funding of future operations. These strategies may include, but are not limited to: additional funding from current or new investors, borrowings of debt, and/or an IPO of the Company's common stock. There can be no assurance that these future funding efforts will be successful.

        The Company is subject to those risks associated with any specialty pharmaceutical company that has substantial expenditures for research and development. There can be no assurance that the Company's research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of it employees and consultants.

S1 BIOPHARMA, INC.

Notes to Unaudited Interim Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

(c)   Unaudited Pro Forma Balance Sheet Presentation

        The unaudited pro forma balance sheet as of June 30, 2014 reflects:

  •
  the issuance of $800,000 of convertible promissory notes during the third quarter of 2014.

  •
  the conversion of convertible notes payable, including accrued interest of $108,148, into             shares of common stock upon the closing of the IPO.

  •
  the elimination of the derivative liability related to the convertible notes payable.

  •
  the shares of common stock issued in the IPO and related estimated net proceeds are excluded from such pro forma information.

(d)   Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

(e)   Net Loss Per Share

        Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible notes payable and unvested restricted stock, which would result in the issuance or vesting of incremental shares of common stock. In computing the basic and diluted net loss per share, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation.

        The following potentially dilutive securities outstanding at June 30, 2013 and 2014 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	June 30,
	2013	2014
Unvested restricted stock	30,075	17,225
Convertible notes

	30,075	17,225

        Amounts in the table above reflect the common stock equivalents of the noted instruments.

        The unaudited pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding after giving effect to the conversion of all convertible notes, into an aggregate of            shares of common stock, assuming an initial public offering price of $            per share (the midpoint of the estimated offering price range set forth on the cover page of this

S1 BIOPHARMA, INC.

Notes to Unaudited Interim Financial Statements (Continued)

(1) Summary of Significant Accounting Policies (Continued)

prospectus), as if they had occurred at the beginning of the period, or the date of original issuance, if later.

        The following table summarizes the calculation of unaudited pro forma basic and diluted net loss per common share for the six months ended June 30, 2014:

Numerator:
Net loss		$(1,770,628)
Interest expense on convertible notes		214,096

Pro forma net loss		$(1,556,532)

Denominator:
Weighted average common shares outstanding		72,203
Conversion of convertible notes

Shares used in computing unaudited pro forma weighted average basic and diluted common shares outstanding

Unaudited pro forma basic and diluted net loss per share	$

(2) Fair Value Measurements

        The Company utilizes a valuation hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques related to its financial asset and financial liabilities. The three levels of inputs used to measure fair value are described as follows:

  Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

  Level 2—Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

  Level 3—Unobservable inputs that supported by little or no market activity.

        The Company considers its embedded derivative liability as a Level 3 financial instrument. The valuation of the liability requires inputs that reflect the Company's own assumptions that are significant to the fair value measurement and unobservable. The Company calculated the value of the conversion discount and applied a probability assessment to the value to determine the fair value of the derivative liability.

        In accordance with the fair value hierarchy described above, the following table sets forth the Company's derivative liability measured at fair value on a recurring basis:

		Fair value measurement as of June 30, 2014
	Carrying value as of June 30, 2014
		Level 1	Level 2	Level 3
Derivative liability	$123,750	—	—	123,750

S1 BIOPHARMA, INC.

Notes to Unaudited Interim Financial Statements (Continued)

(2) Fair Value Measurements (Continued)

		Fair value measurement as of December 31, 2013
	Carrying value as of December 31, 2013
		Level 1	Level 2	Level 3
Derivative liability	$103,125	—	—	103,125

        The reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

Balance at January 1, 2014	$103,125
Additions	—
Re-measurement	20,625
Settlements	—

Balance at June 30, 2014	$123,750

(3) Debt

(a)   Convertible Notes Payable

        During the six months ended June 30, 2014, the Company received $1,050,000 in proceeds from the issuance of convertible promissory notes (Convertible Notes) to several investors and officers of the Company. The Convertible Notes accrue interest at a rate of 8% per year and are payable on demand on various dates after January 7, 2019. In the event of a change of control, as defined, the Convertible Notes and accrued interest are repayable, at the option of the holder, in an amount equal to the outstanding principal and unpaid accrued interest multiplied by two.

        The Convertible Notes and accrued interest automatically convert into shares of capital stock issued in connection with the Company's qualified next equity financing, as defined, at the lower of 80% of the price per share paid by the investors in such financing or $240 per share, subject to adjustment in the event of stock dividends, stock splits, recapitalizations, or similar events. The Convertible Notes and accrued interest will automatically convert into shares of Series A Preferred Stock at $240 per share if no qualified next equity financing occurs by the maturity date of the Convertible Notes and the notes are not paid in full. Additionally, if the Company elects to repay the Convertible Notes on or before maturity, the holders have the option to convert into shares of Series A Preferred Stock at $240 per share.

        In accordance with accounting guidance on certain convertible instruments, the Company determined that the Convertible Notes contained a beneficial conversion feature (BCF). The BCF existed at the date of issuance of the respective Convertible Notes as the minimum conversion price of $240 per share represents a discount to the estimated fair value of common stock at the respective issuance dates. Accordingly, the Company recorded a BCF related to the Convertible Notes in the aggregate of $1,050,000 during the six months ended June 30, 2014, which was recorded as a debt discount and is being amortized over the term of the Convertible Notes. The Company recorded interest expense of $6,875 and $131,668 during the six months ended June 30, 2013 and 2014, respectively, related to the amortization of the debt discount. Interest expense of $17,315 and $61,803 was recorded during the six months ended June 30, 2013 and 2014, respectively, on the Convertible

S1 BIOPHARMA, INC.

Notes to Unaudited Interim Financial Statements (Continued)

(3) Debt (Continued)

Notes. The Convertible Notes outstanding principal and accrued interest balance at June 30, 2014 was $1,984,548.

        In July and August 2014, the Company received $800,000 in proceeds from the issuance of convertible promissory notes (Q3 2014 Convertible Notes) to various investors. The Q3 2014 Convertible Notes accrue interest at a rate of 8% per year and are payable on demand on various dates after July 24, 2019. In the event of a change of control, as defined, the Q3 2014 Convertible Notes and accrued interest are repayable, at the option of the holder, in an amount equal to the outstanding principal and unpaid accrued interest multiplied by two.

        The Q3 2014 Convertible Notes and accrued interest automatically convert into shares of capital stock issued in connection with the Company's IPO at the lower of 80% of the price per share paid by the investors participating in the IPO or $542 per share, subject to adjustment in the event of stock dividends, stock splits, recapitalizations, or similar events. In addition, the Q3 2014 Convertible Notes and accrued interest automatically convert into shares of capital stock issued in connection with the Company's qualified next equity financing, as defined, at the price per share paid by the investors in the Company's qualified next equity financing. The Q3 2014 Convertible Notes and accrued interest will automatically convert into shares of Series A Preferred Stock at $542 per share if no qualified next equity financing occurs by the maturity date of the Q3 2014 Convertible Notes and the notes are not paid in full. Additionally, if the Company elects to repay the Q3 2014 Convertible Notes on or before maturity, the holders have the option to convert into shares of Series A Preferred Stock at $542 per share.

(b)   Loans from Officers

        During the six months ended June 30, 2014, the Company repaid $22,511 of the loan balance. As of June 30, 2014, the loans from officers balance was $7,640.

(4) Restricted Stock

        The following table summarizes the status of the Company's unvested restricted shares as of June 30, 2014:

Number of shares
Non-vested restricted shares at January 1, 2014	30,075
Vested	12,850

Non-vested restricted shares at June 30, 2014	17,225

        The Company recognized stock-based compensation expense of $385,202 and $766,176 related to vesting of restricted share awards respectively, during the six months ended June 30, 2013 and 2014. Unrecognized stock-based compensation expense related to time-based restricted stock awards was $408,439 as of June 30, 2014. This amount is expected to be expensed over a weighted average period of 0.99 years. As of June 30, 2014, there was $681,240 of unrecognized compensation expense related to the unvested restricted stock awards that will vest upon the achievement of certain defined milestones.

            Shares

Common Stock

PROSPECTUS

                    , 2014

        Until and including                    , 2014 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Neither we nor the underwriter have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than the underwriting discount paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority ("FINRA") filing fee and the initial listing fee for the NASDAQ Global Market.

Amount
SEC registration fee		$4,677.50
FINRA filing fee		4,812.50
NASDAQ Global Market initial listing fee			*
Printing expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees and expenses			*
Miscellaneous expenses			*
Total	$		*

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws, each of which will become effective upon consummation of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derives an improper personal benefit;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  breach of a director's duty of loyalty to the corporation or its stockholders.

        Our certificate of incorporation which will become effective upon consummation of this offering includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

        As permitted by the Delaware General Corporation Law, we intend to enter into indemnification agreements with our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities.

        Set forth below is information regarding shares of capital stock issued and options granted by us since January 1, 2011 that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. All amounts below reflect the actual number of securities issued and are not adjusted for our      -for-1 forward split.

Issuances of Capital Stock

        (1)   On April 5, 2012, in connection with the execution of an employment agreement with our Chief Medical Officer, and in consideration for his services to us, we issued and sold an aggregate of 20,000 shares of our restricted common stock at a purchase price of $0.0001 per share, for an aggregate purchase price of $2.00.

        (2)   On April 12, 2012, in connection with the execution of an employment agreement with our Chief Financial Officer, and in consideration for his services to us, we issued and sold an aggregate of 20,000 shares of our restricted common stock at a purchase price of $0.0001 per share, for an aggregate purchase price of $2.00.

        We believe these transactions were exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to contracts relating to compensation. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients either received or had adequate access, through their employment, business or other relationships with us, to information about us.

Issuance of Convertible Promissory Notes

        (2)   From October 2012 through March 2014, we issued unsecured convertible promissory notes in the aggregate principal amount of $1,876,400 in private placements to 15 accredited or sophisticated investors.

        We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. Certain recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients either received or had adequate access, through their employment, business or other relationships with us, to information about us.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.    See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

  (b)
  Financial statement schedule.    No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this 1st day of October, 2014.

S1 BIOPHARMA, INC.
By:	/s/ NICOLAS G. SITCHON Nicolas G. Sitchon President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicolas G. Sitchon and John F. Kaufmann, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-1 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NICOLAS G. SITCHON Nicolas G. Sitchon	President and Chief Executive Officer (Principal Executive Officer) and Chairman	October 1, 2014
Jane H. Hollingsworth	Director	October , 2014
/s/ GREGG A. LAPOINTE Gregg A. Lapointe	Director	October 1, 2014
/s/ JOHN F. KAUFMANN John F. Kaufmann	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 1, 2014

INDEX TO EXHIBITS

Exhibit Number		Exhibit Description
1.1	**	Form of Underwriting Agreement.

3.1	*	Certificate of Incorporation of the Registrant, as amended.

3.2	*	Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon the closing of the offering.

3.3	*	Bylaws of the Registrant.

3.4	*	Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of the offering.

4.1	**	Specimen Certificate evidencing shares of the Registrant's common stock.

5.1	**	Opinion of Duane Morris LLP.

10.1	+*	S1 Biopharma, Inc. 2014 Equity Incentive Plan.

10.2	+*	Form of Stock Option Agreement under the 2014 Equity Incentive Plan.

10.3	+*	Form of Restricted Stock Agreement under the 2014 Equity Incentive Plan.

10.4	+*	Amended and Restated Employment Agreement dated as of June 5, 2014, but effective as of October 6, 2010 between the Registrant and Nicolas G. Sitchon.

10.5	+*	Amended and Restated Employment Agreement dated as of June 5, 2014, but effective as of April 12, 2012 between the Registrant and John F. Kaufmann.

10.6	+*	Amended and Restated Employment Agreement dated as of June 5, 2014, but effective as of April 5, 2012 between the Registrant and Robert E. Pyke.

10.7	*	Consulting Agreement dated as of March 1, 2013 between the Registrant and Molly A. Katz, M.D.

10.8	*	Consulting Agreement dated as of March 1, 2013 between the Registrant and Levine, Risen and Associates, Inc.

10.9	*	Form of Indemnification Agreement.

10.10	*	Standard Silver Suites Agreement dated May 27, 2014 between the Registrant and Silver Suites 7 WTC LLC.

10.11	*	Office Agreement dated April 29, 2014 between the Registrant and Regus Management Group, LLC.

10.12	*	Form of Advisory Board Consulting Agreement.

10.13	*	Form Director Compensation Agreement.

23.1	**	Consent of Duane Morris LLP.

23.2	*	Consent of KPMG LLP.

24.1		Powers of Attorney (included on signature page).

+
Indicates management contract or compensatory plan.

*
Filed herewith

**
To be filed by amendment.